As filed with the Securities and Exchange Commission on August 25, 2008

Registration No. 333-152328

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENESIS PHARMACEUTICALS ENTERPRISES, INC.

Florida	2834	65-1130026
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Middle Section, Longmao Street,
Area A, Laiyang Waixiangxing Industrial Park
Laiyang City, Yantai, Shandong Province, PRC 710075
+86 535 7282997

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Wubo Cao
Chief Executive Officer
Genesis Pharmaceuticals Enterprises, Inc.
Middle Section, Longmao Street,
Area A, Laiyang Waixiangxing Industrial Park
Laiyang City, Yantai, Shandong Province, PRC 710075
+86 535 7282997
(Name, address, including zip code, and telephone number,including area code, of agent for service)

Copies to:
Mitchell S. Nussbaum, Esq
Angela M. Dowd, Esq
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Tel. No.: 212-407-4159 Fax No.: 212-407-4990

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐ Accelerated Filer ☐ Non-Accelerated Filer ☐ Smaller Reporting Company ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.001 par value per share	25,000,000	(3)	$0.215	$5,375,000	$211.24

Common Stock, $.001 par value per share	16,000,000	(4)	$0.215	$3,440,000	$135.20

Common Stock, $.001 par value per share	150,000,000	(5)	$0.215	$32,250,000	$1,268.00

Common Stock, $.001 par value per share	75,000,000	(6)	$0.215	$16,125,000	$633.71

TOTAL	266,000,000		—	$57,190,000	$2,248.15

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of our common stock as shall be issued by us to the selling shareholders as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based on the average of the bid and asked prices, as reported on the Over the Counter Bulletin Board on July 8, 2008.

(3)
The 25,000,000 shares of common stock are being registered for resale by the Selling Stockholders named in this registration statement, which shares are issuable by the registrant upon the conversion of the Company’s 6% Convertible Subordinated Debentures due November 30, 2010.

(4)
The 16,000,000 shares of common stock are being registered for resale by the Selling Stockholders named in this registration statement, which shares are issuable by the registrant upon the exercise of the Company’s warrants issued in November 2007.

(5)
The 150,000,000 shares of common stock are being registered for resale by the Selling Stockholders named in this registration statement, which shares are issuable by the registrant upon the conversion of the Company’s 6% Convertible Notes due May 30, 2011.

(6)
The 75,000,000 shares of common stock are being registered for resale by the Selling Stockholders named in this registration statement, which shares are issuable by the registrant upon the exercise of the Company’s Class A Warrants issued in May 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or   sale is not permitted.

Preliminary Prospectus

Subject To Completion, Dated August 25, 2008

GENESIS PHARMACEUTICALS ENTERPRISES, INC.

266,000,000 Shares of Common Stock

This prospectus relates to the sale of up to a total of 266,000,000 shares of common stock of Genesis Pharmaceuticals Enterprises, Inc., a Florida corporation, that may be sold from time to time by the selling stockholders named in this prospectus on page 24 (“Selling Stockholders”) following the issuance by the Company of (i) 25,000,000 shares upon the conversion of $5,000,000 principal amount of the Company’s 6% Convertible Subordinated Debentures due November 30, 2010 (the “Debentures”) at a conversion price of $.20 per share, (ii) 16,000,000 shares upon the exercise of the Company’s warrants issued in November 2007 (the “November Warrants”) at an exercise price of $.20 per share, (iii) 150,000,000 shares upon the conversion of $30,000,000 principal amount of the Company’s 6% Convertible Notes due May 30, 2011 (the “Notes”) at a conversion price of $.20 per share and (iv) 75,000,000 shares upon the exercise of the Company’s Class A Warrants (the “Class A Warrants”) issued in May 2008 at an exercise price of $.25 per share.

We will not receive any of the proceeds from the sale of shares by the Selling Stockholders. However, we will receive the proceeds from any exercise of the November Warrants and/or the Class A Warrants to purchase shares to be sold hereunder to the extent that the Selling Stockholders do not perform cashless exercises. We will also receive the benefit of the reduction in our outstanding indebtedness in consideration for the issuance of the shares issued upon conversion of the Debentures and the Notes to be sold hereunder. See “Use of Proceeds.”

The prices at which the Selling Stockholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the Selling Stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

Our common stock is traded in the over-the-counter market and prices are reported on the Over-The-Counter (“OTC”) Bulletin Board under the symbol: “GTEC”. The last closing price of our common stock on August 22, 2008 was $0.18. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 5 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2008

Table of Contents

PROSPECTUS SUMMARY	2

THE OFFERING	4

CERTAIN DISCLOSURE REGARDING CONVERSION OF THE DEBENTURES AND NOTES AND EXERCISE OF NOVEMBER WARRANTS AND CLASS A WARRANTS	4

SUMMARY CONSOLIDATED FINANCIAL DATA	5

RISK FACTORS	7

NOTE REGARDING FORWARD-LOOKING STATEMENTS	24

USE OF PROCEEDS	24

SELLING STOCKHOLDERS	24

PLAN OF DISTRIBUTION	28

BUSINESS	46

DIRECTORS AND EXECUTIVE OFFICERS	55

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	59

DESCRIPTION OF CAPITAL STOCK	66

TRANSFER AGENT AND REGISTRAR	67

LEGAL MATTERS	67

EXPERTS	67

WHERE YOU CAN FIND MORE INFORMATION	67

INDEX TO AUDITED FINANCIAL STATEMENTS	F-1

i

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors,” and our consolidated financial statements and related notes beginning on page F-1. Unless the context requires otherwise, the words “we,” the “company,” “us,” and “our” refer to Genesis Pharmaceuticals Enterprises, Inc. and our subsidiaries.

The Company

Overview

We operate, control and beneficially own the pharmaceutical business of Laiyang Jiangbo. Laiyang Jiangbo researches, develops, manufactures, markets and sells pharmaceutical products and health supplements in the PRC. From our inception in 2001 until our acquisition of Karmoya International Ltd. (“Karmoya”) in October 2007, we were a business development and marketing firm specializing in advising and providing turn-key solutions for Chinese small and mid-sized companies entering Western markets.

Corporate Structure

The following diagram illustrates our corporate structure:

About the Offering

On May 30, 2008, we entered into a Securities Purchase Agreement, pursuant to which, on May 30, 2008, we sold to the selling stockholders in this offering $30,000,000 principal amount of our Notes and Class A Warrants to purchase 75,000,000 shares of our common stock, in transactions exempt from registration under the Securities Act.

On November 6, 2007, we entered into a Securities Purchase Agreement with Pope Investments, LLC, one of the selling stockholders in this offering, pursuant to which, on November 7, 2007, we issued and sold to Pope Investments, LLC, $5,000,000 principal amount of our Debentures and November Warrants to purchase 10,000,000 shares of our common stock (later adjusted to 16,000,000 shares of our common stock) in transactions exempt from registration under the Securities Act.

The terms of these transactions are described in greater detail later in this prospectus under “Management’s Discussion and Analysis and Plan of Operations - Recent Financings” beginning on page 42.

This prospectus covers the resale of 266,000,000 shares of our common stock by the selling stockholders, including:

•	25,000,000 shares issuable upon the conversion of the Debentures at a conversion price of $.20 per share,

•	16,000,000 shares issuable upon the exercise of the November Warrants at an exercise price of $.20 per share,

•	150,000,000 shares issuable upon the conversion of the Notes at a conversion price of $.20 per share, and

•	75,000,000 shares issuable upon the exercise of the Class A Warrants at an exercise price of $.25 per share.

The selling stockholders may resell their shares from time to time, including through broker-dealers, at prevailing market prices. We will not receive any proceeds from the resale of our shares by the selling stockholders. However, we will receive the proceeds from any exercise of November Warrants and/or Class A Warrants to purchase shares to be sold in this offering to the extent that the selling stockholders do not perform cashless exercises. We will also receive the benefit of the reduction in our outstanding indebtedness in consideration for the issuance of the shares to be sold in this offering issued upon conversion of the Debentures and the Notes. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

Executive Offices

Our executive offices are located at Middle Section Longman Street, Area A, Laiyang Waixiangxing Industrial Park, Laiyang City, Yantai, Shandong Province, PRC 710075. Our telephone number is 86-535-7282997. Our corporate website is www.genesis-china.net. Information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

THE OFFERING

Common Stock being offered by Selling Stockholders	Up to 266,000,000 shares

OTCBB Symbol	GTEC

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

CERTAIN DISCLOSURE REGARDING CONVERSION OF THE DEBENTURES AND NOTES AND EXERCISE OF NOVEMBER WARRANTS AND CLASS A WARRANTS

The total dollar value dollar value of the common stock underlying the 6% Convertible Subordinate Debentures due November 30, 2010 (the “Debentures”) and the common stock purchase warrants (the “November Warrants”) issued in connection with the Company’s November 2007 private placement was $12,000,000 on November 7, 2007. This number is based on the contractually agreed minimum number of underlying securities to be registered for resale at such time (30,000,000) and the market price per share ($0.40) for the Company’s common stock on November 7, 2007, the date of issuance of the Debentures and November Warrants.

The total dollar value dollar value of the common stock underlying the 6% Convertible Notes due May 30, 2010 (the “Notes”) and the common stock purchase warrants (the “Class A Warrants”) issued in connection with the Company’s May 2008 private placement was $67,500,000 on May 30, 2008. This number is based on the contractually agreed minimum number of underlying securities to be registered for resale at such time (225,000,000) and the market price per share ($0.30) for the Company’s common stock on May 30, 2008, the date of issuance of the Notes and Class A Warrants.

November 2007 private placement

The following are tables disclosing the dollar amount of each payment required to be made by the Company to any selling shareholder or any affiliate of a selling shareholder. There are no other persons with whom any selling shareholder has a contractual relationship with regarding the transactions.

Gross proceeds from issuance of the Debentures:	$5,000,000.00
Payments in connection with the transaction that the Company has made or will make:
Finder's fee (1)	$250,000.00
Pope Investments, LLC (legal fees reimbursement)(2)	$20,000.00
Legal fees (1)	$69,000.00
Total Payments made by the Company:	$339,000.00
Net proceeds to issuer:	$4,661,000.00

(1) Not paid to a selling shareholder or any affiliate of a selling shareholder.
(2) Pope Investments, LLC is a selling shareholder.

The following is a table disclosing the interest payments required to be made to Pope Investments, LLC, one of the selling shareholders, during the life of the Debentures.

Date	Interest Payment Amount
5/31/2008	$150,000.00
11/30/2008	$150,000.00
5/31/2009	$150,000.00
11/30/2009	$150,000.00
5/31/2010	$150,000.00
Total Interest Payments	$750,000.00

The net proceeds to the Company from the sale of the Debentures was $4,661,00.00 on November 7, 2007; such amount includes the payment of fees, including legal fees and finder’s fees, associated with the placement of the Debentures and November Warrants. The total amount of possible payments, including interest payments but excluding the repayment of principal, to Pope Investments, LLC and any of its affiliates in the first year following November 7, 2007, the date of sale of the Debentures, and assuming that none of the Debentures are converted into common stock would be $300,000.00.

May 2008 private placement

The following are tables disclosing the dollar amount of each payment required to be made by the Company to any selling shareholder or any affiliate of a selling shareholder. There are no other persons with whom any selling shareholder has a contractual relationship with regarding the transactions.

Gross proceeds from issuance of the Notes:	$30,000,000.00
Payments in connection with the transaction that the Company has made or will make:
Placement agent fees(1)	$1,500,000.00
Legal fees(1)	$166,500.00
Pope Investments, LLC (legal fees reimbursement)(2)	$20,000.00
Bank wire fees, printing and shipping fees (3)	$3,510.00
Total Payments made by the Company:	$1,690,010.00
Net proceeds to issuer:	$28,309,990.00

(1) Not paid to a selling shareholder or any affiliate of a selling shareholder.
(2) Pope Investments, LLC is a selling shareholder.

The following is a table disclosing the interest payments required to be made to the selling shareholders during the life of the Notes.

Date	Interest Payment Amount
11/30/2008	$900,000.00
5/30/2009	$900,000.00
11/30/2009	$900,000.00
5/30/2010	$900,000.00
11/30/2010	$900,000.00
5/30/2011	$900,000.00
Total Interest Payments	$5,400,000.00

The net proceeds to the Company from the sale of the Notes was $24,313,500 on May 30, 2008; such amount includes the payment of fees, including legal fees, finder’s fees and bank wire, printing and shipping fees, associated with the placement of the Notes and Class A Warrants and holdback amounts. Subsequent to May 30, 2008, the Company received the remaining $3,996,490 from the release of the holdback amounts. The total amount of possible payments, including interest payments but excluding the repayment of principal, to the selling shareholders and any of their affiliates in the first year following May 30, 2008, the date of sale of the Notes, and assuming that none of the Notes are converted into common stock would be $1,800,000.

The following is a table disclosing the aggregate amount of possible profit which could be realized by the selling shareholders as a result of the conversion discount for the securities underlying the Debentures and November Warrants.

The conversion price of $0.25 for the Debentures on the date of issuance represents a discount of $0.15 to $0.40 which was the market price per share for our common stock on November 7, 2007, the date of issuance of the Debentures and November Warrants. The exercise price of $0.32 for the November Warrants on the date of issuance represents a discount of $0.08.

Market price per share on November 7, 2007 of common stock underlying the Debentures and November Warrants:	$0.40
Conversion price per share on November 7, 2007 of securities underlying the Debentures:	$0.25
Exercise price per share on November 7, 2007 of securities underlying the November Warrants	$0.32
Total shares underlying Debentures (at a conversion price of $0.25)	20,000,000
Total shares underlying November Warrants	10,000,000
Combined market price of the total number of shares (20,000,000) underlying the Debentures using $0.40 market price	$8,000,000
Combined conversion price of shares underlying the Debentures	$5,000,000
Total possible discount to market price of shares underlying the Debentures	$3,000,000
Combined market price of the total number of shares (10,000,000) underlying the November Warrants using $0.40 market price	$4,000,000
Combined exercise price of shares underlying the November Warrants	$3,200,000
Total possible discount to market price of shares underlying the November Warrants	$800,000
Total possible discount to market price:	$3,800,000

Pursuant to the terms of the Debentures, if the Company closes on the sale or issuance of common stock at a price, or issues convertible securities with a conversion price or exercise price which is less than the conversion price then in effect, the conversion price will be reduced to the lower price.

Pursuant to the terms of the November Warrants, if the Company closes on the sale or issuance of common stock at a price, or issues convertible securities with a conversion price or exercise price which is less than the conversion price then in effect, the exercise price will be reduced to the lower price and the number of shares of common stock underlying the November Warrants will be adjusted.

As a result of the May 2008 private placement:

•	pursuant to section 3(g)(ii) of the Debentures, the conversion price was reduced from $0.25 to $0.20 per share; and

•
pursuant to sections 6(c) and 6(d) of the November Warrants, the exercise price of the November Warrants was reduced from $0.32 to $0.20 and the total number of shares of common stock underlying the November Warrants was increased to 16,000,000 from 10,000,000.

The following is a table disclosing the aggregate amount of possible profit which could be realized by the selling shareholders as a result of the conversion discount for the securities underlying the Notes and the Class A Warrants.

The conversion price of $0.20 for the Notes represents a discount of $0.10 to $0.30 which was the market price per share for our common stock on May 30, 2008, the date of issuance of the Notes and the Class A Warrants. The exercise price of $0.25 for the Class A Warrants represents a discount of $0.05.

Market price per share on May 30, 2008 of common stock underlying the Notes and Class A Warrants:	$0.30
Conversion price per share on May 30, 2008 of securities underlying the Notes:	$0.20
Exercise price per share on May 30, 2008 of securities underlying the Class A Warrants	$0.25
Total shares underlying Notes (at a conversion price of $0.20)	150,000,000
Total shares underlying Class A Warrants	75,000,000
Combined market price of the total number of shares (150,000,000) underlying the Notes using $0.30 market price	$45,000,000
Combined conversion price of shares underlying the Notes	$30,000,000
Total possible discount to market price of shares underlying the Notes	$15,000,000
Combined market price of the total number of shares (75,000,000) underlying the Class A Warrants using $0.30 market price	$22,500,000
Combined exercise price of shares underlying the Class A Warrants	$18,750,000
Total possible discount to market price of shares underlying the November Warrants	$3,750,000
Total possible discount to market price:	$18,750,000

The following is a table disclosing the gross proceeds paid or payable to the Company in connection with the November 2007 private placement of the Debentures and the November Warrants along with the payments required to be made by the issuer, the resulting net proceeds and the aggregate potential profit realizable by the selling shareholders as a result of discounts to the market price relating to the conversion price of the Debentures and the exercise price of the November Warrants:

	Amount	% of Net Proceeds
Gross proceeds paid to issuer:	$5,000,000
All payments that have been made by issuer:	$339,000	7.27%
Net proceeds to issuer:	$4,661,000	100.00%
Combined total possible profit as a result of discounted conversion price of the Debentures	$3,000,000	64.36%
Combined total possible profit as a result of discounted exercise price of the November Warrants	$800,000	17.16%

The following is a table disclosing the gross proceeds paid or payable to the Company in connection with the May 2008 private placement of the Notes and the Class A Warrants along with the payments required to be made by the issuer, the resulting net proceeds and the aggregate potential profit realizable by the selling shareholders as a result of discounts to the market price relating to the conversion price of the Notes and the exercise price of the Class A Warrants :

	Amount	% of Net Proceeds
Gross proceeds paid to issuer:	$30,000,000	-
All payments that have been made by issuer:	$1,690,010	5.97%
Net proceeds to issuer:	$28,309,990	100.00%
Combined total possible profit as a result of discounted conversion price of the Notes	$15,000,000	52.98%
Combined total possible profit as a result of discounted exercise price of the Class A Warrants	$3,750,000	13.25%

The following is a table comparing the shares outstanding prior to the November 2007 and May 2008 private placement transactions, number of shares registered by the selling shareholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Number of shares outstanding prior to November 2007 private placement held by persons other than the selling shareholders, affiliates of the Company and affiliates of the selling shareholders	195,715,380
Number of shares outstanding prior to May 2008 private placement held by persons other than the selling shareholders, Affiliates of the Company and affiliates of the selling shareholders	194,815,380
Number of shares registered for resale by selling shareholders or affiliates in prior registration statements	0
Number of shares registered for resale by selling shareholders or affiliates of selling shareholders continue to be held by selling shareholders or affiliates of selling shareholder	0
Number of shares have been sold in registered resale by selling shareholders or affiliates of selling shareholders	0
Number of shares registered for resale on behalf of selling shareholders or affiliates of selling shareholders in current transaction (i)	266,000,000

(i) Includes (a) 25,000,000 shares issuable upon the conversion of the Debentures, (b) 16,000,000 shares issuable upon the exercise of the November Warrants, (c) 150,000,000 shares issuable upon the conversion of the Notes and (iv) 75,000,000 shares issuable upon the exercise of the Class A Warrants.

The Company has the intention, and the reasonable basis to believe, that it will have the financial ability to make all payments on the Debentures and the Notes when they become due and payable. The Company believes that because it has consistently strong revenues and net profit with a strong balance position, it will be able to meet its obligations under the Debentures and the Notes using the funds generated from its operations.

Other than its issuance and sale of (a) the Debentures and November Warrants in connection with the November 2007 private placement and (b) the Notes and Class A Warrants in connection with the May 2008 private placement to the selling shareholders, the Company has advised that in the past three years it has not engaged in any securities transaction with any of the selling shareholders, any affiliates of the selling shareholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any selling shareholder has a contractual relationship regarding the transaction (or any predecessors of those persons). In addition, other than in connection with the contractual obligations set forth in (i) the November Securities Purchase Agreement and the Securities Purchase Agreement, (ii) the Debentures, November Warrants, Notes and Class A Warrants and (iii) the November Registration Rights Agreement and the Registration Rights Agreement, the Company has advised that it does not have any agreements or arrangements with the selling shareholders with respect to the performance of any current or future obligations.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in thousands, except per share information)

The following table presents summary consolidated financial data as of the dates and for the periods indicated. We have derived the summary of our consolidated statements of operations data for the years ended June 30, 2007, 2006 and, 2005 and our consolidated balance sheet data as of June 30, 2007 and 2006 from the audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated historical financial data as of and for the nine months ended March 31, 2008 and 2007 have been derived from the unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements include all adjustments which we consider necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period presented. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the notes thereto, as well as “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

	Nine Months Ended March 31,		Year Ended June 30,
	2008	2007	2007	2006	2005
	(unaudited)	(unaudited)
Statement of Operations Information:
Sales	$66,648	$52,876	$72,260	$45,243	$10,852
Sales- related party	4,612	2,964	3,934	3,913	1,899
Cost of sales	17,744	15,724	21,162	15,686	8,772
Gross profit	53,516	40,116	55,032	33,470	3,979
Research and development	2,171	10,441	11,144	13,642	1,240
General and administrative	29,269	18,491	25,579	7,895	1,689
Income from operations	22,076	11,184	18,309	11,933	1,050
Other expenses (income), net	2,404	211	(6,375)	387	253
Income before provision for income taxes	19,672	10,973	24,684	11,546	797
Provision for income taxes	6,809	3,568	2,631	3,810	263
Net income	12,863	7,405	22,053	7,736	534
Other comprehensive income	4,777	673	1,018	128	-
Comprehensive income	17,640	8,078	23,071	7,864	534

1.
Other income for 2007 includes $6,189 representing the reversal of tax accruals previously made as the result of the grant by the local tax agency to Laiyang Jiangbo of a special tax exemption and release from any unpaid corporate income tax and value added tax liabilities and any related penalties from January 1, 2007 through June 30, 2007.

	As of March 31,	As of June 30,
	2008 (unaudited)	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$21,574	$17,737	$3,372
Accounts receivable, net	20,589	11,825	9,759
Accounts receivable- related parties	2,019	499	414
Other current assets	12,412	14,038	16,882
Property and equipment, net	11,081	10,179	4,861
Other assets, net	12,911	1,119	1,185
Total assets	80,586	55,397	36,473
Total Current Liabilities	25,835	28,101	27,032
Total Liabilities	26,506	28,101	27,032
Total Stockholders’ Equity	54,080	27,296	9,441

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our common stock. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

Risks Relating to Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. Laiyang Jiangbo commenced operations in 2003 and first achieved profitability in the fiscal year ended June 30, 2005. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries such as the pharmaceutical industry in China. Some of these risks and uncertainties relate to our ability to:

•	maintain our market position in the pharmaceuticals business in China;

•	offer new and innovative products to attract and retain a larger customer base;

•	attract additional customers and increase spending per customer;

•	increase awareness of our brand and continue to develop user and customer loyalty;

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment;

•	manage risks associated with intellectual property rights;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business;

•	attract, retain and motivate qualified personnel; and

•	upgrade our technology to support additional research and development of new products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We may need additional financing to execute our business plan.

The revenues from the production and sale of pharmaceutical products and the projected revenues from these products may not be adequate to support our expansion and product development programs. We may need substantial additional funds to build our new production facilities, pursue further research and development, obtain regulatory approvals, market our products, and file, prosecute, defend and enforce our intellectual property rights. We will seek additional funds through public or private equity or debt financing, strategic transactions and/or from other sources. We could enter into collaborative arrangements for the development of particular products that would lead to our relinquishing some or all rights to the related technology or products.

There are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives or overhead expenditures, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

Our success depends on collaborative partners over whom we have limited control.

Due to the complexity of the process of developing pharmaceuticals, our core business depends on arrangements with pharmaceutical institutes, corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, technology rights, manufacturing, marketing and commercialization of our products. We have several research collaborations. Our license agreements could obligate us to diligently bring potential products to market, make milestone payments and royalties that, in some instances, could be substantial, and incur the costs of filing and prosecuting patent applications. There are no assurances that we will be able to establish or maintain collaborations that are important to our business on favorable terms, or at all.

A number of risks arise from our dependence on collaborative agreements with third parties. Product development and commercialization efforts could be adversely affected if any collaborative partner:

•	terminates or suspends its agreement with us;

•	causes delays;

•	fails to timely develop or manufacture in adequate quantities a substance needed in order to conduct clinical trials;

•	fails to adequately perform clinical trials;

•	determines not to develop, manufacture or commercialize a product to which it has rights; or

•	otherwise fails to meet its contractual obligations.

Our collaborative partners could pursue other technologies or develop alternative products that could compete with the products we are developing.

The profitability of our products will depend in part on our ability to protect proprietary rights and operate without infringing the proprietary rights of others.

The profitability of our products will depend in part on our ability to obtain and maintain patents and licenses and preserve trade secrets, and the period our intellectual property remains exclusive. We must also operate without infringing the proprietary rights of third parties and without third parties circumventing our rights. The patent positions of pharmaceutical enterprises, including ours, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. The pharmaceutical patent situation outside the U.S. is uncertain, is currently undergoing review and revision in many countries, and may not protect our intellectual property rights to the same extent as the laws of the U.S. Because patent applications are maintained in secrecy in some cases, we cannot be certain that we or our licensors are the first creators of inventions described in our pending patent applications or patents or the first to file patent applications for such inventions.

Most of our drug products have been approved by the PRC's Food and Drug Administration (SFDA) but have not received patent protection. For instance, Clarithromycin sustained-release tablets, one of our most profitable products, are produced by other companies in China. If any other company were to obtain patent protection for Clarithromycin sustained-release tablets in China, or for any of our other drug products, it would have a material adverse effect on our revenue.

Other companies may independently develop similar products and design around any patented products we develop. We cannot assure you that:

•	any of our patent applications will result in the issuance of patents;
•	we will develop additional patentable products;
•	the patents we have been issued will provide us with any competitive advantages;
•	the patents of others will not impede our ability to do business; or
•	third parties will not be able to circumvent our patents.

A number of pharmaceutical, research, and academic companies and institutions have developed technologies, filed patent applications or received patents on technologies that may relate to our business. If these technologies, applications or patents conflict with ours, the scope of our current or future patents could be limited or our patent applications could be denied. Our business may be adversely affected if competitors independently develop competing technologies, especially if we do not obtain, or obtain only narrow, patent protection. If patents that cover our activities are issued to other companies, we may not be able to obtain licenses at a reasonable cost, or at all; develop our technology; or introduce, manufacture or sell the products we have planned.

Patent litigation is becoming widespread in the pharmaceutical industry. Such litigation may affect our efforts to form collaborations, to conduct research or development, to conduct clinical testing or to manufacture or market any products under development. There are no assurances that our patents would be held valid or enforceable by a court or that a competitor's technology or product would be found to infringe our patents in the event of patent litigation. Our business could be materially affected by an adverse outcome to such litigation. Similarly, we may need to participate in interference proceedings declared by the U.S. Patent and Trademark Office or equivalent international authorities to determine priority of invention. We could incur substantial costs and devote significant management resources to defend our patent position or to seek a declaration that another company's patents are invalid.

Much of our know-how and technology may not be patentable, though it may constitute trade secrets. There are no assurances that we will be able to meaningfully protect our trade secrets. We cannot assure you that any of our existing confidentiality agreements with employees, consultants, advisors or collaborators will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Collaborators, advisors or consultants may dispute the ownership of proprietary rights to our technology, for example by asserting that they developed the technology independently.

We may encounter difficulties in manufacturing our products.

Before our products can be profitable, they must be produced in commercial quantities in a cost-effective manufacturing process that complies with regulatory requirements, including GMP, production and quality control regulations. If we cannot arrange for or maintain commercial-scale manufacturing on acceptable terms, or if there are delays or difficulties in the manufacturing process, we may not be able to conduct clinical trials, obtain regulatory approval or meet demand for our products. Production of our products could require raw materials which are scarce or which can be obtained only from a limited number of sources. If we are unable to obtain adequate supplies of such raw materials, the development, regulatory approval and marketing of our products could be delayed.

We could need more clinical trials or take more time to complete our clinical trials than we have planned.

Clinical trials vary in design by factors including dosage, end points, length, and controls. We may need to conduct a series of trials to demonstrate the safety and efficacy of our products. The results of these trials may not demonstrate safety or efficacy sufficiently for regulatory authorities to approve our products. Further, the actual schedules for our clinical trials could vary dramatically from the forecasted schedules due to factors including changes in trial design, conflicts with the schedules of participating clinicians and clinical institutions, and changes affecting product supplies for clinical trials.

We rely on collaborators, including academic institutions, governmental agencies and clinical research organizations, to conduct, supervise, monitor and design some or all aspects of clinical trials involving our products. Since these trials depend on governmental participation and funding, we have less control over their timing and design than trials we sponsor. Delays in or failure to commence or complete any planned clinical trials could delay the ultimate timelines for our product releases. Such delays could reduce investors' confidence in our ability to develop products, likely causing our share price to decrease.

We may not be able to obtain the regulatory approvals or clearances that are necessary to commercialize our products.

The PRC and other countries impose significant statutory and regulatory obligations upon the manufacture and sale of pharmaceutical products. Each regulatory authority typically has a lengthy approval process in which it examines pre-clinical and clinical data and the facilities in which the product is manufactured. Regulatory submissions must meet complex criteria to demonstrate the safety and efficacy of the ultimate products. Addressing these criteria requires considerable data collection, verification and analysis. We may spend time and money preparing regulatory submissions or applications without assurances as to whether they will be approved on a timely basis or at all.

Our product candidates, some of which are currently in the early stages of development, will require significant additional development and pre-clinical and clinical testing prior to their commercialization. These steps and the process of obtaining required approvals and clearances can be costly and time-consuming. If our potential products are not successfully developed, cannot be proven to be safe and effective through clinical trials, or do not receive applicable regulatory approvals and clearances, or if there are delays in the process:

•	the commercialization of our products could be adversely affected;
•	any competitive advantages of the products could be diminished; and
•	revenues or collaborative milestones from the products could be reduced or delayed.

Governmental and regulatory authorities may approve a product candidate for fewer indications or narrower circumstances than requested or may condition approval on the performance of post-marketing studies for a product candidate. Even if a product receives regulatory approval and clearance, it may later exhibit adverse side effects that limit or prevent its widespread use or that force us to withdraw the product from the market.

Any marketed product and its manufacturer will continue to be subject to strict regulation after approval. Results of post-marketing programs may limit or expand the further marketing of products. Unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market and possible civil actions.

In manufacturing our products we will be required to comply with applicable good manufacturing practices regulations, which include requirements relating to quality control and quality assurance, as well as the maintenance of records and documentation. If we cannot comply with regulatory requirements, including applicable good manufacturing practice requirements, we may not be allowed to develop or market the product candidates. If we or our manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including fines, product recalls or seizures, injunctions, refusal of regulatory agencies to review pending market approval applications or supplements to approve applications, total or partial suspension of production, civil penalties, withdrawals of previously approved marketing applications and criminal prosecution.

Competitors may develop and market pharmaceutical products that are less expensive, more effective or safer, making our products obsolete or uncompetitive.

Some of our competitors and potential competitors have greater product development capabilities and financial, scientific, marketing and human resources than we do. Technological competition from pharmaceutical companies is intense and is expected to increase. Other companies have developed technologies that could be the basis for competitive products. Some of these products have an entirely different approach or means of accomplishing the desired curative effect than products we are developing. Alternative products may be developed that are more effective, work faster and are less costly than our products. Competitors may succeed in developing products earlier than us, obtaining approvals and clearances for such products more rapidly than us, or developing products that are more effective than ours. In addition, other forms of treatment may be competitive with our products. Over time, our technology or products may become obsolete or uncompetitive.

Our products may not gain market acceptance.

Our products may not gain market acceptance in the pharmaceutical community. The degree of market acceptance of any product depends on a number of factors, including establishment and demonstration of clinical efficacy and safety, cost-effectiveness, clinical advantages over alternative products, and marketing and distribution support for the products. Limited information regarding these factors is available in connection with our products or products that may compete with ours.

To directly market and distribute our pharmaceutical products, we or our collaborators require a marketing and sales force with appropriate technical expertise and supporting distribution capabilities. We may not be able to further establish sales, marketing and distribution capabilities or enter into arrangements with third parties on acceptable terms. If we or our partners cannot successfully market and sell our products, our ability to generate revenue will be limited.

Our operations and the use of our products could subject us to damages relating to injuries or accidental contamination.

Our research and development processes involve the controlled use of hazardous materials. We are subject to PRC national, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. The risk of accidental contamination or injury from handling and disposing of such materials cannot be completely eliminated. In the event of an accident involving hazardous materials, we could be held liable for resulting damages. We are not insured with respect to this liability. Such liability could exceed our resources. In the future we could incur significant costs to comply with environmental laws and regulations.

If we were successfully sued for product liability, we could face substantial liabilities that may exceed our resources.

We may be held liable if any product we develop, or any product which is made using our technologies, causes injury or is found unsuitable during product testing, manufacturing, marketing, sale or use. These risks are inherent in the development of pharmaceutical products. We currently do not have product liability insurance. We are not insured with respect to this liability. If we choose to obtain product liability insurance but cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims, the commercialization of products that we develop may be prevented or inhibited. If we are sued for any injury caused by our products, our liability could exceed our total assets.

We have limited business insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources.

Our business depends substantially on the continuing efforts of our executive officers and our ability to maintain a skilled labor force, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially Wubo Cao our chief executive officer and the chairman of our board. We do not maintain key man life insurance on any of our executive officers. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

Our success depends on attracting and retaining qualified personnel.

We depend on a core management and scientific team. The loss of any of these individuals could prevent us from achieving our business objective of commercializing our product candidates. Our future success will depend in large part on our continued ability to attract and retain other highly qualified scientific, technical and management personnel, as well as personnel with expertise in clinical testing and government regulation. We face competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations. If our recruitment and retention efforts are unsuccessful, our business operations could suffer.

We may not be able to manage the expansion of our operations effectively, which may have an adverse affect on our business and results of operations.

The revenues from the production and sale of our current product offerings and the projected revenues from these products may not be adequate to support our expansion and product development programs. We will need substantial additional funds to expand our production facilities, pursue research and development, obtain regulatory approvals; file, prosecute, defend and enforce our intellectual property rights and market our products. We will seek additional funds through public or private equity or debt financing, strategic transactions and/or from other sources. We could enter into collaborative arrangements for the development of particular products that would lead to our relinquishing some or all rights to the related technology or products. There are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives or overhead expenditures, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Corporate Structure

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our affiliated Chinese entity, Laiyang Jiangbo, and its shareholders. We are considered a foreign person or foreign invested enterprise under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

The PRC government restricts foreign investment in pharmaceutical businesses in China. Accordingly, we operate our business in China through Laiyang Jiangbo. Laiyang Jiangbo holds the licenses and approvals necessary to operate our pharmaceutical business in China. We have contractual arrangements with Laiyang Jiangbo and its shareholders that allow us to substantially control Laiyang Jiangbo. We cannot assure you, however, that we will be able to enforce these contracts.

Although we believe we comply with current PRC regulations, we cannot assure you that the PRC government would agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the PRC government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

We may be adversely affected by complexity, uncertainties and changes in PRC regulation of pharmaceutical business and companies, including limitations on our ability to own key assets.

The PRC government regulates the pharmaceutical industry including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the pharmaceutical industry. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC government regulation of the pharmaceutical industry include the following:

•	we only have contractual control over Laiyang Jiangbo. We do not own it due to the restriction of foreign investment in Chinese businesses; and

•
uncertainties relating to the regulation of the pharmaceutical business in China, including evolving licensing practices, means that permits, licenses or operations at our company may be subject to challenge. This may disrupt our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, pharmaceutical businesses in China, including our business.

Our contractual arrangements with Laiyang Jiangbo and its shareholders may not be as effective in providing control over these entities as direct ownership.

Since the law of the PRC limits foreign equity ownership in pharmaceutical companies in China, we operate our business through Laiyang Jiangbo. We have no equity ownership interest in Laiyang Jiangbo and rely on contractual arrangements to control and operate such business. These contractual arrangements may not be effective in providing control over Laiyang Jiangbo as direct ownership. For example, Laiyang Jiangbo could fail to take actions required for our business despite its contractual obligation to do so. If Laiyang Jiangbo fails to perform under its agreements with us, we may have to incur substantial costs and resources to enforce such arrangements and may have to rely on legal remedies under the law of the PRC, which may not be effective. In addition, we cannot assure you that Laiyang Jiangbo’s shareholders would always act in our best interests.

The Chairman of the Board of Directors of Laiyang Jiangbo has potential conflicts of interest with us, which may adversely affect our business.

Mr. Cao Wubo, our Chairman and Chief Executive Officer, is also the Chairman of the Board of Directors and General Manager of Laiyang Jiangbo. Conflicts of interests between his duties to our company and Laiyang Jiangbo may arise. As Mr. Cao is a director and executive officer of our company, he has a duty of loyalty and care to us under Florida law when there are any potential conflicts of interests between our company and Laiyang Jiangbo. We cannot assure you, however, that when conflicts of interest arise, Mr. Cao will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, Mr. Cao could violate his legal duties by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Mr. Cao, we would have to rely on legal proceedings, which could result in the disruption of our business.

Risks Related to Doing Business in China

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, or that they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

If the PRC enacts regulations which forbid or restrict foreign investment, our ability to grow may be severely impaired.

We intend to expand our business in areas relating to our present business. We may also expand by making acquisitions of companies in related industries. Many of the rules and regulations that we would face are not explicitly communicated, and we may be subject to rules that would affect our ability to grow, either internally or through acquisition of other Chinese or foreign companies. There are also substantial uncertainties regarding the proper interpretation of current laws and regulations of the PRC. New laws or regulations that forbid foreign investment could severely impair our businesses and prospects. Additionally, if the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses; and

•	requiring that we restructure our ownership or operations.

Any deterioration of political relations between the United States and the PRC could impair our operations and your investment in us.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential acquisition candidates or their goods and services to become less attractive. Such a change could lead to a decline in our profitability. Any weakening of relations between the United States and the PRC could have a material adverse effect on our operations and your investment in us, particularly in our efforts to raise capital to expand our other business activities.

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China's economy differs from the economies of most developed countries in many respects, including with respect to:

•	the amount of government involvement;

•	level of development;

•	growth rate;

•	control of foreign exchange; and

•	allocation of resources.

While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Price controls may affect both our revenues and net income.

The laws of the PRC provide for the government to fix and adjust prices. Although we are not presently subject to price controls in connection with the sale of our products, it is possible that price controls may be imposed in the future. To the extent that we are subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our sales will be limited and, unless there is also price control on the products that we purchase from our suppliers, we may face no limitation on our costs. Further, if price controls affect both our revenue and our costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable regulatory authorities in the PRC.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been making a transition to a more market-oriented economy, although the government imposes price controls on certain products and in certain industries. However, we cannot predict the future direction of these economic reforms or the effects these measures may have. The economy of the PRC also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development (the “OECD”), an international group of member countries sharing a commitment to democratic government and market economy. For instance:

•	the level of state-owned enterprises in the PRC, as well as the level of governmental control over the allocation of resources is greater than in most of the countries belonging to the OECD;

•	the level of capital reinvestment is lower in the PRC than in other countries that are members of the OECD;

•	the government of the PRC has a greater involvement in general in the economy and the economic structure of industries within the PRC than other countries belonging to the OECD;

•	the government of the PRC imposes price controls on certain products and our products may become subject to additional price controls; and

•
the PRC has various impediments in place that make it difficult for foreign firms to obtain local currency, as opposed to other countries belonging to the OECD where exchange of currencies is generally free from restriction.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the economy of the PRC were similar to those of the OECD member countries.

Because our some of our officers and directors reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce United States court judgments against them in the PRC.

Most of our executive officers and directors reside in the PRC and a substantial portion of our assets are located in the PRC. It may therefore be difficult for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the federal securities laws.

We may have limited legal recourse under Chinese law if disputes arise under contracts with third parties.

Almost all of our agreements with our employees and third parties, including our supplier and customers, are governed by the laws of the PRC. The legal system in the PRC is a civil law system based on written statutes. Unlike common law systems, such as we have in the United States, it is a system in which decided legal cases have little precedential value. The government of the PRC has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance or to seek an injunction under Chinese law are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business especially if it results in either a decreased use of products such as ours or in pressure on us to lower our prices. The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the Chinese government. The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in decreased capital expenditure by solar energy users, which in turn could reduce demand for our products.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of renewable energy investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses.

Downturns in the economies of the U.S. and Europe may affect the PRC economy which could reduce the demand for our products.

The rapid growth of the PRC economy in recent years has been partially related to the U.S. and European countries’ demand for goods made in and exported from the PRC. The downturns in the U.S. and European economies may reduce the demand for goods exported by the PRC which could eventually affect the PRC economy as overseas orders decrease. The downturn in the PRC economy may in turn negatively impact the demand for our products.

If certain tax exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct corporate withholding taxes from any dividends we may pay in the future.

Under the PRC’s current tax laws, regulations and rulings, companies are exempt from paying withholding taxes with respect dividends paid to stockholders outside of the PRC. However, if the foregoing exemption is removed, we may be required to deduct certain amounts from any dividends we pay to our stockholders.

Laiyang Jiangbo is subject to restrictions on making payments to us.

We are a holding company incorporated in the State of Florida and do not have any assets or conduct any business operations other than our investments in our affiliated entity in China, Laiyang Jiangbo. As a result of our holding company structure, we rely entirely on payments from Laiyang Jiangbo under our contractual arrangements. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our affiliated entity in China incurs debt on its own in the future, the instruments governing the debt may restrict its ability to make payments. If we are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our ordinary shares.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our affiliated Chinese entity, Laiyang Jiangbo. Our operations in China are governed by PRC laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in the prospectus.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, most of our senior executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC counsel has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from Laiyang Jiangbo. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. We rely entirely on fees paid to us by our affiliated entity in China. Any significant fluctuation in value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB, as RMB is our reporting currency.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of SARS or another epidemic or outbreak. China reported a number of cases of SARS in April 2004. Any prolonged recurrence of SARS or other adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our production facilities or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Risks Related to an Investment in Our Securities

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends is within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Because the OTC Bulletin Board is a quotation system, not an issuer listing service, market or exchange, it may be difficult for you to sell your common stock or you may not be able to sell your common stock for an optimum trading price.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities. Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately. Further, purchasers of securities may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board. Due to the foregoing, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our common shares are thinly traded and, you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for its common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the Nasdaq National Market or other exchanges.

Our common shares have historically been sporadically or “thinly-traded” on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our lack of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; the termination of our contractual agreements with Laiyang Jiangbo; and additions or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this prospectus. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price. However, we do not rule out the possibility of applying for listing on the Nasdaq National Market or other exchanges.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The market price for our stock may be volatile and the volatility in our common share price may subject us to securities litigation..

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in pharmaceutical and agricultural markets;

•	changes in the economic performance or market valuations of other pharmaceutical companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between RMB and the U.S. dollar;

•	intellectual property litigation; and

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.

Our principal shareholders and their affiliated entities own approximately 53% of our outstanding common shares, representing approximately 53% of our voting power. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all shareholders of our company.

The elimination of monetary liability against our directors, officers and employees under Florida law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain specific provisions that eliminate the liability of our directors for monetary damages to our company and shareholders, and we are prepared to give such indemnification to our directors and officers to the extent provided by Florida law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

Past activities of Genesis and its affiliates may lead to future liability.

Prior to the Exchange Agreement among Genesis, Karmoya and the Karmoya Shareholders executed on October 1, 2007, we engaged in businesses unrelated to our current operations. Neither Genesis’s prior management nor any of its shareholders prior to the Exchange Transaction are providing indemnifications against any loss, liability, claim, damage or expense arising out of or based on any breach of or inaccuracy in any of their representations and warranties made regarding such acquisition, and any liabilities relating to such prior business against which we are not completely indemnified may have a material adverse effect on our company. For example, we are aware of three lawsuits arising from past activities of Genesis, alleging breach of contract. Please see “Legal Proceedings” for more information.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from a proposed offering will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Existing stockholders may experience some dilution as a result of the exercise of warrants.

We have issued the Notes and, in conjunction with the Notes, the Class A Warrants  to purchase, collectively, up to 75,000,000 shares of our common stock, subject to adjustment. We have also previously issued  the Debentures and, in connection with the Debentures, the November Warrants to purchase, collectively, up to 16,000,000 shares of our common stock.   Any issuances of shares upon any exercise of the Class A Warrants,  and the November Warrants will cause dilution in the interests of our stockholders.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We will be subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company's internal controls over financial reporting in its annual report, which contains management's assessment of the effectiveness of our internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management's assessment of the effectiveness of our internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management's assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and other new rules subsequently implemented by SEC have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These include statements about our expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “management believes” and similar words or phrases. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions. Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

We will not receive any proceeds from the issuance of our common stock to the Selling Stockholders other than the exercise price of any warrants and Class A Warrants that are exercised by the Selling Stockholders who do not conduct cashless exercises, the proceeds of which we expect to use for working capital. If all 16,000,000 of the warrants and all 75,000,000 of the Class A Warrants were exercised in full for cash, the proceeds to the Company would be approximately $21,950,000.

We will receive the benefit of the reduction in our outstanding indebtedness in consideration for the issuance of shares of our Common Stock upon conversion of the Debentures and/or the Notes.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock held by the selling stockholders identified below. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate.

The following tables set forth:

•	the name of the selling stockholders,

•	the number and percentage of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

•
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

The number of shares in the column “Maximum Number of Shares Being Offered” represents all of the shares that each selling stockholder may offer under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below.

With the exception of 41,000,000 shares beneficially owned by Pope Investments LLC which were acquired by Pope Investments LLC in connection with the private placement of Debentures and November Warrants in November 2007, all the shares beneficially owned by the selling stockholders which are being offered for resale by the selling stockholders were acquired in connection with the private placement transaction of Notes and Class A Warrants in May 2008.

This table is prepared solely based on information supplied to us by the listed selling stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold		Number of Shares Beneficially Owned After Offering	Percentage Ownership After Offering

Pope Investments LLC	45,850,000	(2)	168,500,000	(3)	-0-	-0-

Ardsley Partners Fund II, L.P.	11,812,500	(4)	11,812,500		-0-	-0-

Ardsley Partners Institutional Fund L.P.	7,725,000	(5)	7,725,000		-0-	-0-

Ardsley Partners Offshore Fund, Ltd.	7,912,500	(6)	7,912,500		-0-	-0-

Marion Lynton	300,000	(7)	300,000		-0-	-0-

MidSouth Investor Fund LP	2,250,000	(8)	2,250,000		-0-	-0-

Sansar Capital Special Opportunity Master Fund, LP	41,250,000	(9)	41,250,000		-0-	-0-

Ephraim Fields	375,000	(10)	375,000		-0-	-0-

Hua-Mei 21st Century Partners, LP	13,500,000	(11)	13,500,000		-0-	-0-

Guerilla Partners, LP	6,562,500	(12)	6,562,500		-0-	-0-

Guerilla IRA Partners, LP	187,500	(13)	187,500		-0-	-0-

Excalibur Special Opportunities, LP	3,750,000	(14)	3,750,000		-0-	-0-

Whalehaven Capital Fund Ltd.	1,875,000	(15)	1,875,000		-0-	-0-

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 412,986,078 shares of common stock outstanding as of August 25, 2008.

(2)
Includes (i) 25,000,000 shares of Common Stock issuable to Pope Investments LLC, a Delaware limited liability company (“Pope Investments”), upon conversion of $5,000,000 aggregate principal amount of the Debentures and 16,000,000 shares of Common Stock issuable upon exercise of the November Warrants and (ii) up to an additional 4,850,000 shares of Common Stock of the 85,000,000 shares of Common Stock issuable to Pope Investments upon conversion of $17,000,000 aggregate principal amount of the Company’s Notes and 42,500,000 shares of Common Stock issuable upon exercise of the Company’s Class A Warrants. Pursuant to the terms of the Notes and the Class A Warrants, each of the Selling Stockholders has agreed that it will not convert any Notes or exercise any Class A Warrants to the extent that such conversion or exercise would result in it, together with its affiliates, beneficially own more than 9.99% of the number of shares of our common stock outstanding at the time of conversion or exercise. Any Selling Stockholder may waive these beneficial ownership limitations as to itself upon no less than 61 days prior written notice to the Company. Pope Asset Management LLC, a Tennessee limited liability company (“Pope Asset”) serves as an investment adviser and/or manager to Pope Investments. Pope Asset is the sole manager for Pope Investments and has sole voting control and investment and disposition power and discretion with respect to all securities held by Pope Investments. Pope Asset may be deemed to beneficially own shares owned or held by, or held for the account or benefit of, Pope Investments. William P. Wells is the sole manager of Pope Asset. Mr. Wells may be deemed to own shares owned or held by, or held for the account or benefit of, Pope Investments. Pope Asset and Mr. Wells do not directly own any shares of Common Stock.

(3)
Includes (i) 25,000,000 shares of Common Stock issuable to Pope Investments upon conversion of $5,000,000 aggregate principal amount of the Debentures; (ii) 16,000,000 shares of Common Stock issuable upon exercise of the November Warrants; (iii) 85,000,000 shares of Common Stock issuable to Pope Investments upon conversion of $17,000,000 aggregate principal amount of the Notes; and (iv) 42,500,000 shares of Common Stock issuable upon exercise of Class A Warrants.

(4)
Includes 7,875,000 shares of common stock issuable to Ardsley Partners Fund II, L.P., a Delaware limited partnership, upon conversion of $1,575,000 aggregate principal amount of the Company’s Notes and 3,937,500 shares of common stock issuable upon exercise of the Company’s Class A Warrants. Ardsley Partners Fund II, L.P. has direct beneficial ownership with respect to the shares. Philip J. Hempelman has voting and dispositive power over the shares.

(5)
Includes 5,150,000 shares of common stock issuable to Ardsley Partners Institutional Fund L.P., a Delaware limited partnership, upon conversion of $1,030,000 aggregate principal amount of the Company’s Notes and 2,575,000 shares of common stock issuable upon exercise of the Company’s Class A Warrants. Ardsley Partners Institutional Fund L.P. has direct beneficial ownership with respect to the shares. Philip J. Hempelman has voting and dispositive power over the shares.

(6)
Includes 5,275,000 shares of common stock issuable to Ardsley Partners Offshore Fund Ltd., a British Virgin Islands corporation, upon conversion of $1,055,000 aggregate principal amount of the Company’s Notes and 2,637,500 shares of common stock issuable upon exercise of the Company’s Class A Warrants. Ardsley Partners Offshore Fund Ltd. has direct beneficial ownership with respect to the shares. Philip J. Hempelman has voting and dispositive power over the shares.

(7)
Includes 200,000 shares of common stock issuable to Marion Lynton upon conversion of $40,000 aggregate principal amount of the Company’s Notes and 100,000 shares of common stock issuable upon exercise of the Company’s Class A Warrants. Philip J. Hempelman has voting and dispositive power over the shares.

(8)
Includes 1,500,000 shares of common stock issuable to MidSouth Investor Fund LP upon conversion of $300,000 aggregate principal amount of the Company’s Notes and 750,000 shares of common stock issuable upon exercise of the Company’s Class A Warrants. Lyman O. Heidtke has voting and dispositive power over the shares.

(9)
Includes 27,500,000 shares of common stock issuable to Sansar Capital Special Opportunity Master Fund, LP upon conversion of $5,500,000 aggregate principal amount of the Company’s Notes and 13,750,000 shares of common stock issuable upon exercise of the Company’s Class A Warrants.  Sanjay Motwani has voting and dispositive power over the shares.

(10)
Includes 250,000 shares of common stock issuable to Ephraim Fields upon conversion of $50,000 aggregate principal amount of the Company’s Notes and 125,000 shares of common stock issuable upon exercise of the Company’s Class A Warrants.

(11)
Includes 9,000,000 shares of common stock issuable to Hua-Mei 21st Century Partners, LP upon conversion of $1,800,000 aggregate principal amount of the Company’s Notes and 4,500,000 shares of common stock issuable upon exercise of the Company’s Class A Warrants. Peter Siris and Leigh S. Curry have voting and dispositive power over the shares.

(12)
Includes 4,375,000 shares of common stock issuable to Guerilla Partners, LP upon conversion of $875,000 aggregate principal amount of the Company’s Notes and 2,187,500 shares of common stock issuable upon exercise of the Company’s Class A Warrants. Peter Siris and Leigh S. Curry have voting and dispositive power over the shares.

(13)
Includes 125,000 shares of common stock issuable to Guerilla IRA Partners, LP upon conversion of $25,000 aggregate principal amount of the Company’s Notes and 62,500 shares of common stock issuable upon exercise of the Company’s Class A Warrants. Peter Siris and Leigh S. Curry have voting and dispositive power over the shares.

(14)
Includes 2,500,000 shares of common stock issuable to Excalibur Special Opportunities, LP upon conversion of $500,000 aggregate principal amount of the Company’s Notes and 1,250,000 shares of common stock issuable upon exercise of the Company’s Class A Warrants. William Hechter has voting and dispositive power over the shares.

(15)
Includes 1,250,000 shares of common stock issuable to Whalehaven Capital Fund Ltd. upon conversion of $250,000 aggregate principal amount of the Company’s Notes and 625,000 shares of common stock issuable upon exercise of the Company’s Class A Warrants. Arthur Jones, Trevor Williams and Brian Mazzella have voting and dispositive power over the shares.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Notes owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following information should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this report.

Company Overview

We were originally incorporated on August 15, 2001 in the State of Florida under the name Genesis Technology Group, Inc. On October 12, 2001, we consummated a merger with NewAgeCities.com, an Idaho public corporation originally formed in 1969. We were the surviving entity after the merger with the Idaho public corporation.

On October 1, 2007, we completed a share exchange transaction by and among us, Karmoya International Ltd., a British Virgin Islands company (“Karmoya”), and Karmoya’s shareholders. As a result of the share exchange transaction, Karmoya, a company which was established as a “special purpose vehicle” for the foreign capital raising activities of its Chinese subsidiaries, became our wholly owned subsidiary and our new operating business. Karmoya was incorporated under the laws of the British Virgin Islands on July 17, 2007 and owns 100% of the capital stock of Union Well International Limited, a Cayman Islands company (“Union Well”). Karmoya conducts its business operations through Union Well’s wholly owned subsidiary, Genesis Jiangbo (Laiyang) Biotech Technology Co., Ltd. (“GJBT”). GJBT was incorporated under the laws of the People’s Republic of China ("PRC") on September 16, 2007 and registered as a wholly foreign owned enterprise (WOFE) on September 19, 2007. GJBT has entered into consulting service agreements and equity-related agreements with Laiyang Jiangbo Pharmaceutical Co., Ltd. (“Laiyang Jiangbo”), a PRC limited liability company incorporated on August 18, 2003.

As a result of the share exchange transaction, our primary operations consist of the business and operations of Karmoya and its subsidiaries, which are conducted by Laiyang Jiangbo in the PRC. Laiyang Jiangbo produces and sells western pharmaceutical products in China and focuses on developing innovative medicines to address various medical needs for patients worldwide.

Basis of Presentation

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and the requirements of Regulation S-X promulgated by the SEC. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

A summary of significant accounting policies is included in Note 2 to the audited consolidated financial statements included in this Form S-1. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about the company's operating results and financial condition.

Use of Estimates

The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Significant estimates in 2008, 2007 and 2006 include the allowance for doubtful accounts, the allowance for obsolete inventory, the useful life of property and equipment and intangible assets, and accruals for taxes due.

Inventories

Inventories, consisting of raw materials and finished goods related to the Company’s products are stated at the lower of cost or market utilizing the weighted average method. The Company reviews its inventory periodically for possible obsolete goods or to determine if any reserves are necessary.

Marketable Securities

Marketable equity securities consist of investments in equity of publicly traded and non-public domestic companies and are stated at market value based on the most recently traded price of these securities at the balance sheet dates. Marketable securities are classified as trading and available for sale securities at balance sheet dates. Realized and unrealized gains and losses on trading securities are included in earnings. Unrealized gains and losses on available for sale securities, determined by the difference between historical purchase price and the market value at each balance sheet date, are recorded as a component of Accumulated Other Comprehensive Income in Stockholders' Equity. Realized gains and losses are determined by the difference between historical purchase price and gross proceeds received when the marketable securities are sold. Realized gains or losses on the sale or exchange of equity securities and declines in value judged to be other than temporary are recorded in gains (losses) on equity securities, net. Marketable equity securities are presumed to be impaired if the fair value is less than the cost basis continuously for three consecutive quarters, absent evidence to the contrary.

Our investment impairment analysis generally included analysis of several factors, including:

1.  Discussions with each company's respective management to review the status of key internally established development milestones. As a result of our strategic alliance with partner companies, we regularly had access to information regarding technology developments and business initiatives that was generally not available to the investor community.

2.  Our knowledge of partner company's activities relating to new agreements, new investor funding and milestone achievements.

3.  Our review of financial position, primarily the cash resources and operating cash flow, to determine if cash levels were sufficient to continue to fund projected operations and ongoing technology development.

Additionally, we consider EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-01"). According to EITF 03-01, a security is impaired when its fair value is less than its carrying value, and an impairment is other than- temporary if the investor does not have the "ability and intent" to hold the investment until a forecasted recovery of its carrying amount. EITF 03-01 holds that the impairment of each security must be assessed using the ability-and-intent-to-hold criterion regardless of the severity or amount of the impairment. We intend to hold its investment in marketable securities for a period of time sufficient to allow for any anticipated recovery in market value.

Paragraph 16 of SFAS 115 and SAB Topic 5M provide that numerous factors must be considered, including the following, in determining whether a decline in value requires a write-down to a new cost basis for an individual security, which we consider:

•	The length of time and extent to which the market value has been less than cost;

•
The financial condition and near-term prospects of the issuer, including any specific events that may influence the operations of the issuer (e.g., changes in technology, or the planned discontinuance of a line of business); and

•	The intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

Revenue recognition

Product sales are generally recognized when title to the product has transferred to customers in accordance with the terms of the sale. The Company recognizes revenue in accordance with the SEC’s (SEC) Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements” as amended by SAB No. 104 (together, “SAB 104”), and Statement of Financial Accounting Standards (SFAS) No. 48 “Revenue Recognition When Right of Return Exists.” SAB 104 states that revenue should not be recognized until it is realized or realizable and earned. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.

The Company is generally not contractually obligated to accept returns. However, on a case-by-case negotiated basis, the Company permits customers to return their products. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 48, “Revenue Recognition when the Right of Return Exists,” revenue is recorded net of an allowance for estimated returns. Such reserves are based upon management's evaluation of historical experience and estimated costs. The amount of the reserves ultimately required could differ materially in the near term from amounts included in the consolidated financial statements.

Variable Interest Entities

Pursuant to Financial Accounting Standards Board Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51” (“FIN 46R”) we are required to include in our consolidated financial statements the financial statements of variable interest entities. FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss for the variable interest entity or is entitled to receive a majority of the variable interest entity’s residual returns. Variable interest entities are those entities in which we, through contractual arrangements, bear the risk of, and enjoy the rewards normally associated with ownership of the entity, and therefore we are the primary beneficiary of the entity.

Laiyang Jianbo are considered variable interest entities (“VIE”), and we are the primary beneficiary. On October 1, 2008, we entered into agreements with Laiyang Jiangbo to which we shall receive 100% of Laiyang Jiangbo’s net income. In accordance with these agreements, Laiyang Jianbo shall pay consulting fees equal to 100% of its net income to our wholly-owned foreign subsidiary, GJBT, and GJBT shall supply the technology and administrative services needed to service Laiyang Jianbo.

The accounts of Laiyang Jiangbo are consolidated in the accompanying financial statements pursuant to FIN 46R. As a VIE, Laiyang Jiangbo sales are included in our total sales, its income from operations is consolidated with our, and our net income includes all of Laiyang Jiangbo net income. We do not have any non-controlling interest and accordingly, did not subtract any net income in calculating the net income attributable to us. Because of the contractual arrangements, we have pecuniary interest in Laiyang Jiangbo that require consolidation of our financial statements and Laiyang Jiangbo financial statements.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which provides guidance for how companies should measure fair value when required to use a fair value measurement for recognition or disclosure purposes under generally accepted accounting principle (GAAP). SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact, if any, the adoption of SFAS 157 will have on its financial statements.

In December 2006, FASB Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements,” was issued. The FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” The Company believes that its current accounting is consistent with the FSP. Accordingly, adoption of the FSP had no effect on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115,” under which entities will now be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. The Company is currently assessing the impact, if any, the adoption of SFAS 159 will have on its financial statements.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS 141(R),“Business Combinations”, which replaces SFAS 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will have an impact on accounting for business combinations once adopted, but the effect is dependent upon acquisitions at that time.

In December 2007, the FASB issued SFAS No. 160,“Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (“SFAS 161”), which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company has not determined the effect of the application of SFAS 161 on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement will not have and impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.” The scope of this Statement is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of Statement 60. Accordingly, this Statement does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). This Statement also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement will not have and impact on the Company’s financial statements.

RESULTS OF OPERATIONS

Comparison of nine months and three months ended March 31, 2008 and 2007

The following table sets forth the results of our operations for the periods indicated (unaudited):

	Three Months Ended				Nine Months Ended
	March 31,				March 31
	2008	2007	Change $	Change %	2008	2007	Change $	Change %
Change %
SALES	$26,231,191	$18,472,649	$7,758,542	42%	$66,648,051	$52,876,082	$13,771,969	26.05%

SALES- RELATED PARTIES	1,869,092	455,580	1,413,512	310.27%	4,611,849	2,963,871	1,647,978	55.6%

COST OF SALES	6,337,822	5,388,811	949,011	17.61%	17,744,379	15,724,047	2,020,332	12.85%

GROSS PROFIT	21,762,461	13,539,418	8,223,043	60.73%	53,515,521	40,115,906	13,399,615	33.4%

RESEARCH AND DEVELOPMENT	967,930	953,560	14,370	1.51%	2,170,240	10,441,060	(8,270,820)	(79.21)%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,136,164	9,658,803	2,477,361	25.65%	29,269,330	18,491,304	10,778,026	58.29%

INCOME FROM OPERATIONS	8,658,367	2,927,055	5,731,312	195.8%	22,075,951	11,183,542	10,892,409	97.4%

OTHER EXPENSES	1,972,269	80,457	1,891,812	2351.33%	2,404,038	210,313	2,193,725	1043.08%

INCOME BEFORE PROVISION FOR INCOME TAXES	6,686,098	2,846,598	3,839,500	134.88%	19,671,913	10,973,229	8,698,684	79.27%

PROVISION FOR INCOME TAXES	2,211,265	970,025	1,241,240	127.96%	6,808,625	3,567,857	3,240,768	90.83%

NET INCOME	4,474,833	1,876,573	2,598,260	138.46%	12,863,288	7,405,372	5,457,916	73.7%

OTHER COMPREHENSIVE INCOME	1,690,597	368,537	1,322,060	358.73%	4,776,631	673,047	4,103,584	609.7%

COMPREHENSIVE INCOME	6,165,430	2,245,110	3,920,320	174.62%	17,639,919	8,078,419	9,561,500	118.36%

Revenues. During the nine months ended March 31, 2008, we had revenues of $71,259,900 as compared to revenues of $55,839,953 for the nine months ended March 31, 2007, an increase of $15,419,947 or approximately 27.61%. Our revenues include sales to related parties of $4,611,849 as compared to $2,963,871for the nine months ended March 31, 2007, an increase of $1,647,978 or approximately 55.60%. For the three months ended March 31, 2008, we had revenues of $28,100,283 as compared to revenues of $18,928,229 for the three months ended March 31, 2007, and increase of $9,172,054 or 48.46%. For the three months ended March 31, 2008, we had revenues from related parties sales of $1,869,092 as compared to $455,580 for the three months ended March 31, 2007, an increase of $1,413,512 or 310.27%. The overall increase in total revenue in the third quarter and the nine months of fiscal 2008 was primarily attributable to the increase of sales volume of our best selling products: Clarithromycin sustained-release tablets and Itopride Hydrochloride Granules. Additionally, we released a new product, Baobaole chewable tablets in the second quarter of fiscal 2008. We believe that our sales will continue to grow as we continue strengthening our sales force, enhancing our brand name recognition and improving the quality of our products.

Cost of Sales. Cost of sales for the nine months ended March 31, 2008 increased $2,020,332 or 12.85%, from $ 15,724,047 for the nine months ended March 31, 2007 to $17,744,379 for the nine months ended March 31, 2008. Cost of sales for the three months ended March 31, 2008 increased $949,011 or 17.61% from $5,388,811 for the three months ended March 31, 2007 to $6,337,822 for the three months ended March 31, 2008. The decrease in cost of sales as a percentage of net revenues for the nine months ended March 31, 2008, approximately 24.90% as compared to the nine months ended March 31, 2007, approximately 28.16%, and the decrease in cost of sales as a percentage of net revenue for the three months ended March 31, 2008, approximately 22.55% as compared to the three months ended March 31, 2007 approximately 28.47%, was primarily attributable to our ability to better manage raw material purchase prices, the high margin on the new product Baobaole chewable tables, more sales being generated from products with higher profit margins and more efficient production.

Gross Profit. Gross profit was $53,515,521 for the nine months ended March 31, 2008 as compared to $40,115,906 for the nine months ended March 31, 2007, representing gross margins of approximately 75.10% and 71.84%, respectively. Gross profit was $21,762,461 for the three months ended March 31, 2008 as compared to $13,539,418 for the three months ended March 31, 2007, representing gross margins of approximately 77.45% and 71.53%, respectively. The increase in our gross profits was mainly due to decrease in cost of sales as a percentage of net revenue as we better managed raw material purchase prices and our product sales mixture to generate more sales from products with higher profit margins.

Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $29,269,330 for the nine months ended March 31, 2008, as compared to $ 18,491,304 for the nine months ended March 31, 2007, an increase of $10,778,026 or approximately 58.29%. Selling, general and administrative expenses totaled $12,136,164 for the three months ended March 31, 2008, as compared to $ 9,658,803 for the three months ended March 31, 2007, an increase of $2,477,361 or approximately 25.65% as summarized below (Unaudited):
	Three Months Ended		Nine Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
Advertisement, marketing and promotion	$6,969,491	$7,295,921	$19,483,894	$13,884,825
Travel and entertainment— sales related	96,519	9,265	404,321	306,501
Depreciation and amortization	126,866	80,527	311,471	174,931
Shipping and handling	106,116	69,833	253,366	209,667
Salaries, wages, commissions and related benefits	4,577,685	2,160,925	7,255,133	2,916,535
Travel and entertainment— non sales related	58,263	4,958	214,589	18,471
Other	201,224	37,374	1,346,556	980,374
Total	$12,136,164	$9,658,803	$29,269,330	$18,491,304

The changes in these expenses during the nine months and three months ended March 31, 2008, as compared to the corresponding period in 2007 included the following:

•
An increase of $5,599,069 or approximately 40.33% in advertisement, marketing and promotion spending for the nine months ended March 31, 2008 and an decrease of $326,430 or approximately 4.47% for the three months ended March 31, 2008 as compared to the corresponding period in fiscal 2007 were primarily due to TV commercials and magazine advertisements expenses to establish our Baobaole Chewable tablets brand name. Additionally, we also increase our marketing and promotional activities to promote our two other best selling products.

•
Travel and entertainment -sales related expenses increased by $97,820 or approximately 31.92% for the nine months ended March 31, 2008 and $87,254 or approximately 941.76% for the three months ended March 31, 2008 as compared to the corresponding period in fiscal 2007 was primarily due to our marketing and sales travel related activities related to promoting our Baobole Chewable tablets and establishing the distribution network for the product.

•
Shipping and handling expenses increased by $43,699 or approximately 20.84% for the nine months ended March 31, 2008 and $36,283 or 51.96% for the three months ended March 31, 2008 as compared to the corresponding period of fiscal 2007, primarily because increase in sales volume in fiscal year 2008.

•
Depreciation and amortization increased by $136,540 or 78.05% for the nine months ended March 31, 2008 and $46,339 for the three months ended March 31, 2008 as compared to the corresponding period of fiscal 2007, primarily due to additional amortization expenses on the new patent obtained in late fiscal 2007 and additional land use right obtained in the 3rd quarter of fiscal 2008.

•
Salaries, wages, commissions and related benefits increased by $4,338,598 or 148.76% for the nine months ended March 31, 2008 and $2,416,760 for the three months ended March 31, 2008 as compared to the corresponding period of fiscal 2007. The increases were primarily due to increase in commission payments to sales representatives as well as an increase in number of employees and sales representatives as a result of expanding our distribution network from 26 provinces and regions to 30 provinces and regions in fiscal 2008.

•
An increase of $196,118 or approximately 1061.76% in travel and entertainment -non sales related expenses for the nine months ended March 31, 2008 and $53,305 or 1075.13% for the three months ended March 31, 2007 were primarily due to increase in corporate executives’ and managers’ travel related to public company related activities.

•
Other selling, general and administrative expenses, which includes professional fees, utilities, office supplies and expenses increased by $366,182 or 37.35% for the nine months ended March 31, 2008 and increased by $163,850 or 438.41% for the three months ended March 31, 2008 as compared to the corresponding period in fiscal 2008 primarily due to more professional fees and other miscellaneous expense in fiscal 2008.

Research and Development Costs. Research and development costs, which consist of cost of material used and salaries paid for the development of the Company’s products and fees paid to third parties, totaled $2,170,240 for the nine months ended March 31, 2008, as compared to $10,441,060 for the nine months ended March 31, 2007, a decrease of $8,270,820 or approximately 79.21%. Research and development costs totaled $967,930 for the three months ended March 31, 2008, as compared to $953,560 for the three months ended March 31, 2007, an increase of $14,370 or approximately 1.51%. The significant decrease in research and development expenses for the nine months ended March 31, 2008 was mainly due to major spending on a research and development project conducted as well as payments for new drug clinical trials and project expenses in the second quarter of fiscal 2007. The Company completed several research and development projects in fiscal 2007 and those drugs are currently in the final process of being approved from the Chinese SFDA.

Other Expenses. Our other expenses consisted of financial expenses and non-operating expenses. We had other expenses of $2,404,038 for the nine months ended March 31, 2008 as compared to other expenses $210,313for the nine months ended March 31, 2007, an increase of $2,193,725or approximately 1043.08%. For the three months ended March 31, 2008, we had other expense of $1,972,269 as compared to $80,457 for the three months ended March 31, 2007, an increase of $1,891,812 or 2351.33%. The increase in other expenses was mainly due to unrealized loss on trading securities, amortization of the debt discount on convertible debenture created by the intrinsic value of the beneficial conversion feature in the debt and the fair value of the warrants issued in conjunction with the debt as well as loss from discontinued operation. Amortization expense on debt discount amounted to $671,296 for the nine months and $416,666 for three months ended March 31, 2008 and the amortization of debt issuance cost amounted to $47,583 for the nine months and $29,534 three months ended March 31, 2008.

Net Income income. Our net income for the nine months ended March 31, 2008 was $12,863,288 as compared to $7,405,372for the nine months ended March 31, 2007, an increase of $5,457,916 or 73.70%. The net income for the three months ended March 31, 2008 was $4,474,833as compared to $1,876,573 for the three months ended March 31, 2007, an increase of $2,598,260 or 138.46%. The increase in net income is primarily attributable to increase in sales volume of our best selling products, as well as improved profit margin. Our management believes that net income will continue to improve as we will continue to offer better and more products and improve our manufacturing efficiency.

Comparison of Years Ended June 30, 2007, 2006 and 2005

The following table sets forth the results of our operations for the periods indicated as a percentage of total net sales:

	Year Ended June 30,	% of	Year Ended June 30,	% of	Year Ended June 30,	% of
	2007	Revenue	2006	Revenue	2005	Revenue
SALES	$72,259,812	94.84%	$45,242,987	92.04%	$10,852,106	85.11%

SALES—RELATED PARTIES	3,933,881	5.16%	3,913,452	7.96%	1,899,266	14.89%

COST OF REVENUES	21,161,530	27.77%	15,686,233	31.91%	8,771,942	68.79%

GROSS PROFIT	55,032,163	72.23%	33,470,206	68.09%	39,79,430	31.21%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	25,579,361	33.57%	7,894,672	16.06%	1,689,004	13.25%

RESEARCH AND DEVELOPMENT	11,143,830	14.63%	13,642,200	27.75%	1,240,252	9.73%

INCOME FROM OPERATIONS	18,308,972	24.03%	11,933,334	24.28%	1,050,174	8.24%

OTHER (INCOME) EXPENSES	(6,375,340)	(8.37)%	386,816	0.79%	253,319	1.99%

INCOME BEFORE PROVISION FOR INCOME TAXES	24,684,312	32.40%	11,546,518	23.49%	796,855	6.25%

PROVISION FOR INCOME TAXES	2,631,256	3.45%	3,810,351	7.75%	262,962	2.06%

NET INCOME	22,053,056	28.94%	7,736,167	15.74%	533,893	4.19%

OTHER COMPREHENSIVE INCOME Foreign currency translation adjustment	1,018,130	1.34%	128,311	0.26%	-	-

COMPREHENSIVE INCOME	23,071,186	30.28%	7,864,478	16.00%	533,893	4.19%

Comparison of Years Ended June 30, 2007 and 2006

Revenues. Our revenues include sales to third parties and to related parties of $72,259,812 and $3,933,881, respectively for the year ended June 30, 2007. During the year ended June 30, 2007, we had revenues from sales of $72,259,812 as compared to $45,242,987 for the year ended June 30, 2006, an increase of approximately 59.71%. During the year ended June 30, 2007, we had sales to a related parties of $3,933,881 as compared to $3,913,452 for the year ended June 30, 2006, an increase of approximately 0.52%. These increases are attributable to continued strong sales of our best selling products, Ciprloxacin Hydrochloride tablets, and Paracetamol tablets. We believe that our sales will continue to grow because we are strengthening our sales force, improving the quality of our products and continuing developing new products that will be well accepted in the market.

Cost of Revenues. Cost of revenues for 2007 increased $5,475,297 or 34.91%, from $15,686,233 for the year ended June 30, 2006 to $21,161,530 for the year ended June 30, 2007. The decrease in cost of revenue as a percentage of net revenues for the year ended June 30, 2006, approximately 27.77% as compared to the year ended June 30, 2006, approximately 31.91%, was attributable to our better control on the raw material purchase prices and more efficient manufacturing production.

Gross Profit. Gross profit was $55,032,163 for the year ended June 30, 2007 as compared to $33,470,206 for the year ended June 30, 2006, representing gross margins of approximately 72.23% and 68.09%, respectively. The increase in our gross profits was mainly due to strong product sale and decrease in cost of revenue as a percentage of net revenue.

Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $25,579,361for the year ended June 30, 2007, as compared to $7,894,672 for the year ended June 30, 2006, an increase of approximately 224.01%. This increase is primarily attributable to increase in product advertisement, marketing and promotion spending. Additionally, the travel and entertainment expenses were also increased due to increased sales related travel and entertainment in 2007.

Research and Development Costs. Research and development costs, which consist of cost of material used and salaries paid for the development of the Company’s products and fees paid to third parties, totaled $11,143,830 for the year ended June 30, 2007, as compared to $13,642,200 for the year ended June 30, 2006, an decrease of approximately 18.31%. The decrease was mainly because we conducted fewer product development projects in 2007.

Other (Income) Expenses. Our other (income) expenses consisted of corporate income tax and valued added tax exemption from the government, financial expenses and non-operating expenses. We had other income of $6,375,340 for the year ended June 30, 2007 as compared to other expense $386,816 for the year ended June 30, 2006, an decrease of approximately 1748.16%. The decrease in other expenses is mainly due to receiving of corporate income tax and value added tax exemption from the government.

Net Income. Our net income for the year ended June 30, 2007 was $22,053,056 as compared to $7,736,167 for the year ended June 30, 2006. The increase in net income is attributable to increased sales volume, lower average costs as well as government income tax and value added tax exemption. Our management believes that net income will continue to increase because we will continue to offer better and more products and improve our manufacturing efficiency.

Comparison of Years Ended June 30, 2006 and 2005

Revenues. Our revenues include sales to third parties and to related parties of $45,242,987 and $3,913,452, respectively for the year ended June 30, 2006. During the year ended June 30, 2006, we had revenues from sales to third parties of $45,242,987 as compared to sales of $10,852,106 for the year ended June 30, 2005, an increase of approximately 316.91%. During the year ended June 30, 2006, we had revenues from sales to related parties of $3,913,452 as compared to $1,899,266 for the year ended June 30, 2005, an increase of approximately 106.05%. These increases are attributable to continued strong sales of our best selling products, Ciprloxacin Hydrochloride tablets, and Paracetamol tablets.

Cost of Revenues. Cost of revenues for 2006 increased by $6,914,291or 78.82%, from $8,771,942 for the year ended June 30, 2005 to $15,686,233 for the year ended June 30, 2006. The decrease in cost of revenue as a percentage of total revenues for the year ended June 30, 2006, approximately 31.91% as compared to the year ended June 30, 2005, approximately 68.79%, was attributable to lower material costs and better and more efficient manufacturing production.

Gross Profit. Gross profit was $33,470,206 for the year ended June 30, 2006 as compared to $3,979,430 for the year ended June 30, 2005, representing gross margins of approximately 68.09% and 31.21%, respectively. The increase in our gross profits was mainly due to strong product sale and decrease in cost of revenue as a percentage of net revenue.

Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $7,894,672 for the year ended June 30, 2006, as compared to $1,689,004 for the year ended June 30, 2005, an increase of approximately 367.42%. This increase is primarily attributable to increase in product advertisement, marketing and promotion spending. Additionally, the travel and entertainment expenses were also increased due to increased sales related travel and entertainment in 2007.

Research and Development Costs. Research and development costs, which consist of cost of material used and salaries paid for the development of the Company’s products and fees paid to third parties, totaled $13,642,200 for the year ended June 30, 2006, as compared to $1,240,252 for the year ended June 30, 2005, an increase of approximately 999.95%. The increase was mainly because we conducted fewer product development projects and the average spending on each project was higher in 2006.

Other (Income) Expenses. Our other (income) expenses consisted of corporate income tax and valued added tax exemption from the government, financial expenses and non-operating expenses. We had other expense of $386,816 for the year ended June 30, 2006 as compared to other expense of $253,319 for the year ended June 30, 2005, an increase of approximately 52.70%. The increase in other expenses was mainly due to high interest expenses in 2006.

Net Income. Our net income for the year ended June 30, 2006 was $7,736,167 as compared to $533,893 for the year ended June 30, 2005. The increase in net income is attributable to largely increased sales volume and lower average costs.

LIQUIDITY AND CAPITAL RESOURCES

Our working capital position increased $14,761,942 to $30,759,382 at March 31, 2008 from $15,997,440 at June 30, 2007. This increase in working capital is primarily attributable to an increase in cash balance of $3.8 million primarily due to the receipt of proceeds from our November 2007 financing which amounted to $5 million, an increase in marketable equity securities of approximately $2.1 million obtained from the October 1, 2007 reverse merger, an increase in accounts receivable of approximately $8.8 million due to increase in sales, an increase in accounts receivable-related parties of approximately $1.5 million, a decrease in notes payable of $4.9 million, a decrease in other payable-related parties of $1 million, and a payment of dividend of $10.5 million, and offset by a decrease in restricted cash of $4.9 million, an increase in accounts payable of $1.4 million, an increase in other payable of $2.4 million, an increase in liabilities assumed from reorganization of $1.4 million and an increase in taxes payable of $10.5 million.

Net cash provided in operating activities for the nine months ended March 31, 2008 was $17,697,452 as compared to net cash provided by operating activities of $4,283,404 for the nine months ended March 31, 2007. For the nine months ended March 31, 2008, net cash provided in operating activities was primarily attributable to income from continued operations of $13.2 million, increase in accounts payable of $1.2 million, increase in other payable of $2.1 million, and increase in taxes payable of $10 million, offset by increase in our accounts receivable and accounts receivable-related parties of $8.6 million as a result of increase in sales, and increase in liabilities assumed from reorganization of $1.2 million. For the nine months ended March 31, 2007, net cash provided by operating activities was attributable primarily to our net income of $7.4 million, decrease in inventories of $1.1 million, decrease in our other assets of $1.3 million and increase in our tax payable of $2 million and offset by increases in our accounts receivable and accounts receivable-related parties of $3.5 million, decrease in accounts payable of $2.3 million, and decrease in other payable and other payable-related parties of $ 1.9 million.

Net cash used by investing activities for the nine months ended March 31, 2008 was $7,507,300 attributable to payments on land use rights of $8.2 million and purchases of equipments of $0.4 million and offset by cash acquired in reverse merger of $0.5 million and proceeds from the sale of marketable securities totaling $0.6 million. Net cash used in investing activities for the nine months ended March 31, 2007 amounted to $58,469 which attributable to purchases of equipment.

Net cash used in financing activities was $7,678,043 for the nine months ended March 31, 2008 and was primarily attributable to payments on debt issuance cost of $0.4 million, payments on dividend payable of $10.5 million, payments for bank loans of $5.4 million and a decrease in notes payable of $5.4 million and offset by proceeds from bank loans of $3.3 million, proceeds from issuance of convertible debt of $5 million, and decrease in restricted cash of $5.4 million. Net cash used in financing activities for the nine months ended March 31, 2007 amounted to $1.3 million which attributable to payments for bank loans of $1.3 million and decrease in notes payable of $0.7 million and offset by increase in restricted cash of $0.7 million.

We reported a net increase in cash for the nine months ended March 31, 2008 of $3,836,836 as compared to a net increase in cash of $3,117,736 for the nine months ended March 31, 2007.

On November 6, 2007, the Company entered into a Securities Purchase Agreement with Pope Investments, LLC (“Pope”) pursuant to which the Company issued and sold to Pope for $5,000,000 (a) 6% convertible subordinated debentures due November 30, 2010 and (b) a three-year warrant to purchase 10,000,000 shares of the Company’s common stock, par value $0.001 per share, at an exercise price of $0.32 per share, subject to adjustment as provided therein.

On May 30, 2008, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), with Karmoya International Ltd., a British Virgin Islands company, Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., a wholly owned foreign enterprise in the People’s Republic of China, Wubo Cao (“Mr. Cao”) and the Selling Stockholders, pursuant to which, on May 30, 2008, the Company sold to the Selling Stockholders 6% convertible notes and warrants to purchase shares of the Company’s common stock for the aggregate amount of $30,000,000.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of March 31, 2008, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	5 Years +
	In Thousands
Contractual Obligations:
Bank Indebtedness	$6,201,804	$6,201,804	$-	$-	$-
Research and Development Obligations	$11,936,320	$4,069,200	$6,510,720	$1,356,400	$-
Purchase Obligations	$-	$-	$-	$-	$-
Total Contractual Obligations:	$18,138,124	$10,271,004	$6,510,720	$1,356,400	$-

Bank Indebtedness amounts include the short term bank loans amount and notes payable amount.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Recent Financings

May 2008 Financing

On May 30, 2008, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Karmoya, Genesis Jiangbo, Wubo Cao (“Mr Cao”) and certain investors, pursuant to which, on May 30, 2008, we sold to investors $30,000,000 principal amount of our 6% Notes and Class A Warrants to purchase 75,000,000 shares of our common stock, in transactions exempt from registration under the Securities Act. We are using the net proceeds from May 2008 financing for working capital purposes.

The Notes are due May 30, 2011 and are convertible into shares of our common stock at a conversion price equal to $0.20, subject to adjustment pursuant to customary anti-dilution provisions and automatic downward adjustments in the event of certain sales or issuances by us of common stock at a price per share less than $0.20. Interest on the outstanding principal balance of the notes is payable at the rate of 6% per annum, in semi-annual installments payable on November 30th and May 30th of each year, with the first interest payment due on November 30, 2008. At any time after the issuance of the Notes, any Investor may convert its Note, in whole or in part, into shares of our common stock, provided that such investor shall not effect any conversion if immediately after such conversion, such investor and its affiliates would in the aggregate beneficially own more than 9.99% of the our outstanding common stock. The Notes are convertible at our option if the following four conditions are met: (i) effectiveness of a registration statement with respect to the shares of our common stock underlying the notes and the warrants; (ii) the VWAP of our common stock has been equal to or greater than 250% of the conversion price, as adjusted, for 20 consecutive trading days on its principal trading market; (iii) the average dollar trading volume of our common stock exceeds $500,000 on its principal trading market for the same 20 days; and (iv) we achieve 2008 Guaranteed EBT (as hereinafter defined) and 2009 Guaranteed EBT (as hereinafter defined). A holder of a Note may require us to redeem all or a portion of such Note for cash at a redemption price as set forth in the Notes, in the event of a change in control of the company, an event of default or if any governmental agency in the PRC challenges or takes action that would adversely affect the transactions contemplated by the securities purchase agreement.

In connection with the May 2008 financing, we agreed, among other things, to increase the number of authorized shares of our common stock to 900,000,000 by no later than August 31, 2008, which increase became effective on August 19, 2008. We have also agreed that on and after November 30, 2008 neither we nor any of our subsidiaries will engage in any transactions (“Related Party Transactions”) with any of Yantai Jiangbo Pharmaceuticals Co., Ltd. (“Yantai Jiangbo”), Laiyang Jiangbo Medicals Co., Ltd. (“Laiyang Jiangbo”) and Laiyang Jiangbo Western and Chinese Pharmacy Co., Ltd. (“Jiangbo Pharmacies”) (each, a “Related Party” and collectively, the “Related Parties”) without the prior written consent of Pope Investments LLC. As a precondition to the Company or any of our subsidiaries engaging in any Related Party Transaction, we will obtain, from such Related Party, a commitment in writing that such Related Party will, at no time in the future, seek to enter the business of developing and manufacturing drugs. During the period commencing on May 30, 2008 and ending on November 30, 2008, we (i) may continue to make sales to Yantai Jiangbo and Laiyang Jiangbo, which sales shall constitute no more than 4% of our total sales in any fiscal quarter and (ii) shall provide to each investor no less frequently than quarterly, receivables, payables and inventory reports which set forth the details of any transactions with Yantai Jiangbo and Laiyang Jiangbo that have occurred during such quarterly period. Notwithstanding the foregoing, we may continue to make sales to Jiangbo Pharmacies, which sales shall constitute no more than 2% of our total sales in any fiscal quarter. In connection therewith, we have agreed to provide to each investor no less frequently than quarterly, receivables, payables and inventory reports which set forth the details of any transactions with Jiangbo Pharmacies that have occurred during such quarterly period.

The Class A Warrants are exercisable for a five-year period beginning on May 30, 2008 at an initial exercise price of $0.25 per share.

In connection with the May 2008 financing, we entered into a Holdback Escrow Agreement dated as of May 30, 2008, with the investors and Loeb & Loeb LLP, as escrow agent, pursuant to which $4,000,000 of the purchase price was deposited into an escrow account with the escrow agent at the closing of the financing. Pursuant to the terms of the holdback escrow agreement, (i) $2,000,000 of the escrowed funds will be released to us upon our satisfaction no later than 120 days following the closing of the financing of an obligation that our board of directors be comprised of at least five members (at least two of whom are to be fluent English speakers who possess necessary experience to serve as a director of a public company), a majority of whom will be independent directors acceptable to Pope Investments LLC and (ii) $2,000,000 of the escrowed funds will be released to us upon our satisfaction no later than six months following the closing of the financing of an obligation to hire a full-time chief financial officer acceptable to Pope who has experience as the chief financial officer of a U.S. public company and who is a certified public accountant, fluent in English and an expert in GAAP and auditing procedures and compliance for U.S. public companies. In the event that either or both of these obligations is not so satisfied, the applicable portion of the escrowed funds will be released pro rata to the investors. On June 16, 2008, $2,000,000 of the escrowed funds were released to us upon our hiring of Elsa Sung as our chief financial officer. On July 18, 2008, we met our obligation relating to the composition of our board of directors and on July 29, 2008, the remaining escrowed funds were released to us.

In connection with May 2008 financing, Mr. Cao, our chief executive officer and chairman of the board, placed 150,000,000 shares of our common owned by him into an escrow account pursuant to a Make Good Escrow Agreement, dated as of May 30, 2008. In the event that either (i) our adjusted 2008 earnings before taxes is less than US$26,700,000 (“2008 Guaranteed EBT”) or (ii) our 2008 adjusted fully diluted earnings before taxes per share is less than US$0.040 (“2008 Guaranteed Diluted EBT”), 60,000,000 of such shares (the “2008 Make Good Shares”) are to be released pro rata to the investors. In the event that either (i) our adjusted 2009 earnings before taxes is less than US$38,400,000 (“2009 Guaranteed EBT”) or (ii) our adjusted fully diluted earnings before taxes per share is less than US$0.058 (or US$0.056 if the 20,000,000 shares of common stock held in escrow in connection with the November 2007 financing have been released from escrow)(“2009 Guaranteed Diluted EBT”), 90,000,000 of such shares (the “2009 Make Good Shares”) are to be released pro rata to the Investors. Should we successfully satisfy these respective financial milestones, the 2008 Make Good Shares and 2009 Make Good Shares will be returned to Mr. Cao. In addition, Mr. Cao is required to deliver shares of common stock owned by him to the investors on a pro rata basis equal to the number of shares (the “Settlement Shares”) required to satisfy all costs and expenses associated with the settlement of all legal and other matters pertaining to the Company prior to or in connection with the completion of the our October 2007 share exchange in accordance with formulas set forth in the Securities Purchase Agreement.

In connection with the May 2008 financing, we entered into a Registration Rights Agreement dated as of May 30, 2008 with the investors. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement covering the resale of (i) the shares of common stock underlying the Notes and Class A Warrants that are being registered in this offering, (ii) the 2008 Make Good Shares, (iii) the 2009 Make Good Shares, and (iv) the Settlement Shares. We are required to file an initial registration statement covering the shares of common stock underlying the notes and warrants no later than 45 days from the closing of the May 2008 financing and to have such registration statement declared effective no later than 180 days from the closing of May 2008 financing. If we do not timely file such registration statement or cause it to be declared effective by the required dates, then we will be required to pay liquidated damages to the investors equal to 1.0% of the aggregate purchase price paid by such investors for each month that we do not file the registration statement or cause it to be declared effective. Notwithstanding the foregoing, in no event shall liquidated damages exceed 10% of the aggregate amount of the purchase price. The registration statement of which this prospectus forms a part is being filed to satisfy our obligations under the registration rights agreement. In connection with the May 2008 financing, we and the purchaser of our Debentures and November Warrants, agreed that such securities shall be included in this registration statement. See “November 2007 Financing”.

In connection with the May 2008 financing, Mr. Cao entered into a Lock-Up Agreement dated May 30, 2008 with us, pursuant to which he agreed not to transfer any shares of our common stock owned by him until 18 months after the effective date of the registration statement of which this prospectus forms a part.

November 2007 Financing

On November 6, 2007, we entered into a Securities Purchase Agreement (the “November Securities Purchase Agreement”) with Pope Investments, LLC, pursuant to which, on November 7, 2007, we issued and sold to Pope Investments (i) $5,000,000 principal amount of our Debentures and (ii) the November Warrants to purchase 10,000,000 shares of our common stock at an exercise price of $0.32 per share, subject to adjustment as provided therein. The exercise price and number of shares for which the November Warrants are exercisable were adjusted to 16,000,000 shares of common stock at $.20 per share in connection with the May 2008 financing.

The Debentures bear interest at the rate of 6% per annum, payable in semi-annual installments on May 31 and November 30 of each year, with the first interest payment being due on May 31, 2008. The initial conversion price of the Debenture was $0.25 per share. If we issue common stock at a price that is less than the effective conversion price, or common stock equivalents with an exercise or conversion price less than the then effective conversion price, the conversion price of the debenture and the exercise price of the warrant will be reduced to such price. The exercise price of the Debentures was reduced to $.20 per share in connection with the May 2008 financing. The Debentures may not be prepaid without the prior written consent of the holder.

In connection with the November 2007 financing, Mr. Cao placed in escrow 20,000,000 shares of common stock, which will be replaced by 20,000,000 shares issued by us in the name of the escrow agent, at which time the shares delivered by Mr. Cao will be returned. In the event our consolidated Net Income Per Share (as defined in the November Securities Purchase Agreement), for the year ended June 30, 2008 is less than $0.038, the escrow agent will deliver the 20,000,000 shares to Pope Investments.

Pursuant to the November Securities Purchase Agreement, the we entered into a Registration Rights Agreement (the “November Registration Rights Agreement”), pursuant to which we must file on each Filing Date (as defined therein) a registration statement to register the portion of the Registrable Securities (as defined therein) as permitted by the SEC’s guidance.

Pursuant to the November Registration Rights Agreement, the initial registration statement with respect to the shares of common stock issuable upon conversion of the Debentures and exercise of the November Warrants was required to be filed within 90 days of the November 7, 2007 closing date and declared effective within 180 days following such closing date. Any subsequent registration statements that are required to be filed on the earliest practical date on which we are permitted by the SEC’s guidance to file such additional registration statement. Such additional registration statements must be effective 90 days following the date on which it is required to be filed. In the event that the registration statement was not timely filed or declared effective, we were required, pursuant to the November registration rights agreement to pay liquidated damages. Such liquidated damages shall be, at the investor’s option, either $1,643.83 or 6,575 shares of our common stock per day that the registration statement is not timely filed or declared effective as required pursuant to the November registration rights agreement, subject to an amount of liquidated damages not exceeding either $600,000, 2,400,000 shares of common stock, or a combination thereof based upon 12% liquidated damages in the aggregate. In connection with the May 2008 financing , Pope Investments waived the initial filing and effectiveness deadlines set forth in the November registration rights agreement and agreed that the we would be required to include the Registrable Securities covered by the November Registration Rights Agreement in the Registration Rights Agreement executed in connection with the May 2008 financing.

BUSINESS

Business Overview

We operate, control and beneficially own the pharmaceutical business of Laiyang Jiangbo. Laiyang Jiangbo researches, develops, manufactures, markets and sells pharmaceutical products and health supplements in the PRC. From our inception in 2001 until our acquisition of Karmoya International Ltd. in October 2007, we were a business development and marketing firm specializing in advising and providing turn-key solutions for Chinese small and mid-sized companies entering Western markets. Following the acquisition of Karmoya, we discontinued our former operations in the business development and marketing segment and administratively dissolved the subsidiaries that had been involved in those operations.

Corporate Structure

The following diagram illustrates our current corporate structure and the place of formation and affiliation of each of our subsidiaries and our affiliated entity as of the date of this prospectus: 1

1.	For risks relating to our current corporate structure, see “Risk Factors—Risks Associated with Doing Business in China.”

2.
Agreements that provide us with effective control over Laiyang Jiangbo include irrevocable powers of attorney, equity pledge agreements, purchase options and cooperation agreement. See “—Contractual Agreements with Laiyang Jiangbo and Its Shareholders.”

3.	The economic benefits and losses of Laiyang Jiangbo accrue to Laiyang Jiangbo pursuant to a business cooperation agreement. See “—Contractual Agreements with Laiyang Jiangbo and Its Shareholders.”

Contractual Arrangements with Laiyang Jiangbo and Its Shareholders

PRC law currently places certain limitations on foreign ownership of Chinese companies. To comply with these foreign ownership restrictions, we operate our business in China through contractual arrangements with Laiyang Jiangbo. Our relationships with Laiyang Jiangbo and its shareholders are governed by a series of contractual arrangements primarily between two entities associated with our wholly owned subsidiary Karmoya: (1) GJBT, Karmoya’s wholly foreign owned enterprise in PRC, and (2) Laiyang Jiangbo, Karmoya’s operating company in PRC. Under PRC laws, each of GJBT and Laiyang Jiangbo is an independent legal person and neither of them is exposed to liabilities incurred by the other party. The contractual arrangements constitute valid and binding obligations of the parties of such agreements. Each of the contractual arrangements, as amended and restated, and the rights and obligations of the parties thereto are enforceable and valid in accordance with the laws of the PRC. Other than pursuant to the contractual arrangements described below, Laiyang Jiangbo does not transfer any other funds generated from its operations to any other member of the LJ Group. On September 21, 2007, we entered into the following contractual arrangements (collectively, the “LJ Agreements”):

Consulting Services Agreement. Pursuant to the exclusive consulting services agreement between GJBT and Laiyang Jiangbo, GJBT has the exclusive right to provide to Laiyang Jiangbo general consulting services related to pharmaceutical business operations, as well as consulting services related to human resources and technological research and development of pharmaceutical products and health supplements (the “Services”). Under this agreement, GJBT owns the intellectual property rights developed or discovered through research and development while providing the Services for Laiyang Jiangbo. Laiyang Jiangbo pays a quarterly consulting service fee in RMB to GJBT that is equal to all of Laiyang Jiangbo's revenue for such quarter.

Operating Agreement. Pursuant to the operating agreement among GJBT, Laiyang Jiangbo and the shareholders of Laiyang Jiangbo who collectively hold 100% of the outstanding shares of Laiyang Jiangbo (collectively, the “Laiyang Shareholders”), GJBT provides guidance and instructions on Laiyang Jiangbo's daily operations, financial management and employment issues. The Laiyang Shareholders must appoint the candidates recommended by GJBT as members of Laiyang Jiangbo's board of directors. GJBT has the right to appoint senior executives of Laiyang Jiangbo. In addition, GJBT agrees to guarantee Laiyang Jiangbo's performance under any agreements or arrangements relating to Laiyang Jiangbo's business arrangements with any third party. Laiyang Jiangbo, in return, agrees to pledge its accounts receivable and all of its assets to GJBT. Moreover, Laiyang Jiangbo agrees that without the prior consent of GJBT, Laiyang Jiangbo will not engage in any transactions that could materially affect the assets, liabilities, rights or operations of Laiyang Jiangbo, including, but not limited to, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party, or transfer of any agreements relating to its business operation to any third party. The term of this agreement is ten (10) years from September 21, 2007 unless early termination occurs in accordance with the provisions of the agreement and may be extended only upon GJBT's written confirmation prior to the expiration of the this agreement, with the extended term to be mutually agreed upon by the parties.

Equity Pledge Agreement. Pursuant to the equity pledge agreement among GJBT, Laiyang Jiangbo and the Laiyang Shareholders, the Laiyang Shareholders pledged all of their equity interests in Laiyang Jiangbo to GJBT to guarantee Laiyang Jiangbo's performance of its obligations under the consulting services agreement. If either Laiyang Jiangbo or any of the Laiyang Shareholders breaches its respective contractual obligations, GJBT, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The Laiyang Shareholders also granted GJBT an exclusive, irrevocable power of attorney to take actions in the place and stead of the Laiyang Shareholders to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that GJBT may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. The Laiyang Shareholders agreed, among other things, not to dispose of the pledged equity interests or take any actions that would prejudice GJBT's interest. The equity pledge agreement will expire two years after Laiyang Jiangbo obligations under the exclusive consulting services agreement have been fulfilled.

Option Agreement. Pursuant to the option agreement among GJBT, Laiyang Jiangbo and the Laiyang Shareholders, the Laiyang Shareholders irrevocably granted GJBT or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Laiyang Jiangbo for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. GJBT or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is ten (10) years from September 21, 2007 unless early termination occurs in accordance with the provisions of the agreement and may be extended only upon GJBT's written confirmation prior to the expiration of the this agreement, with the extended term to be mutually agreed upon by the parties.

Proxy Agreement. Pursuant to the proxy agreement among GJBT and the Laiyang Shareholders, the Laiyang Shareholders agreed to irrevocably grant and entrust all the rights to exercise their voting power to the person(s) appointed by GJBT. GJBT may from time to time establish and amend rules to govern how GJBT shall exercise the powers granted to it by the Laiyang Shareholders, and GJBT shall take action only in accordance with such rules. The Laiyang Shareholders shall not transfer their equity interests in Laiyang Jiangbo to any individual or company (other than GJBT or the individuals or entities designated by GJBT). The Laiyang Shareholders acknowledged that they will continue to perform this agreement even if one or more than one of them no longer hold the equity interests of Laiyang Jiangbo. This agreement may not be terminated without the unanimous consent of all of the parties, except that GJBT may terminate this agreement by giving thirty (30) days prior written notice to the Laiyang Shareholders.

Company Background

On October 1, 2007, we completed a share exchange transaction by and among us, Karmoya International Ltd., a British Virgin Islands company (“Karmoya”), and Karmoya’s shareholders. As a result of the share exchange transaction, Karmoya, a company which was established as a “special purpose vehicle” for the foreign capital raising activities of its Chinese subsidiaries, became our wholly owned subsidiary and our new operating business. Karmoya was incorporated under the laws of the British Virgin Islands on July 17, 2007 and owns 100% of the capital stock of Union Well International Limited, a Cayman Islands company (“Union Well”). Karmoya conducts its business operations through Union Well’s wholly owned subsidiary, Genesis Jiangbo (Laiyang) Biotech Technology Co., Ltd. (“GJBT”). GJBT was incorporated under the laws of the PRC on September 16, 2007 and registered as a wholly foreign owned enterprise on September 19, 2007. GJBT has entered into consulting service agreements and equity-related agreements with Laiyang Jiangbo Pharmaceutical Co., Ltd. (“Laiyang Jiangbo”), a PRC limited liability company incorporated on August 18, 2003.

As a result of the share exchange transaction, our primary operations consist of the business and operations of Karmoya and its subsidiaries, which are conducted by Laiyang Jiangbo in the PRC. Laiyang Jiangbo produces and sells western pharmaceutical products in China and focuses on developing innovative medicines to address various medical needs for patients worldwide.

We were originally incorporated on August 15, 2001 in the State of Florida under the name Genesis Technology Group, Inc. On October 12, 2001, we consummated a merger with NewAgeCities.com, an Idaho public corporation originally formed in 1969. We were the surviving entity after the merger with the Idaho public corporation.

Products

Laiyang Jiangbo is engaged in research, development, production, marketing and sales of pharmaceutical products. It is located in Northeast China in an Economic Development Zone in Laiyang City, Shandong province and is one of the major pharmaceutical companies in China producing tablets, capsules, and granules for both Western medical drugs and Chinese herbal-based medical drugs. Laiyang Jiangbo is also a major manufacturer of liquid chemical supply for medical use in China. Approximately 33% of its current products are Chinese herbal-based drugs and 67% are Western medical drugs and liquid chemicals. Laiyang Jiangbo has several Certificates of Good Manufacturing Practices for Pharmaceutical Products (GMP Certificates) issued by the Shandong State Drug Administration (SDA) and currently produces over five types of drugs.

Laiyang Jiangbo’s top four products in fiscal 2007 were Clarithromycin sustained-release tablets, Itopride Hydrochloride granules, Ciprofloxacin Hydrochloride tablets, and Paracetamol tablets.

Drug Development and Production

Development and production of pharmaceutical products is Laiyang Jiangbo’s largest and most profitable business. Its principal pharmaceutical products include:

Clarithromycin sustained-release tablets

Clarithromycin sustained-release tablets, Chinese Drug Approval Number H20052746, are semi-synthetic antibiotics for curing Clarithromycin sensitive microorganism infections. Laiyang Jiangbo is one of only two domestic Chinese pharmaceutical companies having the technology to manufacture this drug. Laiyang Jiangbo’s sales of this drug were over RMB 248.4 million ($31.82 million) in fiscal 2007, which is approximately 50% of the market share in China for this type of drug.

Clarithromycin is the second generation of macrolide antibiotic and replaces the older generation of Erythromycin. Clarithromycin first entered the pharmaceutical market in Ireland in 1989, and as of 2007, it is one of thirty medicines which generate the greatest sales revenue all over the world. Chemically, Clarithromycin has a wider antimicrobial spectrum and longer duration of acid resistance. Its activity is 2 to 4 times better than Erythromycin, but the toxicity is 2-12 times lower.

Clarithromycin sustained-release tablets utilize sustained-release technology, which requires a high degree of production technology. Because of the high degree of technology required to produce this product, PRC production requirements are very strict and there are very few manufacturers who gain permission to produce this product. Therefore, there is a significant barrier to entry in the PRC market. Currently, our Clarithromycin sustained-release tablets are the leading product in the PRC domestic antibiotic sustained-release tablets market. Our goal is to maintain our current market share for this product.

Itopride Hydrochloride granules

Itopride Hydrochloride granules, Chinese Drug Approval Number H20050932, are a stomach and intestinal drug for curing digestive system-related diseases. Laiyang Jiangbo’s sales for this drug reached RMB 228.08 million ($29.22 million) in fiscal 2007, which is approximately 12.6% of the market share in China for this type of drug. This product is widely regarded for its pharmacological properties, i.e. rapid absorption, positive clinical effects, and few side effects. Based on clinical observation, it has been shown that Itopride Hydrochloride granules can improve 95.1% of gastrointestinal indigestion symptoms.

Itopride Hydrochloride granules are the fourth generation of gastrointestinal double dynamic medicines, which are used for curing most symptoms due to functional indigestion. The older generations are Metoclopramide Paspertin, Domperidone and Cisapride.

Itopride Hydrochloride granules are SDA-approved and entered the PRC pharmaceutical market in June 2005. Since 2005, Laiyang Jiangbo has seized the opportunity presented by this product by rapidly establishing a domestic sales network and developing the market for this product. Currently, this product has competition from two other famous stomach medicines, namely Dompendone Tablets and Vitamin U Belladonna and Aluminum Capsules II. Itopride Hydrochloride granules are a new product for Laiyang Jiangbo, but it already has a nationwide sales network in China. Laiyang Jiangbo’s goal is to have sales of Itopride Hydrochloride granules exceed sales of the other two medicines in the near future.

Ciprofloxacin Hydrochloride tablets

Ciprofloxacin Hydrochloride tablets, Chinese Drug Approval Number H37022737, are an antibiotic drug used to cure infection caused by bacteria. Laiyang Jiangbo’s sales for this drug reached RMB 91.73 million ($11.75 million) in fiscal 2007, which is approximately 19.61% of the total market for this type of antibiotic drug in China.

Due to a stoppage in production of raw material manufacturing in PRC in 2004, the price of certain raw materials which are used to produce Ciprofloxacin Hydrochloride tablets rose rapidly and Laiyang Jiangbo seized this opportunity by using its stored raw materials to produce a significant amount of Ciprofloxacin Hydrochloride tablets. As a result, Laiyang Jiangbo’s sales of this product won a large percentage of the market in PRC from 2004 to 2006. However, other companies resumed production in 2007, which has lead to stronger competition and a decrease in Laiyang Jiangbo’s profits for this product. Despite the recent decrease in profits for this product, Laiyang Jiangbo’s goal is to continue producing Ciprofloxacin Hydrochloride tablets as a principal product to promote the popularity of its product and brand.

Paracetamol tablets

Paracetamol tablets, Chinese Drug Approval Number H37022733, are a nonprescription analgesic drug, mainly used for curing fever due to common flu or influenza. It is also used for relief of aches and pains. Laiyang Jiangbo’s sales for this drug reached RMB 26.61 million ($3.41 million) in fiscal 2007, which is approximately 0.6% of the total market for similar types of drugs in China.

Laiyang Jiangbo is authorized by the PRC Ministry of Health to be an appointed producer of common antibiotics in Jiangsu Province, Guangdong Province, Zhejiang Province, Fujian Province, Shandong Province and Guangxi Province. Paracetamol tablets are one of PRC’s national A-level Medicare medicines. This product entered the Chinese market in July 2004.

Baobaole Chewable tablets

Baobaole Chewable tablets, Chinese Drug Approval Number Z20060294, are a new product of Laiyang Jiangbo and entered the market in November 2007. Baobaole Chewable tablets are nonprescription drugs for gastric cavity aches. This drug stimulates the appetite and promotes digestion. Baobaole is used to cure deficiencies in the spleen and stomach, abdomen aches, loss of appetite, and loose bowels. Its effects are mild and lasting.

Laiyang Jiangbo has completed its entire distribution network for this product and started selling this product in late November 2007. Its goal is to reach sales volume of RMB 96 million ($13.7 million) for this product for the fiscal year ended June 30, 2008.

Radix Isatidis Disperable Tablet

Radix Isatidis Disperable Tablets, Chinese Drug Approval Number Z20080142, nonprescription Traditional Chinese Medicine, is used to cure virus influenza and sour throat. Laiyang Jiangbo recently obtained the approval for this drug and is the only company owns this manufacture technology in China. It clears away heat, detoxify and promote pharynx. The research study indicates Radix Isatidisthe’s ingredients included Indole, hapoxanthineuraci, quina-alkaloids, amino acid, etc., have anti-inflammation and anti-virus effects.

Compared with similar existing Radix Isatidis products, Radix Isatidis Disperable Tablet utilizes the new disperable tablet formula, which is convenient to take and fast to dissolve. It is also easy to absorb and has high stability.

Raw Materials

Laiyang Jiangbo has strategic relationships with many research institutions in PRC developing new drugs, such as Pharmaceutical Institute of Shandong University, The Institute of Microbiology and Shandong Chinese Traditional Medicine Technical School. These relationships help to ensure that Laiyang Jiangbo maintains a continuing pipeline of high quality drugs into the future. Laiyang Jiangbo designs, creates prototypes and manufactures its products at its manufacturing facilities located in Laiyang City, Shandong province. Its principal raw materials include Ciprofloxacin Hydrochlorides and Clarithromycin. The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, organic chemical prices, market demand, and freight costs. The prices for these raw materials have varied significantly in the past and may vary significantly in the future.

Research and Development

Laiyang Jiangbo places great emphasis on product research and development and maintains strategic relationships with many research institutions in PRC developing new drugs, such as Pharmaceutical Institute of Shandong University, The Institute of Microbiology and Shandong Chinese Traditional Medicine Technical School. These relationships help to ensure that Laiyang Jiangbo maintains a continuing pipeline of high quality drugs into the future. Other than a number of potential R&D projects that are currently under evolution and yet to be locked in, the major project currently being undertaken by Laiyang Jiangbo is:

Ligustrazine Ferulic Acid Acetate (LFAA)

LFAA is a Cardiac Cerebral Vascular innovative medicine, researched by Pharmaceutical Institute of Shandong University. It is protected by patent. Its PRC invention patent application number is 02135989X, publication number is CN1424313A and patent number is ZL02135989X filed in December 2005.

LFAA is a synthetic innovation medicine based on Liqustrazine. It is the successor of Liqustrazine, which has independent intellectual property rights. LFAA helps to reduce blood clotting and prevent platelets in the blood from clumping together. Based on clinical studies, LFAA’s artery endothelium cell proliferation stimulating function is 20 times better than Liqustrazine, its protecting function for endothelium cell is 40 times better than Liqustrazine, and its anti-cerebral ischemia activity is 4 times better than Liqustrazine. Laiyang Jiangbo’s goal is to reach sales revenue of RMB $300 million for LFAA after it is put into production.

For the fiscal year ended June 30, 2007, Laiyang Jiangbo spent approximately US $11 million or approximately 14.6% of its fiscal 2007 revenue on research and development of various pharmaceutical products. For the fiscal year ended June 30, 2006, Laiyang Jiangbo spent approximately US $13.6 million or approximately 27.8% of its fiscal 2006 revenue on research and development of products.

Competition

As a pharmaceutical manufacturing and distribution company in PRC, overall, Laiyang Jiangbo has two major competitors in the PRC: Zhuhai Lizhu and Beijing Nohua. These companies have number of popular pharmaceutical products, strong financial position and a large market share in the industry. Laiyang Jiangbo is able to compete with these competitors because of its favorable geographic position, strong R&D capability, unique products, extensive sales network, and lower prices.

Our major competitors in China on individual product basis are Jiangsu Hengrui Pharmaceuticals (Clarithromycin sustained release tablets), Xi'an Yangsen ( Itopride Hydrochloride Granules) and Jiangzhong Pharmaceuticals (Baobaole Chewable tablets), respectively. We are able to compete with Jiangsu Hengrui Pharmaceuticals because of our extensive sales network as well as flexible and favorable incentive policy. Compared with Motihium of Xi'an Yangsen,  a gastro dynamic only drug, our Itopride Hydrochloride Granules have better efficacy due to its gastro-intestinal dynamic characteristic, higher security and less side effects. Referring to  Children Jiangwei Xiaoshi Tablets of Jiangzhong Pharmaceutcials, our Baobaole Chewable tablet is able to significantly stimulate appetite and fundamentally nurse children's gastro-intestinal system. Also, it is very convenient for children to take. As such, we believe we have competitive advantages for those products.

Sales and Marketing

Laiyang Jiangbo has a well-established sales network across China. It has a distribution network covering 26 provinces in the PRC. Currently, Laiyang Jiangbo has approximately 1,060 distribution agents throughout the PRC. Laiyang Jiangbo will continue to establish more representative offices and engage additional distribution agents in order to strengthen its distribution network.

Laiyang Jiangbo recognizes the importance of branding as well as packaging. All of Laiyang Jiangbo’s products bear a uniform brand but have specialized designs to differentiate the different categories of Laiyang Jiangbo's products.

Laiyang Jiangbo conducts promotional marketing activities to publicize and enhance its image as well as to reinforce the recognition of its brand name including:

1.	publishing advertisements and articles in national as well as specialized and provincial newspapers, magazines, and in other media, including the Internet;

2.	participating in national meetings, seminars, symposiums, exhibitions for pharmaceutical and other related industries;

3.	organizing cooperative promotional activities with distributors; and

4.	sending direct mail to major physician offices and laboratories.

Intellectual Property

Laiyang Jiangbo relies on a combination of trademark, copyright and trade secret protection laws in PRC and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect its intellectual property and brand. Laiyang Jiangbo has been issued design patents in PRC for drug packaging and drug containers, each valid for 10 years, and it intends to apply for more patents to protect its core technologies. Laiyang Jiangbo is currently in the process of acquiring the rights to a new Class I drug recently patented and made available to Laiyang Jiangbo through its relationship with the Pharmaceutical Institute of Shandong University. This is a Class I drug which means that all PRC national hospitals and other major medical facilities must carry this drug. Laiyang Jiangbo also enters into confidentiality, non-compete and invention assignment agreements with its employees and consultants and nondisclosure agreements with third parties. “Jiangbo” and a certain circular design affiliated with our brand are our registered trademarks in the PRC.

Pharmaceutical companies are at times involved in litigation based on allegations of infringement or other violations of intellectual property rights. Furthermore, the application of laws governing intellectual property rights in the PRC and abroad is uncertain and evolving and could involve substantial risks to us

Customers

Currently, Laiyang Jiangbo has approximately 1,200 terminal clients. Terminal clients are hospitals and medical institutions which purchase large supplies of pharmaceutical drugs. Laiyang Jiangbo is also authorized by the PRC Ministry of Health as an appointed Medicare medication supplier in six provinces, namely Jiangsu Province, Shandong Province, Zhejiang Province, Fujian Province, Guangdong Province and Guangxi Province.

For the fiscal years ended June 30, 2007, 2006 and 2005, five customers accounted for approximately 33.3%, 30.5% and 47.39%, respectively, of Laiyang Jiangbo’s sales. These five customers represent 28.9% and 26.5% of Laiyang Jiangbo’s total accounts receivable as of June 30, 2007 and 2006, respectively. Three customers accounted for approximately 16.5%, of the Company's sales for the nine months ended March 31, 2008. These three customers represent 11.2% of the Company's total accounts receivable as of March 31, 2008.

Governmental Regulation

General PRC Government Approval

The Drug Administration Law of the PRC governs Laiyang Jiangbo and its products. The State Food & Drug Administration of the PRC regulates and implements PRC drug laws. The State FDA has granted Laiyang Jiangbo government permits to produce the following products: Clarithromycin sustained-released tablets, Itopride Hydrochloride granules, Ciprofloxacin Hydrochloride tablets, Paracetamol tablets, Baobaole Chewable tablets, Compound Sufamethoxazole tablets, and Vitamin C tablets.

The drug approval process takes about two years: including local SFDA approval, Local SFDA test, State SFDA processing, state SFDA expert valuation, clinical trial, final approval.

No enterprise may start production at its facilities until it receives approval from the PRC Ministry of Agriculture to begin operations. Laiyang Jiangbo currently has obtained the requisite approval and licenses from the Ministry of Agriculture in order to operate its production facilities.

Circular 106 Compliance and Approval

On May 31, 2007, the PRC State Administration of Foreign Exchange (“SAFE”) issued an official notice known as “Circular 106,” which requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China.

In early September 2007, the three owners of 100% of the equity in Laiyang Jiangbo, Cao Wubo, Xun Guihong and Zhang Yihua, submitted their application to SAFE. On September 19, 2007, SAFE approved their application, permitting these Chinese citizens to establish an offshore company, Karmoya International Ltd., as a “special purpose vehicle” for any foreign ownership and capital raising activities by Laiyang Jiangbo.

After SAFE’s approval, Cao Wubo, Xun Guihong and Zhang Yihua became the majority owners of Karmoya International Ltd. on September 20, 2007

Costs and Effects of Compliance with Environmental Laws

In compliance with PRC environmental regulations, Laiyang Jiangbo spent approximately $1,500 in fiscal 2005, $1,600 in fiscal 2006, and approximately $2,000 in fiscal 2007, mainly for the wastewater treatment in connection with its production facilities

Legal Proceedings

Except as discussed below, we are not a party to any pending legal proceeding, nor are we aware of any legal proceedings being contemplated against us by any governmental authority:

Elizabeth Hiromoto et al v. Telecom Communications, Inc. et al. - Case No. 2:07-cv-07858-PSG-E, United States District Court, Central District of California (Western Division - Los Angeles)

On December 3, 2007, two individuals filed a lawsuit against the Company, its former Chief Executive Officer James Wang, and certain others, alleging breach of contract. On July 2, 2008, the Company and the plaintiffs settled the lawsuit with prejudice and claims and plaintiffs have agreed to file a Request for Dismissal with Prejudice of the lawsuit.

Fernando Praca, Plaintiff v.s. EXTREMA, LLC and Genesis Pharmaceuticals Enterprises, Inc.- Case No. 50 2005 CA 005317, Palm Beach County, Florida

Fernando Praca, former Director and former President of the Company’s discontinued subsidiary, Extrema LLC, filed an action in Dade County, Florida against Extrema, LLC and the Company in June 2005 relating to damages arising from the sale of Extrema LLC to Genesis Technology Group, Inc. Praca had filed a Motion of Temporary Injunction but had not proceeded to move this case forward. The plaintiff has decided to reinitiate the legal action in March 2008. In June 2008 the Company and Praca entered into a Settlement Agreement whereby Praca agreed to dismiss this action against the Company and to surrender to the Company for cancellation, 100,000 shares of common stock in the Company held by him and the Company agreed to provide Praca with a legal opinion of its counsel removing the restrictive legend on the 1,269,607 shares of common stock held by Praca.

CRG Partners, Inc. and Genesis Technology Group, Inc., n/k/a Genesis Pharmaceuticals Enterprises, Inc. (ARBITRATION) - Case No. 32 145 Y 00976 07, American Arbitration Association, Southeast Case Management Center

On December 4, 2007, CRG Partners, Inc. (“CRG”), a former consultant of the Company, filed a demand for arbitration against the Company alleging breach of contract and seeking damages of approximately $10 million as compensation for consulting services rendered to the Company. The amount of damages sought by the claimant is equal to the dollar value as of 29,978,900 shares of the Company’s common stock which the claimant alleges are due and owing to CRG. On December 5, 2007, we gave notice of termination of our relationship with CRG under the consulting agreement. The arbitration is scheduled to be conducted in Miami Dade County, Florida. We plan to vigorously defend our position. As of the date of this filing, the Company is unable to estimate a loss, if any, the Company may incur related expenses to this lawsuit.

Kenneth Clinton vs. Genesis Pharmaceuticals Enterprises, Inc., GTEC Holdings, Capital Growth Financial, Inc., Gary L. Wolfson and Pacific Rim Consultants, Inc. - Case No. 50 2007 CA 023923, Palm Beach County, Florida

On December 21, 2007, Kenneth Clinton, a former director and former President of the Company, filed a lawsuit against the Company and certain entities and persons related to our predecessor Genesis Technology Group, Inc. The complaint alleged, among other things, breach of contract against the Company for an agreement to pay the plaintiff certain shares of other public companies (collectively, the “Reverse Merger Shares”) in connection with reverse merger transactions arranged by our predecessor, and breach of contract against the Company for failure to allow the plaintiff to exercise certain stock options for shares in the Company or exchange such options for new shares in the Company. The plaintiff sought relief in the form of (1) delivery of the Reverse Merger Shares, or in the alternative damages in the amount of those shares, (2) a judgment against the Company to allow the plaintiff to exchange and exercise his stock options for shares in the Company, or in the alternative damages in the amount of those shares, and (3) a declaratory judgment regarding a pledge and escrow agreement with defendant Capital Growth Financial.

In February 2008, the Company entered into a settlement agreement and general release with Mr. Clinton whereby the Company agreed to allow Mr. Clinton to exercise 1.5 million stock options issued under the Company’s 2007 stock option plan for shares in the Company and released and discharged Mr. Clinton from any and all claims, demands or obligations. Mr. Clinton agreed to waive and release the Company from any and all claims, demands or obligations.

Property

Our principal executive offices are located at Middle Section, Longmao Street, Area A, Laiyang Waixiangxing Industrial Park, Laiyang City, Yantai, Shandong Province, PRC 710075, where we have developed approximately 45,356 square meters of production, office, and garage space. Our total building area is 7172 square meters and our production workshop area is more than 3132 square meters.

On August 13, 2003, the Laiyang Development Planning Agency approved Laiyang Jiangbo’s plan to invest in Section A of the Industrial Park for construction of garage and office space. On August 18, 2003, the Laiyang Industrial Park Administration certified Laiyang Jiangbo’s investment of RMB $10 million (US $1.33 million) in Section A of the Industrial Park for a total construction of 13,000 square meters.

We currently do not lease any real property.

Employees

Laiyang Jiangbo currently has more than 1,430 employees, including 50 administrative staff, 320 production crew, 440 full-time salespersons and 620 part-time salespersons. Approximately 200 of these employees are represented by Laiyang City Jiangbo Pharmaceuticals Union, which is governed by the City of Laiyang. Laiyang Jiangbo has not experienced a work stoppage since inception and does not anticipate any work stoppage in the foreseeable future. Management believes that its relations with its employees and the union are good.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information regarding our current directors and executive officers.

Name	Age	Position

Cao Wubo	43	Chief Executive Officer and Chairman of the Board

Elsa Sung	34	Chief Financial Officer

Xu Hibo	37	Chief Operating Officer and Director

Dong Lining	49	Vice President, Director of Technology

Yang Weidong	37	Vice President, Director of Sales

Xin Jingsheng	53	Director of Equipment

Xue Hong	40	Controller

Feng Xiaowei	40	Director

Huang Lei	26	Director

Ge Jian	37	Director

Robert Cain	45	Director

Michael Marks	36	Director

Cao Wubo, age 43, has served as our chief executive officer and chairman of the board since October 2007. He has served as the chairman and general manager of Laiyang Jiangbo since 2003. From 1981 to 1988, Mr. Cao completed his military service in the Chinese Army, during which he was sales section director in Laiyang Yongkang Pharmaceutical Factory. From 1988 to 1998, he continued working in Laiyang Yongkang Pharmaceutical Factory as Marketing Manager. From 1998 to 2003, he was general manager of Laiyang Jiangbo Pharmacy Co. Ltd. and Laiyang Jiangbo Chinese and Western Pharmacy Co. Ltd. He is the founder of Laiyang Jiangbo Pharmacy Co. Ltd., Laiyang Jiangbo Chinese and Western Pharmacy Co. Ltd., and Laiyang Jiangbo Pharmaceutical Co. Ltd.

Elsa Sung, age 34, has served as our Chief Financial Officer since October 2007. Prior to June 2008, she was also Vice President of CFO Oncall, Inc. Prior to joining CFO Oncall, Inc., Ms. Sung was an Audit Manager at Sherb & Co., Boca Raton, Florida, responsible for managing, monitoring, as well as performing audits for domestic and international clients. Before joining Sherb & Co., Ms. Sung was a Senior Internal Auditor at Applica Consumer Products, Inc., a U.S. public traded company. Prior to this, Ms. Sung was with Ernst & Young, LLP in West Palm Beach, Florida as a Senior Auditor in the Assurance and Advisory Business Service Group. Ms. Sung is a licensed CPA in the State of Georgia and a member of the American Institute of Certified Public Accountants. She received her Master of Business Administration and Bachelor’s Degree, graduated “Cum Laude,” in Accounting from Florida Atlantic University. She also holds a Bachelor’s Degree in Sociology from National Chengchi University in Taipei, Taiwan.

Xu Haibo, age 37, has served as our chief operating officer and director since October 2007. He has served as a deputy general manager of Laiyang Jiangbo since August 2006. He graduated from Shanghai Financial and Economic University in 1993 and has engaged in a banking career for more than ten years. From July 1993 to July 2004, he worked in the Bank of China Yantai Branch as Credit Clerk in the Credit Department, Section Chief in the Operation Department, Governor of the Bank of China Yantai Fushan Branch, and Director of the Risk Control Department in the Bank of China Yantai Branch. From August 2004 to July 2006, he was general manager of Shandong Province Licheng Investment Co. Ltd.

Dong Lining, age 49, has served as our vice president and director of technology since October 2007. He has served as deputy manager of Laiyang Jiangbo since July 2003. He graduated from Shandong Pharmacy University in 1995. From July 1986 to July 2003, he worked in Laiyang Biochemistry Pharmaceutical Factory, where he was a checker, technologist, workshop director, product technology section chief, technology deputy factory director, and factory director. He has published several pharmaceutical thesis articles in magazines such as, Chinese Biochemical Medical Magazine, Food and Drug, and China New Clinical Medicine.

Yang Weidong, age 37, has served as our vice president and director of sales since October 2007. He has served as a deputy general manager for Laiyang Jiangbo since August 2004. He graduated from Nanjing University with a masters degree. From February 1995 to March 2000, he worked at Jiangsu Yangtze Pharmaceutical Co. Ltd as a sales clerk. From April 2000 to July 2004, he was area director in Jiangsu Jizhou Pharmaceutical Co. Ltd.

Xin Jingsheng, age 53, has served as our director of equipment since October 2007. He has served as a deputy general manager of Laiyang Jiangbo since October 2003. He graduated from the Chinese People’s Liberation Army Shengqing Engineering Institute in August 1978. Mr. Xin has experience as a member of a group of trained personnel at 54685 Army Pharmacy from April 1983 to August 2001 and at China Laiyang Construction Bureau from August 2001 to September 2003. He has been engaged in the pharmaceutical industry for more than 20 years, and his varied experience includes positions as a technician, engineer assistant, engineer, deputy factory director, factory director and deputy general manager. He has participated in industry training held by the Chinese National Drug Supervising Department and Shandong Drug Supervising Department and is very familiar with laws and statutes in the Chinese pharmaceutical industry.

Xue Hong, age 40, has served as our controller since October 2007. He has served as finance controller of Laiyang Jiangbo since April 2003. From July 1988 to March 1989, she worked in Qingzhou Iron and Steel Works as quality control inspector and auditor. From March 1999 to March 2000, she worked as an accountant at Laiyang Yongkang Company. From March 2000 to September 2003, she was the chief accountant of Laiyang Jiangbo Pharmacy.

Feng Xiaowei, age 40, has served as a director since October 2007. Mr. Feng graduated from Dalian Jiaotong University Railway Locomotive & Car Department with a bachelors degree and Jilin University Postgraduate Research Institute Foreign Economic Law Department with a masters degree. Over the course of his career, he has been procurator in Shenyang Railroad Transportation Procuratorate, associate professor in Jilin University, counsel in China Jilin International Trust and Investment Corporation, expert commissary of China Strategy and Administration Association, and deputy secretary-general of the “China Strengthening Self-Innovative Capacity and Building Innovative Nation Forum.” He has participated in the Research on National Economic Development Strategy and in the subject investigation of Beijing Olympic Games, Guangzhou Development Zone and Tianjin Development Zone. He has been commissioner of Yunnan Province Policy and Economic Development Task Team, commissioner of the Xinjiang Uygur Autonomous Region Policy and Economic Development Task Team and commissioner of the China Shi Hezi National Economic Development Zone Task Team. He is the founder of the Chinese Young People Network Home Co. Ltd., and has presided over the China Young People Card Project.

Huang Lei, age 26, has served as a director since October 2007. Ms. Huang graduated from Kwantlen University College in Canada. She also earned her MBA degree from the University of British Columbia in October 2006. From November 2006 to 2007, she was a marketing manager in CúC Top Enterprises Ltd. While a student, Ms. Huang has published articles on business administration at Canada Weekly and school magazines, and earned the Best International Student Scholarship and a full scholarship. Ms. Huang speaks English, French, Mandarin and Cantonese, and has a working knowledge of accountancy and business administration.

Ge Jian, age 36, has served as a director since October 2007. Mr. Ge Jian graduated from Shandong University Management Sciences Department with a Bachelor of Business Administration in 1992. From 1992 to the end of 2000, he worked for the Development and Reform Commission of Yantai. From 2001 to 2006, he was the minister of the Capital Operation Department and the minister of the Development Department in Zhenghai Group Co. Ltd., and a director of Yantai Hualian Development Group Co. Ltd. At present, he is general manager of Yantai Zhenghai Pawn Co. Ltd.

Robert D. Cain, age 45, has served as a director since January 2007. Mr. Cain has sixteen years of experience in the entertainment and Internet industries, primarily as a production, finance, strategy and corporate development expert. He has consulted to most of Hollywood's major studios and talent guilds, and to numerous entertainment, Internet and software industry startups. Mr. Cain earned his MBA from the Wharton School at the University of Pennsylvania, after completing his undergraduate work in East Asian Studies at Harvard University. With decades of study, he speaks Chinese and has traveled extensively throughout the country since 1987. Mr. Cain resides in Los Angeles, California.

Michael Marks, age 36, has served as a director since July 2008.. Since 2007, he has served as an independent director of China Housing & Land Development, Inc., a property developer in China. In 2006, Mr. Marks became the President of Middle Kingdom Alliance Corp., a publicly traded Special Purpose Acquisition Corporation active in China. In January 2003, Mr. Marks founded the China practice of Sonnenblick Goldman, a real estate investment bank, and served as its Managing Director in China until December 2007. In 2001, he founded B2Globe, providing technology solutions to international internet businesses in Asia. In 1999, he co-founded Metro Corporate Training in Shanghai to offer training and management development, and was its Chief Executive Officer until 2001. From 1998 to 1999, Mr. Marks worked as a management consultant with Horwath Asia Pacific in Australia and China. From 1995 to 1998, Mr. Marks worked in the audit, corporate finance and advisory divisions of PricewaterhouseCoopers in South Africa. Mr. Marks received a Bachelor of Commerce (Honors) in 1994 and Masters of Commerce in 1997 from the University of the Witwatersrand in Johannesburg, South Africa. In 1998, he graduated with a Bachelor of Arts (Psychology) degree from the University of South Africa. In 1997, Mr. Marks became a Chartered Accountant in South Africa, and a Fellow of the Association of International Accountants in the United Kingdom in 1999. He speaks fluent Mandarin, French and English.

Corporate Governance

Director Independence

Although we are not currently subject to any law, rule or regulation, however, requiring that all or any portion of our board of directors include “independent” directors, we do believe that Huang Lei, Ge Jian, Feng Xiaowei, Robert Cain and Michael Marks are considered “independent” under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.

Board Committees

We are currently listed on the OTC Bulletin Board and are not required to have an audit committee, nominating committee or a compensation committee. Notwithstanding this, on July 18, 2008, we established an audit committee consisting of Michael Marks and Feng Xiaowei and a compensation committee consisting of Feng Xiaowei and Ge Jian. Prior to this time, our board of directors performed the functions delegated to the audit committee.

Code of Ethics

In January 2006, we adopted a Code of Ethics and Business Conduct to provide guiding principles to our officers, directors and employees. Our Code of Ethics and Business Conduct also strongly recommends that all directors and employees of our company comply with the code in the performance of their duties. Generally, our Code of Ethics and Business Conduct provides guidelines regarding:

•	compliance with laws, rules and regulations,
•	conflicts of interest,

•	insider trading,
•	corporate opportunities
•	competition and fair dealing,
•	discrimination and harassment,
•	health and safety,
•	record-keeping,
•	confidentiality,
•	protection and proper use of company assets, and
•	payments to government personnel.

A copy of the Code of Ethics and Business Conduct is included as Exhibit 14 to our 2007 annual report on Form 10-K filed with the SEC. A printed copy of the Code of Ethics may also be obtained free of charge by writing to Genesis Pharmaceuticals Enterprises, Inc., Middle Section, Longmao Street, Area A, Laiyang Waixiangxing Industrial Park, Laiyang City, Yantai, Shandong Province, PRC 265200.

Director Compensation

Effective October 1, 2007 in connection with our change in control, we pay annual compensation of RMB 28,000 ($4,000) to our directors who reside in China and $35,000 and 50,000 shares of our common stock to our directors who reside in the U.S.

Executive Compensation

The following executive compensation disclosure reflects all compensation for fiscal year 2007 received by Laiyang Jiangbo’s principal executive officer, principal financial officer, and most highly compensated executive officers. We refer to these individuals in this prospectus as “named executive officers.”

Summary Compensation

The following table reflects all compensation awarded to, earned by or paid to our named executive officers for Laiyang Jiangbo’s fiscal years ended June 30, 2007 and June 30, 2006:

Summary Compensation for Laiyang Jiangbo’s Fiscal Years-Ended June 30, 2007 and June 30, 2006

Name and Principal Position	Fiscal Year Ended	Salary(1) ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa-tion ($)	Nonqualified Deferred Compensa-tion Earnings ($)	All Other Compensa-tion ($)	Total ($)
Cao Wubo, Chief Executive Officer, President	2007 2006	2,460		—	—	—	—	—	2,460

Elsa Sung, Chief Financial Officer (2)	2007 2006	— —	— —	— —	— —	— —	— —	— —	— —

Xu Haibo, Vice President, Chief Operating Officer	2007 2006	1,845	—	—	—		—	—	1,845

(1)	Expressed in U.S. Dollars based on the average interbank exchange rate of 7.8070 PRC Dollars for each 1.00 U.S. Dollar for fiscal year ended June 30, 2007.

(2)
Ms. Sung was appointed as our Chief Financial Officer effective October 1, 2007, subsequent to the end of the most recent fiscal year ended June 30, 2007. Accordingly, no compensation information is available for Ms. Sung for these periods.

Employment Contracts and Termination of Employment, and Change-in-Control

We entered into an employment agreement with Elsa Sung effective as of June 10, 2008. In accordance with the terms of the agreement, Ms. Sung receives an annual base salary of $120,000 and is entitled to receive performance bonuses of (i) $18,000 if the Company is successfully listed or quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Select Market, the NASDAQ Global Market or the NASDAQ Capital Market; (ii) $8,000 if the Company meets its 2008 Guaranteed EBT; and (iii) $20,000 if the Company meets its 2009 Guaranteed EBT. In addition, Ms. Sung will be granted 300,000 options in accordance with the vesting and pricing schedule set forth in the agreement.

Grants of Plan-Based Awards

None

Outstanding Equity Awards at Fiscal Year-End

None

Option Exercise and Stock Vested

None

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.

Compensation Committee Interlocks and Insider Participation

We did not have a compensation committee during either of the fiscal years ended June 30, 2007. or June 30, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 25, 2008, certain information concerning the beneficial ownership of our Common Stock by (i) each shareholder known by us to own beneficially five percent or more of our outstanding Common Stock; (ii) each director; (iii) each executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

Named Executive Officers and Directors	Number of Shares of Common Stock Beneficially Owned (1) (2)		Percentage of Outstanding Common Stock
Cao Wubo, Chief Executive Officer and Chairman of the Board†	194,263,661	(3)	47.04%
Elsa Sung, Chief Financial Officer†	20,000		*
Xu Haibo, Vice President, Chief Operating Officer and Director†	0
Dong Lining, Vice President, Director of Technology†	0
Yang Weidong, Vice President, Director of Sales†	0
Xin Jingsheng, Director of Equipment†	0
Xue Hong, Controller†	0
Feng Xiaowei, Director†	0
Huang Lei, Director†	0
Ge Jian, Director†	399,719		*
Robert Cain, Director†	550,000		*
Michael Marks, Director†	—		—
Total Held by Directors and Executive Officers (thirteen individuals)	195,233,380		47.27%

5% Shareholders
Verda International Limited A-1 Building Dasi Street Laiyan City, Shandong Province, PRC	194,263,661	(4)	47.04%
Wang Renhui No. 57-2-14-1 Chaoyang Street Dalin, PRC	22,384,290		5.42%
Pope Investments LLC(5)(6) 5100 Poplar Avenue, Suite 805 Memphis, Tennessee 38137	41,257,309		9.99%
Ardsley Advisory Partners(7) 262 Harbor Drive Stamford, Connecticut 06902	27,750,000		6.72%
Ardsley Partners I(7) 262 Harbor Drive Stamford, Connecticut 06902	27,450,000		6.64%

* Less than one percent.

†Address of referenced person is c/o Genesis Pharmaceuticals Enterprises, Inc., Middle Section, Longmao Street, Area A, Laiyang Waixiangxing Industrial Park, Laiyang City, Yantai, Shandong Province, People’s Republic of China 265200.

(1)  Based on 412,986,078 outstanding shares of Common Stock as of August 25, 2008.

(2)  Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of the Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within sixty (60) days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage of ownership is determined by assuming that options, warrants or convertible securities that are held by such person (not those held by any other person) and which are exercisable within sixty (60) days of the date indicated above, have been exercised.

(3)  Includes 194,263,661 shares of common stock owned by Verda International Limited, a company of which Mr. Cao is the Executive Director and owner of 100% of the equity interest.

(4)  The natural person with voting power and investment power on behalf of Verda International Limited is Mr. Cao Wubo.

(5)  Includes (i) 25,000,000 shares of Common Stock issuable to Pope Investments LLC,, upon conversion of $5,000,000 aggregate principal amount of the Company’s Debentures and 16,000,000 shares of Common Stock issuable upon exercise of the November Warrants and (ii) up to an additional 4,850,000 shares of Common Stock of the 85,000,000 shares of Common Stock issuable to Pope Investments upon conversion of $17,000,000 aggregate principal amount of the Company’s Notes and 42,500,000 shares of Common Stock issuable upon exercise of 42,500,000 Class A Warrants. Pope Asset Management LLC, a Tennessee limited liability company (“Pope Asset”) serves as an investment adviser and/or manager to Pope Investments. Pope Asset is the sole manager for Pope Investments and has sole voting control and investment and disposition power and discretion with respect to all securities held by Pope Investments. Pope Asset may be deemed to beneficially own shares owned or held by, or held for the account or benefit of, Pope Investments. Mr. William P. Wells is the sole manager of Pope Asset. Mr. Wells may be deemed to own shares owned or held by, or held for the account or benefit of, Pope Investments. Pope Asset and Mr. Wells do not directly own any shares of Common Stock.

(6)  The percentage of shares of Common Stock that may be beneficially owned by Pope Investments is limited to 9.99% and no shares of Common Stock in excess of this beneficial ownership limitation may be issued by the Company to Pope Investments. This limitation may be waived by Pope Investments at any time upon 61 days’ notice to the Company.

(7)  Beneficial ownership information derived from a Schedule G filed with the SEC on June 10, 2008 by Ardsley Partners Fund II, L.P., Ardsley Partners Institutional Fund, L.P., Ardsley Offshore Fund Ltd., Ardsley Advisory Partners, Ardsley Partners I and Philip J. Hempleman.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Agreement and Plan of Share Exchange

On October 1, 2007, we executed a Share Exchange Agreement (“Exchange Agreement”) by and among Karmoya International Limited, a British Virgin Islands company (“Karmoya”), and the shareholders of 100% of Karmoya’s capital stock (the “Karmoya Shareholders”) on the one hand, and us and the majority shareholders of our capital stock (the “Genesis Shareholders”) on the other hand. Separately, Karmoya owns 100% of the capital stock of Union Well International Limited, a Cayman Islands company (“Union Well”), which has established and owns 100% of the equity in Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., a wholly foreign owned enterprise in the People’s Republic of China (“GJBT”). GJBT has entered into consulting service agreements and equity-related agreements with Laiyang Jiangbo Pharmaceutical Co., Ltd. (“Laiyang Jiangbo”), a limited liability company headquartered in, and organized under the laws of, China.

Under the Exchange Agreement, on the Closing Date, we issued 5,995,780 shares of our Series B Voting Convertible Preferred Stock, which were converted into 299,789,000 shares of our common stock on October 26, 2007. As a result of this transaction, the Karmoya Shareholders became our controlling shareholders and Karmoya became our wholly owned subsidiary. In connection with Karmoya becoming our wholly owned subsidiary, we acquired the business and operations of the LJ Group, and our principal business activities continued to be conducted through the LJ Group’s operating company in China, Laiyang Jiangbo.

Our Contractual Arrangements with Laiyang Jiangbo and Its Shareholders

PRC law currently limits foreign equity ownership of Chinese companies. To comply with these foreign ownership restrictions, we operate our business in China through a series of contractual arrangements with Laiyang Jiangbo and its shareholders that were executed on September 21, 2007. For a description of these contractual arrangements, see “Contractual Arrangements with Laiyang Jiangbo and Its Shareholders” under the “Business” section above.

Related Party Transactions of Laiyang Jiangbo

Set forth below are the related party transactions since June 30, 2007 between Laiyang Jiangbo’s shareholders, officers and/or directors, and Laiyang Jiangbo. As a result of the Exchange Transaction, we have contractual arrangements with Laiyang Jiangbo which give us the ability to substantially influence Laiyang Jiangbo's daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval.

Accounts receivable - related parties

The Company is engaged in business activities with three related parties, Jiangbo Chinese-Western Pharmacy, Laiyang Jiangbo Medicals, Co., Ltd and Yantai Jiangbo Pharmaceuticals Co., Ltd. For the nine months ended March 31, 2008 and 2007, the Company recorded net revenues of $4,611,849 and $2,963,871, respectively, from sales to related parties. For the three months ended March 31, 2008 and 2007, the Company recorded net revenues of $1,869,092 and $455,580, respectively, from sales to related parties. As of March 31, 2008, accounts receivable-related parties consisted of the following:
March 31, 2008 (Unaudited)
Receivable from product sales due from Jiangbo Chinese-Western Pharmacy	$615,934
Receivable from product sales due from Laiyang Jiangbo Medicals, Co., Ltd.	616,966
Receivable from product sales due from Yantai Jiangbo Pharmaceuticals Co., Ltd.	786,378
Total accounts receivable-related parties	$2,019,278

Accounts receivable due from related parties are expected to be paid in cash within three to six months.

Other receivable - related parties

The Company leases two of its buildings to Jiangbo Chinese-Western Pharmacy with annual lease rate of 800,000 RMB (approximately $108,512). The Company recorded other income of $81,384 for the nine months ended March 31, 2008 from rent revenue from the buildings leased to the related party company. For the three months ended March 31, 2008, the Company recorded other income of $81,384 related to this lease. As of March 31, 2008, the Company’s other receivable related party amounted to $85,680.

Other payable - related parties

From time to time, the Company received advances from its director, shareholders and related parties for its operating activities. These advances are short-term in nature. As of March 31, 2008, the Company’s other payable- related party balance amounted to $28,560.

Related Party Transactions of Genesis Technology Group, Inc.

Set forth below are the related party transactions since June 30, 2007 between the shareholders, officers and/or directors of Genesis Technology Group, Inc (“Genesis”), our predecessor, and Genesis.

On June 29, 2007, Genesis issued a $325,000 secured promissory note to a director/officer in connection with a loan to provide Genesis with cash to satisfy certain contractual obligations under its agreement with one of its then consulting clients. The principal balance was $325, 000 and payable on December 31, 2007. In lieu of interest, the director/officer received 20% interest in the capital stock position in Gold Horse International, Inc. (“GHII”), formerly known as Speedhaul Holdings, Inc. obtained by Genesis Equity Partners, LLC (“GEP”), a then subsidiary of Genesis.. Accordingly, this officer received 3,350,000 shares of GHII common stock obtained by GEP. Genesis valued these shares at $0.18 per share or $603,000 and for the six months ended June 30, 2007 recorded as compensation expense of $603,000. The note is secured by 3,250,000 shares of Lotus Pharmaceuticals, Inc.'s ("LTUS") common stock owned by us, which shares were held in escrow. GEP was subsequently dissolved and we assumed its obligations under this note. As of March 31, 2008, we have fully repaid the promissory note amount to the former director/officer and the LTUS shares held in escrow as were released to us.

On July 31, 2007, Genesis’s then 51% owned subsidiary, Genesis Equity Partners LLC, II (“GEP II”), issued a promissory note to a member of GEP II in the amount of $190,000 for working capital purposes. The note bears interest at 10% per annum and is due on July 31, 2008 GEP II was subsequently dissolved and we assumed this obligation. Upon receipt by us of shares or other equity distribution in connection with the reverse merger transaction with a certain GEP II client and distribution of 24.5% of the reverse merger distribution to the note holder in accordance with the terms of GEP II’s operating agreement, our obligation under this note shall terminate. The note is secured by 2,000,000 shares of our common stock which may be adjusted from time to time.

On July 23, 2007, Genesis entered into a one-year consulting agreement for business advisory and investor relations services with a company related to a member of its then-subsidiary, GEP. In connection with this agreement, it transferred 100,000 shares of LTUS to this consultant with a fair market value of $100,000. The consulting agreement has been terminated..

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND
RELATED STOCKHOLDER INFORMATION

Our common stock is quoted on the Over the Counter Bulletin Board, or OTCBB, under the symbol “GTEC”.

The following table shows by each fiscal quarter the range of high and low bid quotations reported by the OTCBB in each fiscal Quarter from July 1, 2005 through June 30, 2008. The OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

2008	High	Low
First Quarter	0.16	0.19
Second Quarter	0.49	0.10
Third Quarter	0.37	0.17
Fourth Quarter	0.36	0.20

2007	High	Low

First Quarter	0.19	0.09
Second Quarter	0.19	0.09
Third Quarter	0.19	0.12
Fourth Quarter	0.19	0.10

2006	High	Low
First Quarter	0.09	0.04
Second Quarter	0.07	0.03
Third Quarter	0.51	0.01
Fourth Quarter	0.37	0.16

Holders of Record

As of August 25, 2008, there were 955 holders of record of our common stock.

The transfer agent for the common stock is Computershare Limited. The transfer agent’s address is 350 Indiana Street, Suite 800, Golden, CO80401, telephone (303) 262-0600.

Dividends

We have never paid any dividends and we plan to retain earnings, if any, for use in the development of our business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Equity Compensation Plan Information

The following table sets forth information as of September 30, 2007 regarding securities authorized for issuance under equity compensation plans, including individual compensation arrangements, by us under our 2002 Stock Option Plan and our 2003 Stock Option, our 2004 Stock Plan as amended and any compensation plans not previously approved by our shareholders as of September 30, 2007.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
2002 Stock Option Plan and 2003 Stock Option Plan	3,150,000	$0.079	0
2004 Stock Plan	0	$0	0
Equity Compensation Plans or Individual Compensation Arrangements Not Approved by Security Holders (1)	16,396,954	$0.13	0
Total	19,546,954	$0.122	0

(1)
Equity compensation plan not approved by shareholders is comprised of options granted and/or restricted stock to be issued to employees and non-employees, including directors, consultants, advisers, suppliers, vendors, customers and lenders for purposes including to provide continued incentives, as compensation for services and/or to satisfy outstanding indebtedness to them.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized common stock consists of 900,000,000 shares of common stock, $0.001 par value per share. Our authorized preferred stock consists of 20,000,000 shares of preferred stock, $0.001 par value per share, of which (i) on January 15, 2004 our board of directors designated 218,000 shares as Series A 6% Cumulative Convertible Preferred Stock and (ii) on September 30, 2007 our board of directors designated 8,000,000 shares as Series B Voting Convertible Preferred Stock. As of August 25, 2008, there were 412,986,078 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for shares of our common stock is Computershare Trust Company, 350 Indiana St., #800, Golden, Colorado 80401. Our Transfer Agent and Registrar’s telephone number is (303) 262-0600.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Schneider Weinberger & Beilly LLP, Boca Raton, Florida.

EXPERTS

Our financial statements as of June 30, 2007 and 2006 and for each of the years in the three-year period ended June 30, 2007 included in this prospectus and in the registration statement have been included in reliance on the reports of Moore Stephens Wurth Frazer and Torbet, LLP, an independent registered public accounting firm, given on the authority of this firm as an expert in accounting and auditing in issuing reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

GENESIS PHARMACEUTICALS ENTERPRISES, INC.
AND ITS SUBSIDIARIES
INDEX TO AUDITED FINANCIAL STATEMENTS

Interim Financial Statements (unaudited)
Consolidated Balance Sheet as of March 31, 2008	F-2
Consolidated Statements of Income and Other Comprehensive Income for the nine months ended March 31, 2008 and 2007	F-3
Consolidated Statements of Cash Flows for the three months ended March 31, 2008 and 2007	F-4
Notes to Interim Financial Statements	F-5

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2008

ASSETS
(Unaudited)
CURRENT ASSETS:
Cash	$21,574,044
Restricted cash	3,488,604
Marketable equity securities	2,112,500
Accounts receivable, net of allowance for doubtful accounts of $62,625	20,589,289
Accounts receivable - related parties	2,019,278
Inventories	5,542,846
Other receivables	284,908
Other receivables - related parties	85,680
Advances to suppliers	894,741
Other assets	2,271
Total current assets	56,594,161

PLANT AND EQUIPMENT, net	11,081,056

OTHER ASSETS:
Restricted marketable securities	2,826,413
Debt issuance cost, net	306,825
Intangible assets, net	9,777,832
Total other assets	12,911,070

Total assets	$80,586,287

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,448,086
Short term bank loans	2,713,200
Notes payable	3,488,604
Other payables	3,736,397
Other payables - related parties	28,560
Accrued liabilities	545,885
Liabilities assumed from reorganization	1,352,997
Taxes payable	10,521,050
Total current liabilities	25,834,779

CONVERTIBLE DEBT, net of discount $4,328,704 as of March 31, 2008	671,296

COMMITMENTS AND CONTINGENCIES	-

SHAREHOLDERS' EQUITY:
Common Stock ($0.001 par value, 600,000,000 shares authorized, 390,478,760 shares issued and outstanding)	390,480
Paid-in-capital	22,803,151
Captial contribution receivable	(7,711,000)
Retained earnings	28,934,053
Statutory reserves	3,740,456
Accumulated other comprehensive income	5,923,072
Total shareholders' equity	54,080,212
Total liabilities and shareholders' equity	$80,586,287

The accompanying notes are an integral part of these statements.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	Three months ended		Nine months ended
	March 31		March 31
	2008	2007	2008	2007
REVENUES:
Sales	$26,231,191	$18,472,649	$66,648,051	$52,876,082
Sales - related party	1,869,092	455,580	4,611,849	2,963,871
TOTAL REVENUE	28,100,283	18,928,229	71,259,900	55,839,953

COST OF SALES	6,337,822	5,388,811	17,744,379	15,724,047

GROSS PROFIT	21,762,461	13,539,418	53,515,521	40,115,906

RESEARCH AND DEVELOPMENT EXPENSE	967,930	953,560	2,170,240	10,441,060

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,136,164	9,658,803	29,269,330	18,491,304

INCOME FROM OPERATIONS	8,658,367	2,927,055	22,075,951	11,183,542

OTHER (INCOME) EXPENSE, NET
Other expenese, net	1,217,477	-	1,136,534	-
Non-operating (income) expense	(529)	11,224	(232)	5,642
Interest expense, net	526,509	69,233	925,993	204,671
Loss from discontinued business	228,812	-	341,743	-
OTHER EXPENSE, NET	1,972,269	80,457	2,404,038	210,313

INCOME BEFORE PROVISION FOR INCOME TAXES	6,686,098	2,846,598	19,671,913	10,973,229

PROVISION FOR INCOME TAXES	2,211,265	970,025	6,808,625	3,567,857

NET INCOME	4,474,833	1,876,573	12,863,288	7,405,372

OTHER COMPREHENSIVE INCOME:
Unrealized (loss) gain on marketable securities	(270,351)	-	1,347,852
Foreign currency translation adjustment	1,960,948	368,537	3,428,779	673,047

COMPREHENSIVE INCOME	$6,165,430	$2,245,110	$17,639,919	$8,078,419

WEIGITED AVERAGE NUMBER OF SHARES:
Basic	389,605,134	84,545,655	260,297,377	84,131,121
Dilulted	393,292,698	90,950,796	263,271,624	89,658,922

EARNINGS PER SHARE:
Basic	$0.01	$0.02	$0.05	$0.09
Diluted	$0.01	$0.02	$0.05	$0.08

The accompanying notes are an integral part of these statements.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,863,288	$7,405,372
Loss from discontinued operations	341,743	-
Income from continued operations	13,205,031	7,405,372
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	375,456	253,063
Amortization of intangible assets	113,578	75,772
Amortization of debt issuance costs	47,583	-
Amortization of debt discount	671,296	-
Allowance for bad debts	(112,459)
Loss on sale of marketable securities	19,819	-
Unrealized loss on marketable securities	1,150,516	-
Deferred compensation expense	28,750	-
Change in operating assets and liabilities
Accounts receivable	(7,246,740)	(3,308,650)
Accounts receivable - related parties	(1,403,383)	(245,420)
Notes receivables	59,790	(29,473)
Inventories	27,542	1,065,113
Other receivables	(254,886)	(937)
Other receivables - related parties	(81,384)
Advances to suppliers	(488,064)	(10,316)
Other assets	96,538	1,282,175
Accounts payable	1,159,105	(2,324,940)
Accrued liabilities	301,290	58,191
Other payables	2,146,659	(1,355,440)
Other payables - related parties	(962,509)	(592,232)
Liabilities from discontinued operations	(1,162,133)	-
Taxes payable	10,006,057	2,011,128
Net cash provided by operating activities	17,697,452	4,283,404

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities	605,882	-
Payment for land use right	(8,246,830)	-
Purchase of equipment	(401,302)	(58,469)
Cash receipt from reverse acquisition	534,950	-
Net cash used in investing activities	(7,507,300)	(58,469)

CASH FLOWS FINANCING ACTIVITIES:
Proceeds from sale of common stock	337,500	-
Proceeds from sale of treasury stock	1,977	-
Payments for dividend	(10,520,000)	-
Payments for debt issuance cost	(354,408)	-
Proceeds from convertible debt	5,000,000	-
Proceed from officers	27,128	-
Payments for bank loans	(5,425,600)	(1,273,300)
Proceeds from bank loans	3,255,360	-
Notes payable	5,361,849	725,702
Restricted cash	(5,361,849)	(725,702)
Net cash used in financing activities	(7,678,043)	(1,273,300)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	1,324,727	166,101

INCREASE IN CASH	3,836,836	3,117,736

CASH, beginning of the period	17,737,208	3,371,598

CASH, end of the period	$21,574,044	$6,489,334

The accompanying notes are an integral part of these statements.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 1 - Organization

Genesis Pharmaceuticals Enterprises, Inc., (the “Company” or “Genesis”), was originally incorporated in Florida on August 15, 2001 under the name Genesis Technology Group, Inc. with a principal business objective to operate as a business development and marketing firm that specialized in advising and providing a turnkey solution for small and mid-sized Chinese companies entering Western markets. On October 1, 2007, Genesis executed a Share Acquisition and Exchange Agreement (“Exchange Agreement”) by and among Genesis, Karmoya International Ltd., a British Virgin Islands company (“Karmoya”), and the shareholders of 100% of Karmoya’s capital stock (the “Karmoya Shareholders”). After the closing of the share exchange transaction, Karmoya became the Company’s wholly owned subsidiary and the Company’s primary operations now consist of the business and operations of Karmoya and its subsidiaries. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition:

Cash	$534,950
Prepaid expenses	40,620
Marketable equity securities	370,330
Other assets	7,083
Restricted marketable securities	1,746,809
Restricted marketable securities held for short term loans	3,250,000
Accounts payable and accrued liabilities	(1,085,323)
Loan payable	(515,000)
Other liabilities assumed from acquisition	(452,001)
Minority interest	(121,063)
Net assets acquired	$3,776,405

Subsequent to the share exchange agreement in October 2007, the Company discontinued the business development and marketing segment that the Company focused on prior to the reverse merger as described in Note 6. The business development and marketing segment represented 100% of the Company’s sales prior to October 1, 2007. Liabilities of the business development and marketing segment are reclassified as liabilities assumed from reorganizations in the Consolidated Balance Sheet. The results of operations and cash flows of the business development and marketing segment have been reported in the Consolidated Financial Statements as discontinued operations. Except for Genesis Pharmaceuticals Enterprises, Inc., all other entities that were consolidated into the Company prior to October 1, 2007 have been administratively dissolved.

Karmoya was established on July 18, 2007, under the laws of British Virgin Islands. Karmoya was established as a “special purpose vehicle” for the foreign capital raising activities of Laiyang Jiangbo Pharmaceutical Co., Ltd (“Laiyang Jiangbo”), a limited liability company formed under the laws of the People’s Republic of China (the “PRC” or “China”). China’s State Administration of Foreign Exchange (“SAFE”) requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters under an official notice known as “Circular 106” in PRC. On September 19, 2007, Karmoya was approved by local Chinese SAFE as a “special purpose vehicle” offshore company.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

On September 20, 2007, Karmoya acquired 100% of Union Well International Limited (“Union Well”), a Cayman Islands corporation established on May 9, 2007. On September 17, 2007, Union Well established a wholly owned subsidiary, Genesis Jiangbo (Laiyang) Biotech Technology Co., Ltd. (“GJBT”), in the PRC as a wholly owned foreign limited liability company with registered capital of $12 million. GJBT develops, manufactures and sells health medicines.

Laiyang Jiangbo was formed under laws of the People’s Republic of China in August 2003 with registered capital of $1,210,000 (RMB 10,000,000). On December 1, 2006, Laiyang Jiangbo’s registered capital increased to $6,664,000 (RMB 50,000,000), on December 22, 2006, the registered capital has been funded by contribution of buildings to the Company. Laiyang Jiangbo produces and sells western pharmaceutical products in China and focuses on developing innovative medicines to address various medical needs for patients worldwide. Laiyang Jiangbo operates in 26 provinces in the PRC and is headquartered in Laiyang City, Shandong province, China.

On September 21, 2007, GJBT entered into a series of contractual arrangements (the “Contractual Arrangements”) with Laiyang Jiangbo and its shareholders. Under the terms of the Contractual Arrangements, GJBT has control over the management of the business activities of Laiyang Jiangbo and holds a 100% variable interest in Laiyang Jiangbo. The Contractual Arrangements are comprised of a series of agreements, including a Consulting Services Agreement and an Operating Agreement, through which GJBT has the right to advise, consult, manage and operate each of Laiyang Jiangbo, and collect and own all of their respective net profits. Additionally, Laiyang Jiangbo’s shareholders have granted their voting rights over Laiyang Jiangbo to GJBT. In order to further reinforce GJBT’s rights to control and operate Laiyang Jiangbo, Laiyang Jiangbo and its shareholders have granted GJBT, the exclusive right and option to acquire all of their equity interests in Laiyang Jiangbo or, alternatively, all of the assets of Laiyang Jiangbo. Further Laiyang Jiangbo Shareholders have pledged all of their rights, titles and interests in Laiyang Jiangbo to GJBT. As both companies are under common control, this has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively. The Company consolidates Laiyang Jiangbo’s results, assets and liabilities in its financial statements.

The reasons that Karmoya used the contractual arrangements to acquire control of Laiyang Jiangbo, instead of using a complete acquisition of Laiyang Jiangbo’s assets or equity to make Laiyang Jiangbo a wholly-owned subsidiary of Karmoya, were as follows: (i) PRC laws governing share exchanges with foreign entities, which became effective on September 8, 2006, make the consequences of such acquisitions uncertain and (ii) other than by share exchange, PRC law would require Karmoya to acquire Laiyang Jiangbo be acquired for cash consideration and, at the time of the acquisition, Karmoya was unable to raise sufficient funds to pay the full appraised cash value for Laiyang Jiangbo’s assets or shares as required under PRC law.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 2 - Summary of significant accounting policies

Basis of presentation

The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). In the opinion of management, the accompanying balance sheet, and related interim statements of income, stockholders’ equity and cash flows include all adjustments, consisting only of normal recurring items.

Principles of consolidation

The accompanying consolidated financial statements include the following entities:

Consolidated entity name:	Percentage of ownership
Karmoya International Ltd	100%
Union Well International Limited	100%
Genesis Jiangbo (Laiyang) Biotech Technology Co., Ltd.	100%
Laiyang Jiangbo Pharmaceuticals Co., Ltd	Variable Interest Entity

All significant inter-company transactions and balances have been eliminated in consolidation.

In accordance with FASB Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R"), variable interest entities (“VIEs”) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

In connection with the adoption of FIN 46R, the Company concluded that Laiyang Jiangbo is a VIE and the Company is the primary beneficiary. Under FIN 46R transition rules, the financial statements of Laiyang Jiangbo are then consolidated into the Company’s consolidated financial statements.

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period, and equity is translated at historical exchange rates. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Asset and liability accounts at March 31, 2008 were translated at 7.02 RMB to $1.00. Equity accounts were stated at their historical rate. The average translation rates applied to income statements for the nine months ended March 31, 2008 and 2007 were 7.40 RMB and 7.87 RMB to $1.00, respectively. In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Gains and losses from foreign currency transactions are included in the results of operation and there are no material transaction gains or losses for the nine months ended March 31, 2008 and 2007.

Revenue recognition

Product sales are generally recognized when title to the product has transferred to customers in accordance with the terms of the sale. The Company recognizes revenue in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin ("SAB") No. 104 and Statement of Financial Accounting Standards No. (“SFAS”) 48 “ Revenue Recognition When Right of Return Exists.” SAB 104 states that revenue should not be recognized until it is realized or realizable and earned. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

The Company is generally not contractually obligated to accept returns. However, on a case by case negotiated basis, the Company permits customers to return their products. In accordance with SFAS 48, revenue is recorded net of an allowance for estimated returns. Such reserves are based upon management's evaluation of historical experience and estimated costs. The amount of the reserves ultimately required could differ materially in the near term from amounts included in the accompanying consolidated financial statements.

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs. Shipping and handling costs amounted to $107,018 and $70,405, respectively, for the three months period ended March 31, 2008, and 2007. Shipping and handling costs amounted to $253,366 and $209,628, respectively, for the nine months ended March 31, 2008, and 2007.

Research and development

Research and development costs are expensed as incurred. The costs of material and equipment that are acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing, or sales are classified as plant and equipment and depreciated over their estimated useful lives.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates include the allowance for doubtful accounts and sales returns, the allowance for obsolete inventory, the useful life of property and equipment and intangible assets, and accruals for taxes due.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Financial instruments

SFAS 107, “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, notes receivable, other  receivables, prepayments, accounts payable, other payable, accrued liabilities, customer deposits, tax payable, and loans to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Statement of cash flows

In accordance with SFAS 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies using the average translation rate. Cash and cash equivalents are translated at the rate as of each reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Stock-based compensation

The Company records stock based compensation expense pursuant to SFAS 123R. The Company estimates the fair value of the award using the Black-Scholes Option Pricing Model. Under SFAS 123R, the Company’s expected volatility assumption is based on the historical volatility of Company’s stock. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock compensation expense is recognized based on awards expected to vest, and there were no estimated forfeitures as the Company has a short history of issuing options. SFAS 123R requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

Concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China. For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. Balances at financial institutions or state owned banks within the PRC are not covered by insurance. Total cash (including restricted cash balances) in banks at March 31, 2008 amounted to $25,178,370. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

For the three months ended March 31, 2008 and 2007, three products accounted for 95% and 96%, respectively, of the Company’s total sales For the nine months ended March 31, 2008 and 2007, three products accounted for 95% and 96% of the Company’s total sales.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Three customers accounted for approximately 14.0% and 26.3%, respectively, of the Company's sales for the three months ended March 31, 2008 and 2007 and for 16.5% and 25.0% of sales for the nine months ended March 31, 2008 and 2007. These three customers represent 11.2% of the Company's total accounts receivable as of March 31, 2008.

Three suppliers accounted for approximately 66.2% and 83.8% respectively, of the Company's purchases for the three months ended March 31, 2008 and 2007 and for 59.5% and 77.5% of the purchases for the nine months ended March 31, 2008 and 2007. These three suppliers represent 60.1% of the Company's total accounts payable as of March 31, 2008.

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Restricted cash

The Company had restricted cash of $3,488,604 as of March 31, 2008. The restricted funds are kept as security deposits for bank acceptance related to the Company’s notes payable.

Investment in marketable securities and restricted marketable securities

The Company determines the appropriate classification of its investments in debt and equity securities at the time of purchase and re-evaluates such determinations at each balance-sheet date. Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Marketable equity securities not classified as held-to-maturity or as trading, are classified as available-for-sale, and are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in shareholders’ equity. The fair value of substantially all securities is determined by quoted market prices. The estimated fair value of securities for which there are no quoted market prices is based on similar types of securities that are traded in the market.

For marketable equity securities for which there is an other-than-temporary impairment, an impairment loss is recognized as a realized loss. The Company's investment impairment analysis generally includes review and analysis of several factors, including:

1.
Discussions with each company's management to review the status of key internally established development milestones. As a result of the Company's strategic alliance with partner companies, the Company regularly has information regarding technology developments and business initiatives that was generally not available to the community.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

2.	The Company's knowledge of partner company's activities relating to new agreements, new investor funding and achievements.

3.
The Company's review of financial position, primarily the cash resources and operating cash flow, to determine if it was sufficient to continue to fund projected operations and ongoing technology development.

Additionally, the Company considers EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-01"). According to EITF 03-01, a security is impaired when its fair value is less than its value, and an impairment is other than-temporary if the investor does not have the "ability and intent" to hold the investment forecasted recovery of its carrying amount. EITF 03-01 holds that the impairment of each security must be assessed ability-and-intent-to-hold criterion regardless of the severity or amount of the impairment. The Company intends to hold investment in marketable securities for a period of time sufficient to allow for any anticipated recovery in market value.

Accounts receivable

The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are written off after all means of collection have been exhausted and the potential for recovery is considered remote. Accounts receivable and accounts receivable-related parties, net of allowance for doubtful accounts outstanding at March 31, 2008 amounted to $22,608,567.

The activity in the allowance for doubtful accounts for accounts receivable for the period ended March 31, 2008 is as follows:

Beginning allowance for doubtful accounts	$166,696
Recovery from bad debt expense	(112,459)
Foreign currency translation adjustments	8,388
Ending allowance for doubtful accounts	$62,625

Inventories

Inventories, consisting of raw materials and finished goods related to the Company’s products are stated at the lower of cost or market utilizing the weighted average method. The Company reviews its inventory periodically for possible obsolete goods in order to determine if any reserves are necessary. As of March 31, 2008, the Company has determined that no reserves are necessary.

Advances to suppliers

The Company advances monies to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Useful Life
Building and building improvements	5-40	Years
Manufacturing equipment	5-20	Years
Office equipment and furniture	5-10	Years
Vehicle	5	Years

The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

The Company evaluates the carrying value of long-lived assets at least annually in accordance with SFAS 144. When estimated cash flows generated by those assets are less than the carrying amounts of the assets, the Company recognizes an impairment loss. Based on its review, the Company believes that, as of March 31, 2008, there were no impairments of its long-lived assets.

Intangible assets

Land use right - all land in the People’s Republic of China is owned by the government. However, the government grants rights to use land for limited periods of time, depending on the planned use. The Company purchased land use rights on February 2008 and August 2004 for approximately $8,682,153 and $878,702, respectively. The costs of these rights are amortized using the straight-line method over the term of the land use rights of 50 years.

Patents and licenses include purchased technological know-how, secret formulas, manufacturing processes, technical, procedural manuals and the certificate of drugs production and is amortized using the straight-line method over the expected useful economic life of 5 years, which reflects the period over which the formulas, manufacturing processes, technical and procedural manuals are kept secret to the Company as agreed between the Company and the selling parties.

Intangible assets of the Company are reviewed at least annually or more often if circumstances dictate, to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also reevaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

	Useful Life
Land Use Right	50	Years
Patents	5	Years
Licenses	5	Years

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

 Income taxes

The Company utilizes SFAS 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Value added tax

The Company is subject to value added tax (“VAT”) for manufacturing products and business tax for services provided. The applicable VAT tax rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company paid  VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date of which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty, which can range from zero to five times the amount of the taxes which are determined to be late or deficient. According to the PRC tax laws, any potential tax penalty payable on late or deficient payments of this tax could be between zero and five times the amount of the late or deficient tax payable, and will be expensed as a period expense if and when a determination has been made by the taxing authorities that a penalty is due.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

VAT on sales and VAT on purchases amounted to $4,806,574 and $259,075 for the three months ended March 31, 2008, and $3,216,601 and $120,401 for the three months ended March 31, 2007, respectively. VAT on sales and VAT on purchases amounted to $12,114,274 and $443,114 for the nine months ended March 31, 2008, and $9,494,356 and $223,104 for the nine months ended March 31, 2007, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Advertising

Advertising is expensed as incurred. Advertising expenses amounted to $2,018,895 and $3,529,481 for the three months ended March 31, 2008 and 2007, respectively. Advertising expenses amounted to $6,148,010 and $5,279,282 for the nine months ended March 31, 2008 and 2007, respectively.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS 157,“Fair Value Measurements”, which provides guidance for how companies should measure fair value when required to use a fair value measurement for recognition or disclosure purposes under generally accepted accounting principle (GAAP). SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact, if any; the adoption of SFAS 157 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of FAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently assessing the impact, if any; the adoption of SFAS 159 will have on its financial statements.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS 141(R),“Business Combinations”, which replaces SFAS 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will have an impact on accounting for business combinations once adopted, but the effect is dependent upon acquisitions at that time.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

In December 2007, the FASB issued SFAS No. 160,“Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests  in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the  noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when  a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly  identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for  fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will  have on its consolidated financial statements.

Company reporting year end

For US financial statement reporting purposes beginning from 2007, the Company adopted June 30 as its fiscal year end.

Note 3 - Earnings per share

The Company reports earnings per share in accordance with the provisions of SFAS 128, “Earnings Per Share.” SFAS 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

The following is a reconciliation of the basic and diluted earnings per share computations for the three months and nine months ended March 31, 2008 and 2007:

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

	2008	2007
For the three months ended March 31, 2008 and 2007
Net income for basic and diluted earnings per share	$4,474,833	$1,876,573

Weighted average shares used in basic computation	389,605,134	84,545,655
Diluted effect of stock options and warrants	3,687,564	6,405,141
Weighted average shares used in diluted computation	393,292,698	90,950,796

Earnings per share:
Basic	$0.01	$0.02
Diluted	$0.01	$0.02

	2008	2007
For the nine months ended March 31, 2008 and 2007
Net income for basic and diluted earnings per share	$12,863,288	$7,405,372

Weighted average shares used in basic computation	260,297,377	84,131,121
Diluted effect of stock options and warrants	2,974,247	5,527,801
Weighted average shares used in diluted computation	263,271,624	89,658,922

Earnings per share:
Basic	$0.05	$0.09
Diluted	$0.05	$0.08

For the three months and nine months ended March 31, 2008, 2,963,361 and 10,000,000 stock options and warrants at an exercise price of $0.25 and $0.32, respectively, were not included in the diluted earnings per share calculation because of the anti-diluted effect.

For the three months and nine months ended March 31, 2007, the following options and warrants are not included in the diluted earnings per share calculation because of the anti-diluted effect:

For three months ended March 31, 2007		For nine months ended March 31, 2007
Outstanding option / warrants	Exercise price	Outstanding option / warrants	Exercise price
2,963,361	$ 0.304	2,963,361	$ 0.304
250,000	$ 0.310	7,400,000	$ 0.145
		250,000	$ 0.310

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 4 - Supplemental disclosure of cash flow information

Income taxes paid for the three month period ended March 31, 2008 and 2007 amounted to $132,957 and $19,103, respectively. Income taxes paid for the nine month period ended March 31, 2008 and 2007 amounted to $3,615,867 and $4,008,062, respectively

Interest paid for the three month period ended March 31, 2008 and 2007 amounted to $126,183 and $92,095, respectively. Interest paid for the nine month period ended March 31, 2008 and 2007 amounted to $331,341 and $232,727, respectively.

For the nine months period ended March 31, 2008, holders of preferred stock converted 15,400 shares of Series A Convertible Preferred Stock into 663,793 shares of common stock, par value $0.001 per share and holders of preferred stock converted 5,995,780 shares of Series B Convertible Preferred Stock into 299,789,000 shares of common stock, par value $0.001 per share. In Connection with the Exchange Agreement, the holders of options converted 8,806,250 options in a cashless exercise into 1,761,250 shares of common stock.

Note 5 - Marketable securities and restricted marketable securities

Marketable equity securities consist of investments in equity of publicly traded companies and are stated at market value based on the most recently traded price of these securities at March 31, 2008. The Company classifies marketable securities (current assets) as trading securities and restricted marketable securities, as available for sale securities (long-term assets).If the Company reclassifies its securities from available for sale securities to trading securities, the unrealized gains and losses on those re-classified securities are re-classified from the accumulated other comprehensive income in stockholders’ equity to the earnings. For the three months ended March 31, 2008 and 2007, total unrealized losses related to re-classifications of accumulated comprehensive income to earnings amounted to $641,689 and $0. For the nine months ended March 31, 2008 and 2007, total unrealized losses related to re-classifications of accumulated comprehensive income to earnings amounted to $641,689 and $0.

Realized gains and losses are determined by the difference between historical purchase price and gross proceeds received when the marketable securities are sold. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis. For the three months ended March 31, 2008 and 2007, the Company recognized a loss of $95,504 and $0, respectively, from the sale of trading securities. For the nine months ended March 31, 2008 and 2007, the Company recognized a loss of $19,819 and $0, respectively, from the sale of trading securities. The Company also recognized an unrealized loss on trading securities of $1,159,509 and $0, respectively, for the three months ended March 31, 2008 and 2007 and $1,150,516 and $0 for the nine months ended March 31, 2008 and 2007, respectively, which has been reflected in the accompanying consolidated statements of income.

For the three months ended March 31, 2008 and 2007, the Company recorded an unrealized loss on available for sales securities of $270,351 and $0, respectively. For the nine months ended March 31, 2008 and 2007, the Company recorded an unrealized gain of $1,347,852 and $0, respectively. All unrealized gains and losses related to available for sale securities have been properly reflected as a component of accumulated other comprehensive income in stockholders’ equity.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 6 - Discontinued operations

In connection with the reverse merger with Karmoya on October 1, 2007, the Company determined its operating strategy no longer supports its business development and marketing operations. Accordingly, the entire business development and marketing operation segment is reported as a discontinued operation.

The remaining liabilities of discontinued operations are presented in the balance sheet under the caption "liabilities assumed from reorganization", totaling $1,352,997.

The following table sets forth for the three months ended March 31, 2008 and 2007 indicated selected financial data of the Company's discontinued operations.

	2008		2007
Revenues	$-	$
Cost of sales	-
Gross profit	-
Operating and other non-operating expenses	228,812
Loss from discontinued operations	$228,812	$

The following table sets forth for the nine months ended March 31, 2008 and 2007 indicated selected financial data of the Company's discontinued operations.

	2008		2007
Revenues	$-	$
Cost of sales	-
Gross profit	-
Operating and other non-operating expenses	341,743
Loss from discontinued operations	$341,743	$

Note 7 - Inventories

As of March 31, 2008, inventories consisted of the following:

Raw materials	$3,083,214
Packaging materials	240,839
Finished goods	2,218,793
Total	$5,542,846

Note 8 - Plant and equipment

As of March 31, 2008, property and equipment consist of the following:

Building and building improvements	$10,694,208
Manufacturing equipment	1,083,159
Office equipment and furniture	325,624
Vehicle	330,581
Total	12,433,572
Less: accumulated depreciation	1,352,516
Total	$11,081,056

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

For the three months ended March 31, 2008 and 2007, depreciation expense amounted to $134,174 and $24,227, respectively. For the nine months ended March 31, 2008 and 2007, depreciation expense amounted to $375,456 and $253,063, respectively.

Note 9 - Intangible assets

At March 31, 2008, intangible assets consist of the following:

Land use right	$9,719,167
Patents	528,360
License	22,777
Total	10,270,304
Less: accumulated amortization	492,472
Total	$9,777,832

Total amortization expense for the three months ended March 31, 2008, and 2007 amounted to $55,289 and $20,526, respectively. Total amortization expense for the nine months ended March 31, 2008, and 2007 amounted to $113,578 and $75,772, respectively.

Note 10 - Advance to suppliers

The Company makes advances to certain vendors’ for inventory purchases. The advances on inventory purchases amounted to $894,741 as of March 31, 2008.

Note 11 - Short term loans

Short term bank loans represent amounts due to various banks which are due within one year, and these loans can be renewed with the banks. The Company’s short term bank loans consisted of the following:

Loan from Communication Bank, due September 2008. Interest Rate at 7.34% per annum, monthly interest payment. Guaranteed by related party, Jiangbo Chinese-Western Pharmacy	$2,713,200
Total	$2,713,200

Total interest expense on the short term loans amounted to $126,183 and $92,095 for the three months ended March 31, 2008. Total interest expense amounted to $370,884 and $232,727 for the nine months ended March 31, 2008 and 2007.

Note 12 - Notes payable

Notes payable represent amounts due to various banks which are normally secured and are typically renewed. All notes payable are secured by the Company’s restricted cash. The Company’s notes payables consist of the following:

Commercial Bank, various amounts, due from April 2008 to August 2008.	$3,488,604
Total	$3,488,604

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 13 - Related party transactions

Accounts receivable - related parties

The Company is engaged in business activities with three related parties, Jiangbo Chinese-Western Pharmacy, Laiyang Jiangbo Medicals, Co., Ltd and Yantai Jiangbo Pharmaceuticals Co., Ltd. For the three months ended March 31, 2008 and 2007, the Company recorded net revenues of $1,869,092 and $455,580, respectively, from sales to related parties. For the nine months ended March 31, 2008 and 2007, the Company recorded net revenues of $4,611,849 and $2,963,871, respectively, from sales to related parties. As of March 31, 2008, accounts receivable-related parties consisted of the following:

Receivable from product sales due from Jiangbo Chinese-Western Pharmacy	$615,934
Receivable from product sales due from Laiyang Jiangbo Medicals, Co., Ltd.	616,966
Receivable from product sales due from Yantai Jiangbo Pharmaceuticals Co., Ltd.	786,378
Total accounts receivable-related parties	$2,019,278

Accounts receivable due from related parties are expected to be paid in cash within three to six months.

Other receivable - related parties

The Company leases two of its buildings to Jiangbo Chinese-Western Pharmacy. For the nine months ended March 31, 2008 and 2007, the Company also recorded other income $81,384 and $76,398 from leasing the two buildings. As of March 31, 2008, the Company had $85,680 other receivable from related parties.

Other payable - related parties

Prior to fiscal year 2007, the Company received advances from its director, shareholders and related parties for its operating activities. The Company paid off these advances in March 2008 with cash. As of March 2008, the Company received $28,560 additional advances from it director for its operating activities. These advances are due on demand and bear interest at 7.05% for March 31, 2008. The interest rates for March 31, 2008 were calculated by using the Company’s 2007 average outstanding bank loan interest rate. The amount is expected to be repaid in cash.

At March 31, 2008, other payable-related parties consisted of the following:

Payable to Cao Wubo, Chief Executive Officer and Chairman of the Board, with annual interest at 7.05% for March 31, 2008 and unsecured	$28,560
Total other payable-related parties	$28,560

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 14 - Taxes payable

The Company is subject to the United States federal income tax at a tax rate of 34%. No provision for income taxes in the U.S. has been made as the company had no U.S. taxable income during the nine months ended March 31, 2008.

The Company’s wholly owned subsidiaries Karmoya International Ltd. and Union Well International Ltd. were incorporated in the British Virgin Island (BVI) and Cayman Island. Under the current laws of the BVI and Cayman Island, the two entities are not subject to income taxes.

Before January 1, 2008, companies established in the PRC were generally subject to an enterprise income tax ("EIT") rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. The PRC local government has provided various incentives to companies in order to encourage economic development. Such incentives include reduced tax rates and other measures. On March 16, 2007, the National People's Congress of China passed the new Enterprise Income Tax Law ("EIT Law"), and on November 28, 2007, the State Council of China passed the Implementing Rules for the EIT Law ("Implementing Rules") which took effect on January 1, 2008. The EIT Law and Implementing Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the FEIT, and its associated preferential tax treatments, beginning January 1, 2008.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with "de facto management bodies" within China is considered a resident enterprise and will normally be subject to an EIT of 25.0% on its global income. The Implementing Rules define the term "de facto management bodies" as "an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise." If the PRC tax authorities subsequently determine that the Company should be classified as a resident enterprise, then the organization's global income will be subject to PRC income tax of 25.0%.

Laiyang Jianbo and GJBT were originally subject to 33% income tax rate and have not received any further tax exemption after the fiscal year ended June 30, 2007. Starting January 1, 2008, Laiyang Jianbo and GJBT are subject to an EIT rate of 25%.

The table below summarizes the differences between the U.S. statutory federal rate and the Company’s effective tax rate and as follows for the nine months period ended March 31, 2008.

2008
U.S. Statutory rates	34.0%
Foreign income not recognized in the U.S	(34.0%)
China income taxes	30.2%
Total provision for income taxes	30.2%

Taxes payable as of March 31, 2008 are as follows:

Value added taxes	$5,850,440
Income taxes	3,425,169
Other taxes	1,245,441
Total	$10,521,050

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 15 - Convertible Debt

On November 7, 2007, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Pope Investments, LLC (the “Investor”) pursuant to the agreement, the Company issued and sold to the Investor, for $5,000,000 (a) 6% convertible subordinated debentures due November 30, 2010 (the “Debenture”) and (b) a three-year warrant to purchase 10,000,000 shares of Genesis’s common stock, par value $0.001 per share, at an exercise price of $0.32 per share, subject to adjustment as provided therein. The Debenture bears interest at the rate of 6% per annum and the initial conversion price of the Debentures is $0.25 per share. In connection with the offering, the Company placed in escrow 20,000,000 shares of its common stock.

The Company evaluated the application of EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” and EITF 00-27,“Application of Issue No. 98-5 to Certain Convertible Instruments” and concluded that the convertible debenture has a beneficial conversion feature.  The Company estimated the fair value of the beneficial conversion feature of the Debenture at $2,904,093 as a discount to par value. The fair value of the warrants was estimated at $2,095,907. The two amounts are recorded together as debt discount and amortized using the effective interest method over the three-year term of Debenture.

The fair value of the warrants granted with this private placement was computed using the Black-Scholes option-pricing model. Variables used in the option-pricing model include (1) risk-free interest rate at the date of grant (4.5%), (2) expected warrant life of 3 years, (3) expected volatility of 197%, and (4) zero expected dividends. The total estimated fair value of the warrants granted and beneficial conversion feature of the Debenture should not exceed the $5,000,000 Debenture, the calculated warrant value was used to determine the allocation between the fair value of the beneficial conversion feature of the Debenture and the fair value of the warrants.

In connection with the private placement, the Company paid the placement agents a fee of $250,000 and incurred other expenses of $104,408, which were capitalized as deferred debt issuance costs and will be amortized to interest expense over the life of the debenture. During the nine months ended March 31, 2008, amortization debt issuance costs were $47,583. The remaining balance of debt issuance costs at March 31, 2008 was $306,825. The amortization of debt discounts was $416,666 and $671,296 for the three months and nine months ended March 31, 2008, which has been included in interest expense on the accompanying statement of operations. The balance of the debt discount is $4,328,704 at March 31, 2008.

The Company evaluated whether or not the secured convertible debentures contain embedded conversion options, which meet the definition of derivatives under SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" and related interpretations. The Company concluded that since the secured convertible debentures had a fixed conversion rate of $0.25, the secured convertible debt was not a derivative instrument.

The Debenture bears interest at the rate of 6% per annum, payable in semi-annual installments on May 31 and November 30 of each year, with the first interest payment being due on May 31, 2008. The initial conversion price (“Conversion Price”) of the Debentures is $0.25 per share. If the Company issues common stock at a price that is less than the effective Conversion Price, or common stock equivalents with an exercise or conversion price less than the then effective Conversion Price, the Conversion Price of the Debenture and the exercise price of the Warrant will be reduced to such price. The Debenture may not be prepaid without the prior written consent of the Holder. In connection with the Offering, the Company placed in escrow 20,000,000 shares of Common Stock issued by the Company in the name of the escrow agent. In the event the Company’s consolidated Net Income Per Share (as defined in the Purchase Agreement), for the year ended June 30, 2008 is less than $0.038, the escrow agent shall deliver the 20,000,000 shares to the Investor.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Pursuant to the Purchase Agreement, the Company entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company must file on each Filing Date (as defined in the Registration Rights Agreement) a registration statement to register the portion of the Registrable Securities (as defined therein) as permitted by the Securities and Exchange Commission’s guidance. The initial registration statement must be filed within 90 days of the Closing Date and declared effective within 180 days following the Closing Date. Any subsequent registration statements that are required to be filed on the earliest practical date on which the Company is permitted by the Securities and Exchange Commission’s guidance to file such additional registration statement. Such additional registration statements must be effective 90 days following the date on which it is required to be filed. In the event that the registration statement is not timely filed or declared effective, the Company will be required to pay liquidated damages. Such liquidated damages shall be, at the investor’s option, either $1,643.83 or 6,575 shares of Common Stock per day that the registration statement is not timely filed or declared effective as required pursuant to the Registration Rights Agreement, subject to an amount of liquidated damages not exceeding either $600,000, 2,400,000 shares of Common Stock, or a combination thereof based upon 12% liquidated damages in the aggregate. In December 2006, the FASB issued FSP EITF 00-19-2, "Accounting for Registration Payments" which was effective immediately. This FSP amends EITF 00-19 to require potential registration payment arrangements treated as a contingency pursuant to FASB Statement 5 rather than at fair value.

The financing was completed through a private placement to accredited investors and is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended ("Securities Act"). The Company has not filed its registration statement as of May 14, 2008, and the investor has agreed to extend the initial registration filing date. For the nine months ended March 31, 2008, liquidated damage penalty has no material impact to the Company’s financial statement.

The convertible debenture liability is as follows at March 31, 2008:

Convertible debenture note payable	$5,000,000
Less: unamortized discount on debentures	(4,328,704)
Convertible debentures, net	$671,296

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 16 - Shareholder's equity

Common stock

On October 1, 2007, the Company executed a Share Acquisition and Exchange Agreement by and among the Company and Karmoya and the shareholders of 100% of the Karmoya’s capital stock. At closing, the Company issued 5,995,780 shares of its Series B Voting Convertible Preferred Stock and 597 shares of its common stock to Karmoya’s shareholders in exchange for 100% of Karmoya’s capital stock.

On October 1, 2007, holders of 8,806,250 options converted the options into 1,761,250 shares of common stock, which reduced the Company’s total number of outstanding options and warrants to 10,740,704.

In October 2007, the Company received $180,000 in funding from Greenview Capital through the sale of its common stock and issued 1,500,000 shares of its common stock with a Rule 144 restrictive legend.

On October 8, 2007, Series A preferred stockholder converted 15,400 shares of Series A Preferred Stock into 663,793 shares of common stock.

On October 11, 2007, the Company’s board of directors and the majority holders of its capital stock approved amendments to its Articles of Incorporation by written consent, including: (1) a change of our corporate name to our current name, Genesis Pharmaceuticals Enterprises, Inc, (the “Name Change”), (2) a change of our principal officers and mailing address to our current address in the PRC (the “Address Change”), (3) a change in our registered agent and registered office in Florida (the “Registered Agent Change”), and (4) an increase in our authorized common stock from 200,000,000 to 600,000,000 shares (the “Authorized Share Amendment”). The Certificate of Amendment and Certificate of Change to our Articles of Incorporation to affect the Name Change, Address Change, Registered Agent Change and the Authorized Share Amendment was filed with Florida’s Secretary of State on October 16, 2007.

On October 26, 2007, the shares of Series B Preferred Stock issued were converted, in the aggregate, into 299,789,000 shares of the Company's common stock.

At inception, Karmoya issued 1,000 shares of common stock to its founder. The shares were valued at par value. On September 20, 2007, the Company issued 9,000 shares of common stock to nine individuals at par value. The balance of $10,000 is shown in capital contribution receivable on the accompanying consolidated financial statements. As part of its agreements with shareholders, the Company will receive the entire $10,000 in October 2007; As of March 31, 2008, the Company has not received the entire $10,000.

On September 20, 2007, Karmoya acquired 100% of Union Well. Union Well was established on May 9, 2007 with a registered capital of $1,000. The amount is shown in capital contribution receivable on the accompanying consolidated financial statements. The $1,000 is due in October 2007. As of March 31, 2008, the Company has not received the $1,000.

In February 2008, in conjunction with a settlement between the Company and one of the Company’s former officers, the former officer exercised 1,500,000 of stock options for 1,500,000 shares of common stock and the remaining 941,406 options held by the former officer were cancelled, which reduced the Company’s total number of outstanding options and warrants to 18,299,298.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Distribution payable

On September 30, 2007, the Company paid off its distribution due to its shareholders by a cash payment in the amount of $10,520,000.

Registered capital contribution receivable

On September 17, 2007, Union Well established GJBT in PRC as a 100% wholly owned foreign limited liability subsidiary (“WFOE”) with registered capital of $12 million. PRC laws require the owner of the WFOE to contribute at least 15% of the registered capital within 90 days of its business license issuance date and the remaining balance is required to be contributed within two years of the business license issuance date. The Company funded $4,300,000 on November 8, 2007, and the remaining balance of $7,711,000 by September 17, 2009 required under the PRC law. These amounts are shown in registered capital contribution receivable in the accompanying consolidated financial statements.

Note 17 - Warrants

The exercise price of warrants issued in 2004 to purchase 2,963,361 shares of common stock was reduced to $0.25 per share in November 2007. The 2004 warrants contain full ratchet anti-dilution provisions to the exercise price, which due to the Company’s November 2007 financing, resulted in the 2004 warrants to be exercisable at $0.25 per share. The provisions of the 2004 Warrants which result in the reduction of the exercise price remain in place. Of the 2,963,361 warrants, 2,305,172 shares are exercisable through January 15, 2009 and 658,189 are exercisable through March 29, 2009.

In Connection with the $5,000,000, 6% convertible subordinated debentures note, the Company issued a three-year warrant to purchase 10,000,000 shares of common stock, at an exercise price of $0.32 per share. The calculated fair value of the warrants granted with this private placement was computed using the Black-Scholes option-pricing model. Variables used in the option-pricing model include (1) risk-free interest rate at the date of grant (4.5%), (2) expected warrant life of 3 years, (3) expected volatility of 197%, and (4) zero expected dividends.

A summary of the warrants as of March 31, 2008 and changes during the period is presented below:

	Number of warrants outstanding	Number of warrants exercisable	Weighted average exercise price	Average remaining life (years)
Balance, October 1, 2007	2,963,361	2,963,361	$0.25	1.01
Granted	10,000,000	10,000,000	0.32	2.61
Exercised	-	-	-	-
Forfeited	-	-	-	-
Balance, March 31, 2008	12,963,361	12,963,361	$0.30	2.24

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 18 - Stock options

At March 31, 2008, an aggregate of 5,335,937 stock options at an exercise price of $0.105 per share were held by two former officers. Those options were granted on July 1, 2007 and the fair value of this option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions dividend yield of -0- percent; expected volatility of 195 percent; risk-free interest rate of 4.5 percent and an expected holding periods of 3.5 years.

	Expected Life	Expected Volatility	Dividend Yield	Risk Free Interest Rate	Grant Date Fair Value
Former Executives	3.50 yrs	195%	0%	4.50%	$0.13

The following is a summary of the option activity:

	Number of options outstanding	Weighted average exercise price	Aggregate intrinsic value
Balance at October 1, 2007	16,583,593	$0.10	$-
Granted	-	-	-
Converted	(8,806,250)	0.09	-
Cancelled	(941,406)	0.11	-
Exercised	(1,500,000)	0.11	-
Balance at March 31, 2008	5,335,937	$0.11	$880,430

Following is a summary of the status of option outstanding at March 31, 2008:
.
Outstanding options			Exercisable options
Exercise price	Number	Average remaining contractual life (years)	Average exercise price	Number	Weighted average exercise price
$0.105	5,335,937	2.75	$0.11	5,335,937	$0.11

Note 19 - Employee pension

The employee pension in the Company generally includes two parts: the first part to be paid by the Company is 30.6% of $128 for each qualified employee each month. The other part, paid by the employees, is 11% of $128 each month. For the three months ended March 31, 2008 and 2007, the Company made pension contributions in the amount of $9,337 and $7,394, respectively. For the nine months ended March 31, 2008 and 2007, the Company made pension contributions in the amount of $25,061 and $20,789, respectively.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 20 - Statutory reserves

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of People's Republic of China ("PRC GAAP"). Appropriation to the statutory surplus reserve is required to be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities' registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

The statutory surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years' losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

The discretionary surplus fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. The Company's Board of Directors decided not to make an appropriation to this reserve for 2007.

According to the Company's articles, the Company should appropriate 10% of the net profit as statutory surplus reserve. For the nine months ended March 31, 2008 and 2007, the Company appropriated to the statutory surplus reserve $1,582,820 and $740,537, respectively.

Note 21 - Accumulated other comprehensive income

The components of accumulated other comprehensive income as follows:

Balance at June 30, 2007	$1,146,441
Foreign currency translation gain	3,428,779
Unrealized gain on marketable securities	1,347,852
Balance at March 31, 2008	$5,923,072

Note 22 - Commitments and contingencies

In September 2007, the Company entered into a three year Cooperative Research and Development Agreement (CRADA) with a provincial university. Under the CRADA, the University is responsible for designing, researching and developing designated pharmaceutical projects for the Company. Additionally, the University will also provide technical services and training to the Company.  As part of the CRADA, the Company will pay RMB 24,000,000 (approximately $3.4 million) plus out of pocket expenses to the University annually and provide internship opportunities for students of the University.  The Company will have the primary ownership of the designated research and development project results.

In November 2007, the Company entered into a five year cooperative Research and Development Agreement (CRADA) with a research institute. Under the CRADA, the institute is responsible for designing, researching and developing designated pharmaceutical projects for the Company. Additionally, the university will also provide technical services and trainings to the Company.  As part of the CRADA, the Company will pay 6,000,000 RMB (approximately $814,000) to the institute annually.  The Company will have the primary ownership of the designated research and development project results.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

For the nine months ended March 31, 2008, the Company expensed $2,170,240 as research and development expense.

Legal proceedings

The following summarized the Company’s pending and settled legal proceedings as of March 31, 2008:

Elizabeth Hiromoto et al v. Telecom Communications, Inc. et al. - Case No. 2:07-cv-07858-PSG-E, United States District Court, Central District of California (Western Division - Los Angeles)

On December 3, 2007, two individuals filed a lawsuit against the Company, its former Chief Executive Officer James Wang, and certain others, alleging breach of contract. As the date of this report, the Company is unable to estimate a loss, if any, the Company may incur related to this lawsuit. The Company plans to vigorously defend its position.

Fernando Praca, Plaintiff v.s. EXTREMA, LLC and Genesis Pharmaceuticals Enterprises, Inc.- Case No. 50 2005 CA 005317, Palm Beach County, Florida

Fernando Praca, former Director and former President of the Company’s discontinued subsidiary, Extrema LLC, filed an action in Dade County, Florida against Extrema, LLC and the Company in June 2005 relating to damages arising from the sale of Extrema LLC to Genesis Technology Group, Inc. Praca had filed a Motion of Temporary Injunction but had not proceeded to move this case forward. The plaintiff has decided to reinitiate the legal action in March 2008. There has been no action in this case since September of 2005, and this case is not currently set for trial. As of the date of this report, the Company is unable to estimate a loss, if any, the Company may incur related expenses to this lawsuit. The Company plans to vigorously defend its position. If the case proceeds, we intend to respond aggressively.

Kenneth Clinton vs. Genesis Pharmaceuticals Enterprises, Inc., GTEC Holdings, Capital Growth Financial, Inc., Gary L. Wolfson and Pacific Rim Consultants, Inc. - Case No. 50 2007 CA 023923, Palm Beach County, Florida

On December 21, 2007, Kenneth Clinton, a former director and former President of the Company, filed a lawsuit against the Company and certain entities and persons related to our predecessor Genesis Technology Group, Inc. The complaint alleges, among other things, breach of contract against the Company for an agreement to pay the plaintiff certain shares of other public companies (collectively, the “Reverse Merger Shares”) in connection with reverse merger transactions arranged by our predecessor, and breach of contract against the Company for failure to allow the plaintiff to exercise certain stock options for shares in the Company or exchange such options for new shares in the Company. The plaintiff is seeking relief in the form of (1) delivery of the Reverse Merger Shares, or in the alternative damages in the amount of those shares, (2) a judgment against the Company to allow the plaintiff to exchange and exercise his stock option for shares in the Company, or in the alternative damages in the amount of those shares, and (3) a declaratory judgment regarding a pledge and escrow agreement with defendant Capital Growth Financial.

In February 2008, the Company entered into a settlement agreement and general release with Mr. Clinton whereby the Company agreed to allow Mr. Clinton exercise 1.5 million stock options issued under the Company’s 2007 stock option plan for shares in the Company and released and discharged Mr. Clinton from any and all claims, demands or obligations. Mr. Clinton agreed to waive and releases the Company from any and all claims, demands or obligations.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Other litigation

The Company currently has pending before the American Arbitration Association the case of CRG Partners, Inc.(“CRG”) and Genesis Technology Group, Inc. n/k/a Genesis Pharmaceuticals Enterprises, Inc. In that matter, CRG seeks breach of contract damages from the Company for approximately 30 million shares of the Company’s stock or a dollar amount equal to the value of the stock, estimated by CRG at approximately $10 million. As of the date of this report, the Company is unable to estimate a loss, if any, the Company may incur related expenses to this lawsuit. The Company plans to vigorously defend its position.

Note 23- Subsequent Event

In May 2008, the Company reached an agreement with Mr. Yang Lainkaun to amend a settlement agreement signed in September 2007. Mr. Yang agreed to accept 1,000,000 shares of Gold Horse International Inc. shares and $60,000 in cash instead of the previously agreed 840,000 shares and $120,000 in cash to settle the Company’s obligation related to financing of Gold Horse International, Inc. At March 31, 2008, the Company recognized a loss of $133,800 which is recorded in loss from discontinued operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Karmoya International Limited and Subsidiaries

We have audited the accompanying balance sheets of Karmoya International Limited and Subsidiaries as of June 30, 2007 and 2006, and the related statements of income and other comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2007. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Karmoya International Limited and Subsidiaries as of June 30, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
September 28, 2007

KARMOYA INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2007 AND 2006

ASSETS

	2007	2006
CURRENT ASSETS:
Cash	$17,737,208	$3,371,598
Restricted cash	8,410,740	8,432,999
Accounts receivable, net of allowance for doubtful accounts of $166,696
and $158,710 as of June 30, 2007 and 2006, respectively	11,825,442	9,758,715
Accounts receivable - related parties	498,940	413,850
Notes receivable	57,965	29,162
Inventories	5,130,934	6,573,362
Other receivables	23,623	2,073
Advance to suppliers	313,018	232,708
Deferred expense	88,815	1,613,077
Tax prepayment	12,153	-
Total current assets	44,098,838	30,427,544

PLANT AND EQUIPMENT, net	10,179,134	4,860,561

OTHER ASSETS:
Intangible assets, net	1,119,087	1,184,843

Total assets	$55,397,059	$36,472,948

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,051,506	$3,935,433
Short term bank loans	4,602,500	5,634,000
Notes payable	8,410,740	8,432,999
Other payables	1,367,052	2,071,905
Other payables - related parties	933,132	4,649,691
Accrued liabilities	216,468	161,558
Taxes payable	-	2,146,887
Dividend payable	10,520,000	-
Total current liabilities	28,101,398	27,032,473

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Common Stock, $1 par value, 10,000 shares authorized,
10,000 shares issued and outstanding	10,000	10,000
Paid-in-capital	18,339,000	13,211,000
Subscription receivable	(11,000)	(11,000)
Captial contribution receivable	(12,000,000)	(12,000,000)
Retained earnings	17,653,583	7,453,497
Statutory reserves	2,157,637	648,667
Accumulated other comprehensive income	1,146,441	128,311
Total shareholders' equity	27,295,661	9,440,475
Total liabilities and shareholders' equity	$55,397,059	$36,472,948

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

KARMOYA INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	2007	2006	2005
Sales	$72,259,812	$45,242,987	$10,852,106
Sales - related party	3,933,881	3,913,452	1,899,266
TOTAL REVENUE	76,193,693	49,156,439	12,751,372

COST OF SALES	21,161,530	15,686,233	8,771,942

GROSS PROFIT	55,032,163	33,470,206	3,979,430

RESEARCH AND DEVELOPMENT EXPENSE	11,143,830	13,642,200	1,240,252

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	25,579,361	7,894,672	1,689,004

INCOME FROM OPERATIONS	18,308,972	11,933,334	1,050,174

Other expense, net	-	7,176	-
Non-operating income	(6,593,145)	-	-
Non-operating expense	6,189	1,230	3,752
Interest (expense) income, net	211,616	378,410	249,567
OTHER EXPENSE (INCOME), NET	(6,375,340)	386,816	253,319

INCOME BEFORE PROVISION FOR INCOME TAXES	24,684,312	11,546,518	796,855

PROVISION FOR INCOME TAXES	2,631,256	3,810,351	262,962

NET INCOME	22,053,056	7,736,167	533,893

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	1,018,130	128,311	-

COMPREHENSIVE INCOME	$23,071,186	$7,864,478	$533,893

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

KARMOYA INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	Number of shares	Common stock	Additional Paid-in capital	Subscription receivable	Capital contribution receivable	Statutory reserves	Retained earnings	Accumulated other comprehensive income	Totals
BALANCE, June 30, 2004	10,000	$10,000	$13,211,000	$(11,000)	$(12,000,000)	$-	$(167,896)	$-	$1,042,104
Recapitalization of Company									-
Adjustment to statutory reserve						136,409	(136,409)		-
Net income							533,893		533,893
Foreign currency translation gain								-	-
BALANCE, June 30, 2005	10,000	$10,000	$13,211,000	$(11,000)	$(12,000,000)	$136,409	$229,588	$-	$1,575,997
Adjustment to statutory reserve						512,258	(512,258)		-
Net income							7,736,167		7,736,167
Foreign currency translation gain								128,311	128,311
BALANCE, June 30, 2006	10,000	$10,000	$13,211,000	$(11,000)	$(12,000,000)	$648,667	$7,453,497	$128,311	$9,440,475
Capital contribution			5,128,000						5,128,000
Dividend distribution							(10,344,000)		(10,344,000)
Adjustment to statutory reserve						1,508,970	(1,508,970)		-
Net income							22,053,056		22,053,056
Foreign currency translation gain								1,018,130	1,018,130
BALANCE, June 30, 2007	10,000	$10,000	$18,339,000	$(11,000)	$(12,000,000)	$2,157,637	$17,653,583	$1,146,441	$27,295,661

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

KARMOYA INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,053,056	$7,736,167	$533,893
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation	364,417	255,602	198,936
Amortization of intangible assets	122,126	111,786	91,541
Bad debt expense	-	157,214	-
(Increase) decrease in assets:
Accounts receivable	(1,534,814)	(6,945,531)	(2,763,440)
Accounts receivable - related parties	(62,599)	(12,538)	(208,171)
Notes receivables	(26,626)	(28,888)	-
Inventories	1,727,215	(3,680,020)	(2,469,894)
Other receivables	(20,889)	3,359	23,675
Advance to suppliers	(66,821)	264,641	36,231
Deferred expense	1,563,800	(1,445,205)	(148,951)
Tax prepayment	(11,837)	-	-
Increase (decrease) in liabilities:
Accounts payable	(2,027,968)	764,749	2,488,262
Other payables	(827,498)	(630,146)	653,413
Other payables - related parties	(3,848,086)	(1,470,501)	3,263,419
Accrued liabilities	45,567	70,348	68,346
Taxes payable	(2,157,075)	1,905,120	156,352
Net cash provided by (used in) operating activities	15,291,968	(2,943,843)	1,923,612

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	-	(34,106)	(827,223)
Purchase of equipment	(183,237)	(531,890)	(356,135)
Net cash used in investing activities	(183,237)	(565,996)	(1,183,358)

CASH FLOWS FINANCING ACTIVITIES:
Proceeds from bank loans	4,471,600	5,568,750	-
Payments for bank loans	(5,688,450)	-	-
Notes payable	(435,022)	4,544,294	3,716,467
Restricted cash	435,022	(4,544,212)	(3,716,546)
Net cash (used in) provided by financing activities	(1,216,850)	5,568,832	(79)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	473,729	74,821	-

INCREASE IN CASH	14,365,610	2,133,814	740,175

CASH, beginning of the year	3,371,598	1,237,784	497,609

CASH, end of the year	$17,737,208	$3,371,598	$1,237,784

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

Note 1 - Organization

Karmoya International Limited (“Karmoya” or the “Company”) was established on July 18, 2007, under the laws of British Virgin Islands. The majority shareholders of Karmoya are Chinese citizens who own 100% of Laiyang Jiangbo Pharmaceutical Co., Ltd (“Laiyang Jiangbo”) which is a limited liability company and was formed under laws of the People’s Republic of China (“PRC”). Karmoya was established as a “special purpose vehicle” for the foreign fund rising for Laiyang Jiangbo. China State Administration of Foreign Exchange (“SAFE”) requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matter under the “Circular 106” in PRC. On September 19, 2007, Karmoya was approved by local Chinese SAFE as a “special purpose vehicle” offshore company.

On September 20, 2007, Karmoya acquired 100% of Union Well International Limited (“Union Well”), a Cayman Islands corporation established on May 9, 2007. On September 17, 2007, Union Well established a 100% subsidiary, Genesis Jiangbo (Laiyang) Biotech Technology Co., Ltd. (“GJBT”), in PRC as a wholly owned foreign limited liability company with registered capital of $12 million. GJBT is engaged in the developing, manufacturing and selling healthy medicines.

Laiyang Jiangbo was formed under laws of the People’s Republic of China in August, 2003 with registered capital of $1,210,000 (RMB 10,000,000). On December 1, 2006, Laiyang Jiangbo’s registered capital increased to $6,664,000 (RMB 50,000,000). Laiyang Jiangbo produces and sells western pharmaceuticals. Further, Laiyang Jiangbo is focused on the development of innovative medicines to address various medical needs for patients worldwide. Laiyang Jiangbo’s operates in 26 provinces and is headquartered in Laiyang City, Shandong province, China.

On September 21, 2007, GJBT entered a series of contractual arrangements (the “Contractual Arrangements”) with Laiyang Jiangbo and its shareholders in which GJBT takes over management of business activities of Laiyang Jiangbo and holds a 100% variable interest in Laiyang Jiangbo. The Contractual Arrangements are comprised of a series of agreements, including a Consulting Services Agreement and an Operating Agreement, through which GJBT has the right to advise, consult, manage and operate each of Laiyang Jiangbo, and collect and own all of their respective net profits. Additionally, Laiyang Jiangbo’s Shareholders have granted their voting rights over Laiyang Jiangbo to GJBT. In order to further reinforce GJBT’s rights to control and operate Laiyang Jiangbo, Laiyang Jiangbo and its shareholders have granted GJBT, the exclusive right and option to acquire all of their equity interests in Laiyang Jiangbo or, alternatively, all of the assets of Laiyang Jiangbo. Further Laiyang Jiangbo Shareholders have pledged all of their rights, titles and interests in the Laiyang Jiangbo to GJBT. As both companies are under common control, this has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively. The Company consolidates Laiyang Jiangbo’s results, assets and liabilities in its financial statements.

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

Through GJBT, Karmoya operates and controls Laiyang Jiangbo through the Contractual Arrangements. The reasons that Karmoya used the contractual arrangements to acquire control of Laiyang Jiangbo, instead of using a complete acquisition of Laiang Jiangbo’s assets or equity to make Laiyang Jiangbo a wholly-owned subsidiary of Karmoya, are that (i) new PRC laws governing share exchanges with foreign entities, which became effective on September 8, 2006, make the consequences of such acquisitions uncertain and (ii) other than by share exchange, PRC law requires Laiyang Jiangbo be acquired for cash and Karmoya was not able to raise sufficient funds to pay the full appraised value for Laiyang Jiangbo’s assets or shares as required under PRC law.

Note 2 - Summary of significant accounting policies

Basis of presentation

The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

Principles of consolidation

The accompanying consolidated financial statements include the financial statements of Karmoya International Limited and it’s wholly owned subsidiaries, Union Well, GJBT, and its 100% variable interest entity Laiyang Jiangbo. All significant inter-company transactions and balances have been eliminated in consolidation.

In accordance with Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R"), variable interest entities (“VIEs”) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

In connection with the adoption of FIN 46R, the Company concludes that Laiyang Jiangbo is a VIE and the Company is the primary beneficiary. Under FIN 46R transition rules, the financial statements of Laiyang Jiangbo are then consolidated into the Company’s consolidated financial statements.

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period, and equity is translated at historical exchange rates. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

Translation adjustments amounted to $1,146,441 and $128,311 as of June 30, 2007 and 2006, respectively. Asset and liability accounts at June 30, 2007 were translated at 7.60 RMB to $1.00 USD as compared to 7.99 RMB at June 30, 2006. Equity accounts were stated at their historical rate. The average translation rates applied to income statements for the year ended June 30, 2007, 2006 and 2005 were 7.81 RMB, 8.06 RMB and 8.26 RMB, respectively. In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Revenue recognition

Product sales are generally recognized when title to the product has transferred to customers in accordance with the terms of the sale. The Company recognizes revenue in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101, “ Revenue Recognition in Financial Statements” as amended by SAB No. 104 (together, “SAB 104”), and Statement of Financial Accounting Standards (“SFAS”) No. 48 “ Revenue Recognition When Right of Return Exists.” SAB 104 states that revenue should not be recognized until it is realized or realizable and earned. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.

The Company is generally not contractually obligated to accept returns. However, on a case by case negotiated basis, the Company permits customers to return their products. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 48, "Revenue Recognition when the Right of Return Exists", revenue is recorded net of an allowance for estimated returns. Such reserves are based upon management's evaluation of historical experience and estimated costs. The amount of the reserves ultimately required could differ materially in the near term from amounts included in the accompanying consolidated financial statements.

Shipping and handling

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs. Shipping and handling costs amounted to $514,401, $153,881, and $38,979, respectively, for the years ended June 30, 2007, 2006 and 2005.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates include the allowance for doubtful accounts and sales returns, the allowance for obsolete inventory, the useful life of property and equipment and intangible assets, and accruals for taxes due.

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

Financial instruments

Statement of Financial Accounting Standards No. 107 (“SFAS 107”), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, notes receivable, other  receivables, prepayments, accounts payable, other payable, accrued liabilities, customer deposits, tax payable, and loans to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Cash and cash equivalents

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China. For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. Balances at financial institutions or state owned banks within the PRC are not covered by insurance. Total cash (including restricted cash balances) in banks at June 30, 2007 and 2006 amounted to $26,278,194 and $11,787,389, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Restricted cash

The Company had restricted cash of $8,410,740 and $8,432,999 as of June 30, 2007 and June 30, 2006, respectively. The restricted funds are kept as security deposits for bank acceptance related to the Company’s notes payable.

Accounts receivable

The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are written off after all means of collection have been exhausted and the potential for recovery is considered remote. Accounts receivable, net of allowance for doubtful accounts outstanding at June 30, 2007 and 2006 amounted to $11,825,442 and $9,758,715, respectively.

The activity in the allowance for doubtful accounts for accounts receivable for the periods ended June 30, 2007 and 2006 is as follows:

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

	June 30,	June 30,
	2007	2006
Beginning allowance for doubtful accounts	$158,710	-
Additions charged to bad debt expense	-	158,710
Write-off charged against the allowance	-	-
Foreighn currency translation adjustments	7,986	-
Ending allowance for doubtful accounts	$166,696	158,710

Inventories

Inventories, consisting of raw materials and finished goods related to the Company’s products are stated at the lower of cost or market utilizing the weighted average method. As of June 30, 2007 and 2006, inventories consisted of the following:

	2007	2006
Raw materials	$2,955,915	$4,905,832
Packing materials	609	39,093
Finished goods	2,174,410	1,628,437
Total	$5,130,934	$6,573,362

The Company reviews its inventory periodically for possible obsolete goods or to determine if any reserves are necessary. As of June 30, 2007 and 2006, the Company has determined that no reserves are necessary.

Advance to suppliers

The Company advances monies to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured.

Plant and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Useful Life
Building and building improvements	20 - 40	Years
Manufacturing equipment	10 - 15	Years
Office equipment and furniture	5 - 8	Years
Vehicle	5	Years

The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

Long-lived assets of the Company are reviewed periodically, or more often if circumstances dictate, to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2007, the Company expects these assets to be fully recoverable.

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

As of June 30, 2007 and 2006, property and equipment consist of the following:

	2007	2006
Building and building improvements	$9,824,210	$4,332,980
Manufacturing equipment	785,219	737,960
Office equipment and furniture	217,813	195,752
Vehicle	233,385	76,936
Total	11,060,627	5,343,628
Less: accumulated depreication	881,493	483,067
Total	$10,179,134	$4,860,561

For the year ended June 30, 2007, 2006 and 2005, depreciation expense amounted to $364,417, $255,602 and $198,936, respectively.

Intangible assets

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. The Company has recorded the costs paid to acquire a long-term interest to utilize the land underlying the Company's facility as land use rights. This type of arrangement is common for the use of land in the PRC. The land use rights are amortized on the straight-line method over the term of the land use rights of 50 years. The Company purchased land use rights on August 2004 for an original price of approximately $878,702.

Purchased technological know-how includes secret formulas, manufacturing processes, technical, procedural manuals and the certificate of drugs production and is amortized using the straight-line method over the expected useful economic life of 5 years, which reflects the period over which those formulas, manufacturing processes, technical and procedural manuals are kept secret to the Company as agreed between the Company and the selling parties.

Intangible assets of the Company are reviewed periodically or more often if circumstances dictate, to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2007, the Company expects these assets to be fully recoverable.

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

At June 30, 2007 and 2006, intangible assets consist of the following:

	Useful Life	2007	2006
Land Use Right	40 Years	$954,954	$909,202
Patent	5 Years	486,550	463,240
License	5 Years	20,974	19,969
Total		1,462,478	1,392,411
Less: accumulated Amortization		343,391	207,568
Total		$1,119,087	$1,184,843

As of June 30, 2007 and 2006, accumulated amortization amounted to $343,391 and $207,568, respectively. Total amortization expense for the years ended June 30, 2007, 2006 and 2005 amounted to $122,126, $111,786 and $91,541, respectively.

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China. Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. There are no deferred tax amounts at June 30, 2007 and 2006. The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current ax assets and liabilities on a net basis.

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

Value added tax

Enterprises or individuals who sell products, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products, raw materials used in the production of the Company’s finished products, and payment of freight expenses can be used to offset the VAT due on sales of the finished product.

VAT on sales and VAT on purchases amounted to $5,523,840 and $262,013 for the year ended June 30, 2007, $8,410,050 and $151,889 for the year ended June 30, 2006, and $2,167,733 and $249,678 for the year ended June 30, 2005, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday. The Chinese local government has exempted the Company’s VAT tax payable from January 1, 2007 to June 30, 2007.

Advertising

Advertising is expensed as incurred. Advertising expenses amounted to $8,064,137, $1,213,733 and $120,722 for the years ended June 30, 2007, 2006 and 2005, respectively.

Research and development

Research and development costs are expensed as incurred. These costs primarily consist of cost of material used and salaries paid for the development of the Company’s products and fees paid to third parties. Research and development costs for the years ended June 30, 2007, 2006 and 2005 were approximately $11,143,830, $13,642,200 and $1,240,252, respectively, and are included in operating expenses.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157,“Fair Value Measurements” (SFAS 157), which provides guidance for how companies should measure fair value when required to use a fair value measurement for recognition or disclosure purposes under generally accepted accounting principle (GAAP). SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact, if any, the adoption of SFAS 157 will have on its financial statements.

In December 2006, FASB Staff Position No. EITF 00-19-2,“Accounting for Registration Payment Arrangements,” was issued. The FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5,“Accounting for Contingencies.” The Company believes that its current accounting is consistent with the FSP. Accordingly, adoption of the FSP had no effect on its financial statements.

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

In February 2007, the FASB issued SFAS No. 159,“The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” , under which entities will now be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. The Company is currently assessing the impact, if any, the adoption of SFAS 159 will have on its financial statements.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company is currently evaluating the effect of this pronouncement on financial statements.

Note 3 - Supplemental disclosure of cash flow information

Income taxes paid for the years ended June 30, 2007, 2006 and 2005 amounted to $447,911, $2,554,136, and $4,058,169, respectively.

Interest paid for the years ended June 30, 2007, 2006 and 2005 amounted to $280,628, $231,520, and $0, respectively.

Capital contribution for the amount of $5,128,000 was contributed by buildings on December 22, 2006.

Note 4 - Debt

Short Term Bank Loans

Short term loans represent amounts due to various banks which are due within one year, and these loans can be renewed with the banks. The Company’s short term bank loans consisted of the following:

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

	June 30,	June 30,
	2007	2006
Loan from Communication Bank, due various dates from September 2006 to September 2007. Interest rate at 5.022% to 7.344% per annum, monthly interest payment. Guaranteed by related party, Jiangbo Chinese-Western Pharmacy.	$2,630,000	$3,756,000

Loan from Commercial Bank, due September 2006. Interest rate at 7.254% per annum. Monthly interest payment. Guaranteed by the Company's buildings and land use rights.	-	1,878,000

Loan from Hua Xia Bank, due April 2008. Interest rate at 6.39% per annum. Guaranteed by the Company's buildings and land use rights.	1,972,500	-
Total:	$4,602,500	$5,634,000

The loans are secured by buildings and land use rights with carrying values as follows:

	June 30,	June 30,
	2007	2006
Buildings	$4,143,723	$4,085,154
Land use rights	885,918	866,205
Total	$5,029,641	$4,951,359

Total interest expenses amounted to $280,628, $231,520 and $0 for the years ended June 30, 2007, 2006 and 2005, respectively.

Notes Payable

Notes payable represent amounts due to various banks which are normally secured and are typically renewed. The Company’s notes payables consisted of the following:

	June 30,	June 30,
	2007	2006
Commercial Bank, various amounts, due from July 2007	$8,279,240	8,215,777
to December 2007. 100% of restricted cash deposited

Communication Bank, due from July 2007 to December
2007. 100% of restricted cash deposited	131,500	217,222
Total	$8,410,740	$8,432,999

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

Note 5 - Related party transactions

Accounts receivable - related parties

The Company is engaged in business activities with three related parties, Jiangbo Chinese-Western Pharmacy, Laiyang Jiangbo Medicals, Co., Ltd and Yantai Jiangbo Pharmaceuticals Co., Ltd. At June 30, 2007 and 2006, accounts receivable from product sales due from the three companies owned by the Company's Chief Executive Officer and major shareholders amounted to $498,940 and $413,850, respectively. For the years ended June 30, 2007, 2006, and 2005, the Company recorded net revenues of $3,018,502, $2,471,143 and $1,248,691 to Jiangbo Chinese-Western Pharmacy, $436,909, $231,722, and $441,265 to Laiyang Jiangbo Medicals, Co., Ltd and $478,470, $1,210,587, and $209,310 to Yantai Jiangbo Pharmaceuticals Co., Ltd., respectively.  In general, accounts receivable due from related parties are payable in cash and are due within 3 to 6 months.

Other payable - related parties

Prior to fiscal year 2007, the Company receives advances from its director, shareholders and related parties for its operating activities. At June 30, 2007, the Company had payable balances due to its shareholders and related parties amounting $757,531 and $175,601 respectively. At June 30, 2006, the Company had payable balances due to its director, shareholders and related parties totaling $2,456,852, $1,397,602 and $795,237, respectively. These advances are short-term in nature and bears interest rate at 5.84%, and 6.03%, for 2007 and 2006, respectively. The interest rate for 2007 was calculated by using the Company’s 2007 average outstanding bank loan interest rate; and the interest rate for 2006 was calculated by using the 2006 Bank of China 6 months to 1 year basic bank loan interest rate. The amount is expected to be repaid in the form of cash.

At June 30, 2007 and 2006, other payable-related parties consisted of the following:

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

	2007	2006
Payable to Cao Wubo, Chief Executive Officer and Chairman of the Board, with annual interest at 5.84% and 6.03%, for 2007 and 2006 respectively, and unsecured.	$447,531	$2,456,852

Payable to Xun Guihong, shareholder and sister of CEO’s spouse, with annual interest at 5.84% and 6.03%, for 2007 and 2006 respectively, and unsecured.	280,334	1,369,358

Payable to Zhang Yihua, shareholder of the Company and Yantai Jiangbo Pharmaceuticals, and nephew of CEO, with annual interest at 5.84% and 6.03%, for 2007 and 2006 respectively, and unsecured.	29,665	28,244

Payable to Yantai Jiangbo Pharmaceuticals, an affiliated company, with annual interest at 5.84% and 6.03%, for 2007 and 2006 respectively, and unsecured.	106,910	727,788

Payable to Laiyang Jiangbo Medicals, an affiliated company, with annual interest at 5.84% and 6.03%, for 2007 and 2006 respectively, and unsecured.	68,249	67,029

Payable to Xun Guifang, who is the direct relative of
one of the Company's shareholder	443	420
Total other payable-related parties	$933,132	$4,649,691

Note 6 - Dividend payable

Dividends declared are split pro rata between the shareholders according to their ownership interest. The payment of the dividends may occur at different times to the shareholders. As of June 30, 2007, the Company had a dividend payable balance amounting to $10,520,000.

Note 7 - Taxes payable

Income Taxes

The PRC local government has provided various incentives to companies in order to encourage economic development. Such incentives include reduced tax rates and other measures. Laiyang Jiangbo was originally subject to 33% income tax rate. For the period from January 1, 2007 to June 30, 2007, the Chinese local government exempted all of the Company's taxes due as of June 30, 2007. The Company received $9,931,919 tax exemption as of June 30, 2007, $3,338,774 was reflected as reduction of the provision of income taxes and $6,593,145 was recorded as non-operating income. Total tax exemption for the year ended June 30, 2007 is summarized as follows:

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

June 30, 2007
VAT tax exemption	$6,126,464
Income tax exemption	2,986,806
City construction tax exemption	510,362
Others	308,287
Total	$9,931,919

The table below summarizes the differences between the U.S. statutory federal rate and the Company’s effective tax rate and as follows for years ended June 30, 2007, 2006 and 2005:

	2007	2006	2005

U.S. Statutory rates	34.0%	34.0%	34.0%
Foreign income not recognized in the U.S.	(34.0%)	(34.0%)	(34.0%)
China income taxes	33.0%	33.0%	33.0%
China income tax exemption	(18.6%)	0.0%	0.0%
Total provision for income taxes	14.4%	33.0%	33.0%

Value added tax

The Company is subject to value added tax (“VAT”) for manufacturing products and business tax for services provided. The applicable VAT tax rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company paid  value added taxes (“VAT”) based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date of which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty, which can range from zero to five times the amount of the taxes which are determined to be late or deficient. According to the PRC tax laws, any potential tax penalty payable on late or deficient payments of this tax could be between zero and five times the amount of the late or deficient tax payable, and will be expensed as a period expense if and when a determination has been made by the taxing authorities that a penalty is due.

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

Taxes payable as of June 30 are as follows:

	2007	2006
Value added taxes	$-	$962,033
Income taxes	-	1,076,799
Other taxes	(12,153)	108,055
Total	$(12,153)	$2,146,887

Note 8 - Shareholder's equity

Common Stock

At inception, Karmoya issued 1,000 shares of common stock to its founder. The shares were value at par value. On September 20, 2007, the Company issued 9,000 shares of common stock to nine individuals at par value. The balance of $10,000 is shown in Subscriptions Receivable on the accompanying consolidated financial statements. As part of its agreements with shareholders, the Company will receive the entire $10,000 in October 2007.

On September 20, 2007, Karmoya acquired 100% of Union Well. Union Well was established on May 9, 2007 with a registered capital of $1,000. The amount is shown in Subscriptions Receivable on the accompanying consolidated financial statements. The $1,000 is due in October 2007.

Registered Capital Contribution Receivable

On September 17, 2007, Union Well established GJBT in PRC as a 100% wholly owned foreign limited liability subsidiary (“WFOE”) with registered capital of $12 million. PRC laws require the owner of the WFOE to contribute at least 15% of the registered capital within 90 days of its business license issuance date and the remaining balance is required to be contributed within two years of the business license issuance date. The Company will fund the $3,000,000 by December 17, 2007 and the remaining balance of $9,000,000 by September 17, 2009 required under the PRC law. These amounts are shown in Registered capital contribution receivable in the accompanying consolidated financial statements.

Note 9 - Statutory reserves

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of People's Republic of China ("PRC GAAP"). Appropriation to the statutory surplus reserve is required to be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities' registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

The statutory surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years' losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

KARMOYA INTERNATIONAL LIMITED AND SUBSIDARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

The discretionary surplus fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. The Company's Board of Directors decided not to make an appropriation to this reserve for 2007 and 2006.

According to the Company's articles, the Company should appropriate 10% of the net profit as statutory surplus reserve. For the year ended June 30, 2007 and 2006, the Company appropriated to the statutory surplus reserve in the amount of $2,157,637 and $648,667, respectively.

Note 10 - Major customers and suppliers

For the years ended June 30, 2007, 2006 and 2005, five customers accounted for approximately 33.3%, 30.5% and 47.4%, respectively, of the Company's sales. These five customers represent 28.9% and 26.5% of the Company's total accounts receivable as of June 30, 2007 and 2006, respectively.

For the years ended June 30, 2007, 2006 and 2005, five suppliers accounted for approximately 87.2%, 75.9% and 84.6% respectively, of the Company's purchases. These five suppliers represent 55.6% and 66.9% of the Company's total accounts payable as of June 30, 2007 and 2006, respectively.

Note 11 - Current vulnerability due to certain concentrations

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 12 - Subsequent event

On September 10, 2007, the Company renewed its short term bank loan agreement with Communication Bank. The loan bears interest rate at 5.87% per annum and is due on September 10, 2008.

On October 1, 2007, Genesis executed a Share Acquisition and Exchange Agreement by and among Genesis and the Company, and the shareholders of 100% of the Company's capital stock. At Closing, Genesis issued 5,995,780 shares of its Series B Voting Convertible Preferred Stock and 597 shares of its common stock to the Company's shareholders in exchange for 100% of the Company's capital stock. The shares of Series B Preferred Stock issued are convertible, in the aggregate, into 299,789,000 shares of Genesis's common stock that, when combined with the 597 common shares issued to the Company’s shareholders, would equal 75% of the issued and outstanding shares of Genesis's common stock on a fully-diluted basis if the preferred shares were to be converted on the closing date of the Exchange Agreement.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

266,000,000 Shares

Common Stock

GENESIS PHARMACEUTICALS
ENTERPRISES, INC.

Preliminary
Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee are estimates.

SEC Registration Fee	$2,250

Printing and Engraving Expenses	$20,000

Legal Fees and Expenses	$100,000

Accounting Fees and Expenses	$40,000

Miscellaneous	-0-

Total	$162,250

Item 14. Indemnification of Directors and Officers

Florida Law

Florida Statutes Section 607.0850 generally permits us to indemnify our directors, officers, employees or other agents who are subject to any third-party actions because of their service to the company if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the company. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, we may indemnify our directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of our board of directors, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the company. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith.

Florida Statutes Section 607.0850 also permits us to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person's actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) an action in violation of Florida Statutes Section 607.0834 (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the company in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Furthermore, Section 607.0831 of the FBCA provides, in general, that no director shall be personally liable for monetary damages to Industrial Services or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Florida Statutes Section 607.0834 are applicable, (iv) in a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the company or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Charter Provisions and Other Arrangements of the Registrant

Article VIII of our articles of incorporation provides for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law. In addition, we carry insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following private placements of the Company’s securities were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or, Rule 506 of Regulation D promulgated under the Securities Act. The Company did not use underwriters in any of the following private placements.

On May 30, 2008, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), with Karmoya International Ltd., a British Virgin Islands company, Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., a wholly owned foreign enterprise in the People’s Republic of China, Wubo Cao (“Mr. Cao”) and certain investors (the “Investors”), pursuant to which, on May 30, 2008, we sold to the Investors 6% convertible notes (the “Notes”) and warrants to purchase shares of the Company’s common stock (“Warrants”) for the aggregate amount of $30,000,000, in transactions exempt from registration under Regulation D and Section 4(2) of the Securities Act of 1933, as amended. Each of the Investors were accredited investors.

In February 2008, in conjunction with a settlement between the Company and the Company’s former officer, the former officer exercised 1,500,000 options and remaining 941,406 options held by the former officer were cancelled. The Company received $157,500 in cash and the proceed is used for working capital purposes.

On November 6, 2007, we entered into a Securities Purchase Agreement (the “November Securities Purchase Agreement”) with Pope Investments, LLC (the “Purchaser”) pursuant to which the Company, on November 7, 2007 (the “Closing Date”) issued and sold to the Purchaser, for $5,000,000 (a) 6% convertible subordinated debentures due November 30, 2010 (the “Debenture”) and (b) a three-year warrant (the “Warrant”) to purchase 10,000,000 shares of the Company’s common stock, par value $0.001 per share, at an exercise price of $0.32 per share, subject to adjustment as provided therein in transactions exempt from registration under Regulation D and Section 4(2) of the Securities Act of 1933, as amended.

In October 2007, we issued 5,995,780 shares of our Series B Preferred Stock and 597 shares of our common stock to the Karmoya Shareholders in exchange for 100% of the capital stock of Karmoya. The shares of Series B Preferred Stock issued are convertible, in the aggregate, into a number of shares of our common stock that, when combined with the 597 shares of our common stock, would equal 75% of the outstanding shares of our common stock (on a fully-diluted basis) if the shares were to be converted on the Closing Date. The issuance of the Series B Preferred Stock to the Karmoya Shareholders pursuant to the Exchange Agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D thereof.

On May 17, 2007, we issued 357,143 shares of our common stock to a Beijing-based third party consultant for business development services rendered in connection with its operations for its partner company Genesis Equity Partners LLC, a Florida limited liability partnership (“GEP”). We valued these shares of common stock at the fair market value on the date of grant of $0.15 per share or $53,571 based on the trading price of shares of our common stock. The recipient was an accredited or otherwise sophisticated investor and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.

On May 15, 2007, in connection with a 90-day consulting agreement, we issued 265,000 shares of our common stock to Pentony Enterprises, Inc. for investor relations services. We valued these shares of common stock at the fair market value on the date of grant of $0.155 per share or $41,075 based on the trading price of shares of our common stock. The recipient was an accredited or otherwise sophisticated investor and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.

On April 13, 2007, we issued 428,571 shares of common stock to a Beijing-based third party consultant for business development services rendered in connection with its GEP operations. We valued these shares of our common stock at the fair market value on the date of grant of $0.14 per share or $60,000 based on the trading price of shares of our common stock. . The recipient was an accredited or otherwise sophisticated investor and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.

On March 29, 2007, we cancelled 343,706 shares of common stock previously issued to officers of the Company.

On January 1, 2007, in connection with the appointment of a new director, Robert D. Cain, we issued 500,000 shares of restricted common stock to the new director member for services to be rendered for a one-year period. The company valued these shares of common stock at the fair market value on the date of grant of $.14 per share or $70,000 based on the trading price of shares of our common stock. The recipient was an accredited or otherwise sophisticated investor and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.

On December 11, 2006, we issued 500,000 shares to a Beijing-based consultant for business development services rendered in connection with its GEP operations. We valued these shares of common stock at the fair market value on the date of grant of $0.12 per share or $60,000 based on the trading price of our shares of common stock. The recipient was an accredited or otherwise sophisticated investor and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.

On November 30, 2006, in connection with the appointment of a new director, Rodrigo Arboleda, we issued 500,000 shares of restricted common stock to the new director for services to be rendered for a one-year period. We valued these shares of common stock at the fair market value on the date of grant of $0.135 per share or $67,500 based on the trading price of shares of our common stock. The recipient was an accredited or otherwise sophisticated investor and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.

On November 20, 2006, we issued 600,000 shares to a Beijing-based consultant for business development services rendered in connection with its GEP operations. We valued these shares of common stock at the fair market value on the date of grant of $0.10 per share or $60,000 based on the trading price of shares of our common stock. The recipient was an accredited or otherwise sophisticated investor and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.

On May 5, 2006, we issued 1,000,000 shares of common stock for services. We valued these shares of common stock at the fair market value on the date of grant at per share price of $.23. The recipient was an accredited or otherwise sophisticated investor and the transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. .

Item 16. Exhibits and Financial Statement Schedules

EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description
2.1	Share Acquisition and Exchange Agreement by and among Genesis, Karmoya and Karmoya Shareholders dated October 1, 2007 (1)
3.1	Articles of Incorporation (2)
3.2	Bylaws (2)
3.3	Articles of Amendment to Articles of Incorporation (2)
3.4	Articles of Amendment to Articles of Incorporation (2)
3.5	Articles of Amendment to Articles of Incorporation (3)
4.1	Articles of Amendment to Articles of Incorporation, Preferences and Rights of Series A Preferred Stock (4)
4.2	Articles of Amendment to Articles of Incorporation, Preferences and Rights of Series B Voting Convertible Preferred Stock (5)
4.3	6% Convertible Subordinated Debenture, dated November 7, 2007 (6)
4.4	Common Stock Purchase Warrant, dated November 7, 2007 (6)
4.5	Form of 6% Convertible Note (7)
4.6	Form of Class A Common Stock Purchase Warrant (7)
5.1	Opinion of Schneider Weinberger & Beilly LLP, regarding legality of securities.*
10.1	Securities Purchase Agreement, dated as of November 6, 2007, between Genesis Pharmaceuticals Enterprises, Inc. and Pope Investments, LLC (6)
10.2	Registration Rights Agreement, dated as of November 6, 2007, between Genesis Pharmaceuticals Enterprises, Inc. and Pope Investments, LLC (6)
10.3	Closing Escrow Agreement, dated as of November 6, 2007, by and among Genesis Pharmaceuticals Enterprises, Inc., Pope Investments, LLC and Sichenzia Ross Friedman Ference LLP (6)
10.4
Securities Purchase Agreement, dated May 30, 2008, by and among the Company, Karmoya International Ltd., Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., Wubo Cao and the investors party thereto (7)

10.5	Make Good Escrow Agreement, dated May 30, 2008, by and among the Company, the investors party thereto, Pope Investments LLC, Wubo Cao and Loeb & Loeb LLP (7)
10.6	Holdback Escrow Agreement, dated May 30, 2008, by and among the Company, the investors party thereto and Loeb & Loeb LLP (7)
10.7	Registration Rights Agreement, dated May 30, 2008, by and among the Company and the investors party thereto (7)
10.8	Lock-up Agreement, dated May 30, 2008, between the Company and Wubo Cao (7)
10.9	Employment Agreement between Elsa Sung and the Company, dated June 10, 2008 (8)
14.1	Code of Business Conduct and Ethics (9)
23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP+
23.2	Consent of Schneider Weinberger & Beilly LLP (included in the opinion filed as Exhibit 5.1)*
99.1	Consulting Services Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)
99.2	Equity Pledge Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)
99.3	Operating Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)
99.4	Proxy Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)
99.5	Option Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)
99.6	Audit Committee Charter+
99.7	Compensation Committee Charter+

* To be filed by amendment.
+ Filed herewith.

(1)	Incorporated by reference to the Company’s Form 8-K filed on October 1, 2007.
(2)	Incorporated by reference to the Company’s Form 8-K filed on September 1, 1999.
(3)	Incorporated by reference to the Company’s Form 8-K filed on August 21, 2008.
(4)	Incorporated by reference to the Company’s Form 10-QSB filed on January 22, 2004.

(5)	Incorporated by reference to the Company’s Form 8-K filed on October 9, 2007.
(6)	Incorporated by reference to the Company’s Form 8-K filed on November 9, 2007.
(7)	Incorporated by reference to the Company’s Form 8-K filed on June 3, 2008.
(8)	Incorporated by reference to the Company’s Form 8-K filed on June 12, 2008.
(9)	Incorporated by reference to the Company's Form 10-KSB filed on January 13, 2006.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Form S-1 and has authorized this Form S-1 to be signed on its behalf by the undersigned in Laiyang City, Yantai, Shandong Province, People’s Republic of China, on August 25, 2008.

By:	/s/ Cao Wubo
Name: Cao Wubo
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Cao Wubo	Chief Executive Officer and Chairman of the Board	August 25, 2008
Cao Wubo
/s/ Elsa Sung	Chief Financial Officer	August 25, 2008
Elsa Sung
/s/ Xue Hong	Controller	August 25, 2008
Xue Hong
/s/ Xu Haibo	Vice President, Chief Operating Officer and Director	August 25, 2008
Xu Haibo
/s/ Feng Xiaowei	Director	August 25, 2008
Feng Xiaowei
/s/ Huang Lei	Director	August 25, 2008
Huang Lei
/s/ Ge Jian	Director	August 25, 2008
Ge Jian
/s/ Michael Marks	Director	August 25, 2008
Michael Marks

EXHIBIT INDEX

Exhibit Number	Description
2.1	Share Acquisition and Exchange Agreement by and among Genesis, Karmoya and Karmoya Shareholders dated October 1, 2007 (1)
3.1	Articles of Incorporation (2)
3.2	Bylaws (2)
3.3	Articles of Amendment to Articles of Incorporation (2)
3.4	Articles of Amendment to Articles of Incorporation (2)
3.5	Articles of Amendment to Articles of Incorporation (3)
4.1	Articles of Amendment to Articles of Incorporation, Preferences and Rights of Series A Preferred Stock (4)
4.2	Articles of Amendment to Articles of Incorporation, Preferences and Rights of Series B Voting Convertible Preferred Stock (5)
4.3	6% Convertible Subordinated Debenture, dated November 7, 2007 (6)
4.4	Common Stock Purchase Warrant, dated November 7, 2007 (6)
4.5	Form of 6% Convertible Note (7)
4.6	Form of Class A Common Stock Purchase Warrant (7)
5.1	Opinion of Schneider Weinberger & Beilly LLP, regarding legality of securities.*
10.1	Securities Purchase Agreement, dated as of November 6, 2007, between Genesis Pharmaceuticals Enterprises, Inc. and Pope Investments, LLC (6)
10.2	Registration Rights Agreement, dated as of November 6, 2007, between Genesis Pharmaceuticals Enterprises, Inc. and Pope Investments, LLC (6)
10.3	Closing Escrow Agreement, dated as of November 6, 2007, by and among Genesis Pharmaceuticals Enterprises, Inc., Pope Investments, LLC and Sichenzia Ross Friedman Ference LLP (6)
10.4
Securities Purchase Agreement, dated May 30, 2008, by and among the Company, Karmoya International Ltd., Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., Wubo Cao and the investors party thereto (7)

10.5	Make Good Escrow Agreement, dated May 30, 2008, by and among the Company, the investors party thereto, Pope Investments LLC, Wubo Cao and Loeb & Loeb LLP (7)
10.6	Holdback Escrow Agreement, dated May 30, 2008, by and among the Company, the investors party thereto and Loeb & Loeb LLP (7)
10.7	Registration Rights Agreement, dated May 30, 2008, by and among the Company and the investors party thereto (7)
10.8	Lock-up Agreement, dated May 30, 2008, between the Company and Wubo Cao (7)
10.9	Employment Agreement between Elsa Sung and the Company, dated June 10, 2008 (8)
14.1	Code of Business Conduct and Ethics (9)
23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP+
23.2	Consent of Schneider Weinberger & Beilly LLP (included in the opinion filed as Exhibit 5.1)*
99.1	Consulting Services Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)
99.2	Equity Pledge Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)
99.3	Operating Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)
99.4	Proxy Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)
99.5	Option Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)
99.6	Audit Committee Charter+
99.7	Compensation Committee Charter+

* To be filed by amendment.
+ Filed herewith.

(1)	Incorporated by reference to the Company’s Form 8-K filed on October 1, 2007.
(2)	Incorporated by reference to the Company’s Form 8-K filed on September 1, 1999.
(3)	Incorporated by reference to the Company’s Form 8-K filed on August 21, 2008.
(4)	Incorporated by reference to the Company’s Form 10-QSB filed on January 22, 2004.
(5)	Incorporated by reference to the Company’s Form 8-K filed on October 9, 2007.
(6)	Incorporated by reference to the Company’s Form 8-K filed on November 9, 2007.
(7)	Incorporated by reference to the Company’s Form 8-K filed on June 3, 2008.
(8)	Incorporated by reference to the Company’s Form 8-K filed on June 12, 2008.
(9)	Incorporated by reference to the Company's Form 10-KSB filed on January 13, 2006.